SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule14a-12

Furiex Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
2)

Aggregate number of securities to which transaction applies:

As of May 19, 2014, (A) 10,800,796 shares of common stock (including restricted stock awards) and (B) 1,056,822 options to acquire common stock.

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (1) (a) 10,800,796 shares of common stock, multiplied by (b) the proposed maximum merger consideration of $125.00 per share (the “per share merger consideration”), which consists of $95.00 in cash consideration and a contingent value right valued up to $30.00 per share; and (2) (a) 1,056,822 shares of common stock underlying outstanding options multiplied by (b) the excess of the per share merger consideration over the weighted average exercise price of such options of $12.59 at May 19, 2014.

	4)	Proposed maximum aggregate value of transaction: $1,468,896,861.02
	5)	Total fee paid: $189,193.92, calculated by multiplying 0.0001288 by the proposed maximum aggregate value of the transaction of $1,468,896,861.02.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 21, 2014

FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the special meeting, of Furiex Pharmaceuticals, Inc., a Delaware corporation, which we refer to as the Company, to be held on [                    ], 2014 at [            ] Eastern time, at [            ].

On April 27, 2014, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Forest Laboratories, Inc., a Delaware corporation, which we refer to as Forest or Parent, and Royal Empress, Inc., a Delaware corporation and wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary, providing for the merger of Merger Subsidiary with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to adopt the merger agreement.

If the merger agreement is adopted by the Company’s stockholders and the merger is completed, each share of common stock, par value $0.001 per share, of the Company, which we refer to as the Company common stock, that you hold (other than shares for which you validly exercise appraisal rights) will be converted into the right to receive (i) $95.00 in cash, without interest, less any applicable withholding taxes, which we refer to as the cash consideration, plus (ii) one contractual contingent value right, which we refer to as a CVR, which represents the right to receive a contingent payment of up to $30.00 in cash, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestones. The CVRs will be governed by the terms of a Contingent Value Rights Agreement, which we refer to as the CVR agreement, to be entered into prior to completion of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

In connection with the merger agreement, the Company’s Executive Chairman, Fredric N. Eshelman, Pharm.D., and certain affiliates of Dr. Eshelman, which we collectively refer to as the committed stockholders, entered into a Stockholder Voting Agreement with Parent, which we refer to as the voting agreement, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately 27% of the issued and outstanding shares of Company common stock as of [                    ], 2014, the latest practicable date before the printing of the accompanying proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreement.

The board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Regardless of whether or not you plan to attend the special meeting, we request that you complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a record holder and you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the proposal to adjourn the special meeting, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A thereto, a copy of the voting agreement is attached as Annex B thereto and the form of CVR agreement is attached as Annex C thereto. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, the voting agreement, and the form of CVR agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of Company common stock, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Fredric N. Eshelman

Executive Chairman

The proxy statement is dated [                    ], 2014, and is first being mailed to our stockholders on or about [                    ], 2014.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2014

DATE:	[ ], 2014

TIME:	[ ] Eastern time

PLACE:	[ ]

ITEMS OF BUSINESS:	1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 27, 2014, as it may be amended from time to time, which we refer to as the merger agreement, among Furiex Pharmaceuticals, Inc., a Delaware corporation, which we refer to as the Company or we, Forest Laboratories, Inc., a Delaware corporation, which we refer to as Forest or Parent, and Royal Empress, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger of Merger Subsidiary with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent.

3.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

RECORD DATE:	Only stockholders of record at the close of business on May 29, 2014 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person. A list of stockholders eligible to vote at the special meeting will be available for inspection at the special meeting, and at the executive offices of the Company during regular business hours for a period of no less than 10 days prior to the special meeting.

PROXY VOTING:	The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company, which we refer to as the Company common stock, entitled to vote thereon.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the

Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and fully comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex D to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors

Donald R. Reynolds

Secretary

Dated: [                    ], 2014

Morrisville, North Carolina

i

Annex A	Agreement and Plan of Merger, dated as of April 27, 2014, by and among Forest Laboratories, Inc., Royal Empress, Inc., and Furiex Pharmaceuticals, Inc.	A-1

Annex B	Stockholder Voting Agreement	B-1

Annex C	Form of Contingent Value Rights Agreement	C-1

Annex D	Section 262 of the General Corporation Law of the State of Delaware	D-1

Annex E-1	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated April 27, 2014	E-1-1

Annex E-2	Opinion of Credit Suisse Securities (USA) LLC, dated April 26, 2014	E-2-1

This proxy statement and a proxy card are first being mailed on or about [                    ], 2014 to stockholders who owned shares of Company common stock as of the close of business on May 29, 2014.

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 105.

Parties to the Merger (Page 23)

Furiex Pharmaceuticals, Inc. Furiex Pharmaceuticals, Inc., a Delaware corporation headquartered in Morrisville, North Carolina, which we refer to as the Company, Furiex, we, our or us, is a drug development company that collaborates with pharmaceutical and biotechnology companies to increase the value of their drug candidates by applying an accelerated approach to drug development, which we believe expedites research and development decision-making and can shorten drug development timelines. We share the risk with our collaborators by conducting and financing drug development programs, and in exchange, we share the potential rewards, receiving milestone and royalty payments for successful out-licensed drug candidates. This business model has generated a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, one compound in Phase III development, one compound that is with a partner pending regulatory approval in Japan, and four products on the market. The principal business address of the Company is 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560 and its telephone number is (919) 456-7800.

Forest Laboratories, Inc. Forest Laboratories, Inc., a Delaware corporation headquartered in New York, New York, which we refer to as Parent or Forest, develops, manufactures and sells branded forms of ethical drug products most of which require a physician’s prescription. Its most important products in the United States are marketed directly, or “detailed,” to physicians by its salesforces. It emphasizes detailing to physicians those branded ethical drugs that it believes have the most benefit to patients and potential for growth. It also focuses on the development and introduction of new products, including products developed in collaboration with licensing partners. The principal business address of Parent is 909 Third Avenue, New York, New York 10022 and its telephone number is (212) 421-7850.

On February 17, 2014, Parent entered into an Agreement and Plan of Merger with Actavis plc, a company incorporated under the laws of Ireland, which we refer to as Actavis, and certain other parties. Actavis is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland, and U.S. administrative headquarters in Parsippany, New Jersey. As a result of the pending transaction between Parent and Actavis, Parent is expected to become a wholly owned subsidiary of Actavis. The pending transaction between Parent and Actavis is expected to close in mid-year 2014, pending required approvals. The acquisition of Parent by Actavis may be consummated prior to or after the consummation of the acquisition of Furiex by Parent. In either case, the acquisition of Furiex by Parent, and the rights of stockholders under the merger agreement and the CVR agreement, will not be affected.

Royal Empress, Inc. Royal Empress, Inc., a Delaware corporation and wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary, was incorporated in April 2014 solely for the purpose of facilitating the merger. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal business address of Merger Subsidiary is 909 Third Avenue, New York, New York 10022 and its telephone number is (212) 421-7850.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of April 27, 2014, as it may be amended from time to time, among the Company, Parent and Merger Subsidiary, as the merger agreement, and the merger of Merger Subsidiary with and into the Company as the merger.

The Special Meeting (Page 25)

Time, Place and Purpose of the Special Meeting (Page 25)

The special meeting will be held on [                    ], 2014, at [            ] Eastern time, at [            ].

At the special meeting, holders of our common stock, par value $0.001 per share, which we refer to as the Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve certain compensation arrangements for the Company’s named executive officers in connection with the merger by non-binding, advisory vote, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 25)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on May 29, 2014, which the Company has set as the record date for the special meeting, which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [            ] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as present for the purpose of determining whether a quorum is present. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Vote Required (Page 26)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Failure to vote, by proxy or in person, abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 95, requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Failure to vote, by proxy or in person, will not have any effect on the proposal to adjourn the special meeting or, assuming a quorum is present, on the non-binding, advisory vote regarding certain compensation arrangements.

As of May 29, 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any stock options), representing [        ]% of the outstanding shares of Company common stock. The directors and executive officers have informed the Company that they currently intend to vote all such shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, although no director or executive officer has entered into an agreement obligating him to do so except for the voting agreement described below.

Voting Agreement (Page 90)

In connection with the merger agreement, the Company’s Executive Chairman, Fredric N. Eshelman, Pharm.D., and certain affiliates of Dr. Eshelman, which we collectively refer to as the committed stockholders, entered into a Stockholder Voting Agreement with Parent, which we refer to as the voting agreement. Pursuant to the voting agreement, the committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately 27% of the issued and outstanding shares of Company common stock as of [            ], 2014, the latest practicable date before the printing of the accompanying proxy statement, in favor of the merger (and if necessary, in favor of the proposal to adjourn the special meeting if there are not enough votes to approve the adoption of the merger agreement).

The voting agreement will terminate upon the earlier of (i) the effective time of the merger, which we refer to as the effective time, (ii) termination of the voting agreement by Parent, or (iii) termination of the merger agreement in accordance with its terms. In addition, the committed stockholders may terminate the voting agreement if the merger agreement is amended to (i) reduce or change the form of consideration to be paid to the committed stockholders in connection with the merger, or (ii) create any additional conditions to the consummation of the merger.

The foregoing does not limit or otherwise affect in any way the actions of the committed stockholders in their capacity as a director, officer or employee of the Company, and no such actions constitute a breach of the voting agreement.

A copy of the voting agreement is attached as Annex B to this proxy statement. For a more detailed description of the voting agreement, see the section entitled “Voting Agreement” beginning on page 90.

Proxies and Revocation (Page 28)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to approve the merger-related executive compensation (assuming a quorum is present) or on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 31)

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger as a wholly owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 31)

In the merger, each outstanding share of Company common stock (other than (i) shares held by the Company, Parent, Merger Subsidiary, or any wholly owned subsidiary of Parent or of the Company, which will be cancelled without payment, and (ii) shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares, which we refer to collectively as excluded shares) will be converted into the right to receive (a) $95.00 in cash, without interest, less any applicable withholding taxes, which we refer to as the cash consideration, plus (b) one contractual contingent value right, which we refer to as a CVR (which, together with the cash consideration, we refer to as the merger consideration), which represents the right to receive a contingent payment of up to $30.00 in cash per CVR, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestone events set forth in, and subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement, which we refer to as the CVR agreement, to be entered into prior to the completion of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

The CVRs (Page 92)

The CVRs will be governed by the terms of the CVR agreement, which will be entered into prior to the effective time by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

The amount of the payment per CVR is contingent upon the first designation of scheduling by the U.S. Drug Enforcement Administration, which we refer to as the DEA (or by the U.S. Food and Drug Administration, which we refer to as the FDA, and the DEA taking no action with respect to scheduling within six months) following approval by the FDA of a new drug application for a product that includes eluxadoline as the sole active pharmaceutical ingredient and that is currently being developed by the Company. The potential payment amounts and contingencies are as follows:

•	$10.00 per CVR if the DEA designates eluxadoline as a controlled substance under Schedule IV of the U.S. Controlled Substances Act, which we refer to as the CSA;

•	$20.00 per CVR if the DEA designates eluxadoline as a controlled substance under Schedule V of the CSA; or

•	$30.00 per CVR if the FDA does not recommend that eluxadoline be a controlled substance under any schedule of the CSA and the DEA does not propose or announce an intention to propose any rule providing for the control of eluxadoline under any schedule of the CSA during the six-month period following approval of the new drug application for eluxadoline.

In no event will payment be made with respect to more than a single milestone event. The right to payment as evidenced by the CVR agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Parent, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

A copy of the form of CVR agreement is attached as Annex C to this proxy statement. For a more detailed description of the CVRs and the CVR agreement, see “The CVRs” beginning on page 92.

Reasons for the Merger; Recommendation of the Board of Directors (Page 39)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 39, the board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, (iii) resolved that the merger agreement and the transactions contemplated thereby be submitted to the Company’s stockholders for adoption at a duly held special meeting of such stockholders and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 58.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of the Company’s Financial Advisors (Page 42)

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, financial advisor to the Company, rendered to the board of directors its oral opinion (subsequently confirmed by delivery to the board of directors of a written opinion, dated April 27, 2014) as to the fairness, from a financial point of view and as of the date of the written opinion, of the consideration per share of Company common stock of $95.00 in cash and one CVR issued pursuant to the CVR agreement described under “The CVRs” beginning on page 92 to be received in the merger by holders of Company common stock. The full text of the written opinion, dated April 27, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E-1 to this proxy statement and is incorporated by reference in its entirety. BofA Merrill Lynch provided its opinion to the board of directors (in its capacity as such) for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter. See “The Merger—Opinions of the Company’s Financial Advisors—BofA Merrill Lynch” beginning on page 42.

Credit Suisse

On April 26, 2014, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, rendered its oral opinion to the board of directors (which was subsequently confirmed in writing by delivery of a written opinion addressed to the board of directors dated the same date) as to, as of the date of such written opinion, the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Credit Suisse’s opinion was directed to the board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of the opinion of Credit Suisse in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E-2 to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing the opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any holder of Company common stock as to how such holder should vote or act on any matter relating to the merger. See “The Merger—Opinions of the Company’s Financial Advisors—Credit Suisse” beginning on page 50.

Interests of Certain Persons in the Merger (Page 58)

In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company’s stockholders that the merger agreement be adopted.

These interests include, but are not limited to, the following:

•	as with all employees, accelerated vesting of stock options held by executive officers with each such accelerated option, if unexercised before the merger, being canceled and terminated in exchange for the right to receive, with respect to each share of Company common stock underlying such accelerated option, the same merger consideration as one share of Company common stock minus the exercise price of such accelerated option;

•	as with all employees, the right to exercise outstanding stock options before the effective time, with shares of Company common stock issued upon exercise of such outstanding stock options representing the right to receive the same merger consideration as shares of Company common stock held by other stockholders;

•	as with all employees, accelerated vesting of restricted shares of Company common stock held by executive officers and directors, and the right to receive with respect to such shares the same merger consideration as shares of Company common stock held by other stockholders;

•	as with all employees, Parent’s agreement to provide executive officers with compensation and benefits comparable to those provided by the Company immediately prior to the merger, through December 31, 2014;

•	solely with respect to the Company’s executive officers, the receipt of certain severance benefits in the event of a qualifying termination of employment, which may occur following consummation of the merger; and

•	continued indemnification and liability insurance for directors and executive officers following consummation of the merger.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 61 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 95.

Material U.S. Federal Income Tax Consequences of the Merger (Page 63)

The exchange of shares of Company common stock for cash and CVRs in the merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under state, local and non-United States income and other tax laws. There is substantial uncertainty as to the tax treatment of the CVRs. The United States federal income tax treatment of the receipt of, and payment with respect to, the CVRs depends on whether the receipt of the CVRs is treated as a “closed transaction” or an “open transaction” for United States federal income tax purposes. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a more detailed discussion of the United States federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs, to United States holders and non-United States holders (in each case, as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). The tax consequences to you will depend on your own situation. We urge you to consult your tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and non-United States income and other tax laws in light of your particular circumstances.

Regulatory Approvals (Page 67)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, has expired or been earlier terminated and any required approval of the merger by any governmental authority shall have been obtained or any applicable waiting period shall have expired pursuant to any other antitrust laws.

On May 7, 2014, the Company and Parent filed notification of the proposed merger with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, under the HSR Act. On May 9, 2014, the Company submitted additional information to the FTC and the DOJ in connection with its notification. The Company expects Parent to file an amended notification of the proposed merger with the FTC and DOJ under the HSR Act on or about May 23, 2014, and expects the waiting period with respect to the amended notification filed under the HSR Act to commence on or about May 23, 2014, and to expire 30 calendar days thereafter, or on or about June 23, 2014, unless terminated early or extended by issuance of a request by the FTC or DOJ for additional information or documentary material.

On May 12, 2014, the Company and Parent provided notice of the proposed merger to the Ukrainian Antimonopoly Committee, or the AMC. Following an initial review period of 15 calendar days in which the AMC will review the notification for completeness, the AMC’s substantive review will extend for a further 30 calendar days. This combined 45-day first phase review period is expected to expire on June 26, 2014. The review period may be extended if the AMC considers that it requires additional information to conduct or complete its review.

The Merger Agreement (Page 69)

Treatment of Common Stock, Stock Options and Restricted Stock (Page 70)

Common Stock. At the effective time, each share of Company common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted automatically into the right to receive the merger consideration.

Stock Options. The merger agreement requires the board of directors to take all action necessary to cause each outstanding stock option to be vested and exercisable prior to the effective time. The stock option holders who exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares received upon exercise of each such option. The stock option holders who do not exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares underlying each such option, except that because such options have not yet been exercised, the per share cash consideration will be reduced by the exercise price of each such option.

Restricted Shares. At the effective time, each share of Company common stock subject to vesting, repurchase or other restrictions that is outstanding immediately prior to the effective time, which we refer to as restricted shares, will be vested and all restrictions thereon will lapse and each such restricted share will be converted into the right to receive the per share cash consideration plus one CVR.

No Financing Condition (Page 84)

The merger is not subject to a financing condition.

Conditions to the Merger (Page 84)

The respective obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or, to the extent legally permissible, waiver of certain conditions, including:

•	the adoption of the merger agreement by our stockholders;

•	expiration or termination of the applicable waiting period under the HSR Act and receipt of any government approvals or expiration of any applicable waiting periods under other antitrust laws;

•	the absence of any applicable law, any injunction, judgment, order, writ, decree or ruling by a governmental authority prohibiting the consummation of the merger or making consummation of the merger illegal;

•	the accuracy of the representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties);

•	performance by the other party in all material respects of its obligations under the merger agreement required to be performed by it at or prior to the effective time;

•	the absence of any event, occurrence, revelation or development of a state of circumstances or facts after the date of the merger agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; and

•	conditions with respect to certain Company revenue rights that Parent intends to sell to RPI Finance Trust, a Delaware statutory trust that we refer to as Royalty Pharma, pursuant to a Revenue Rights Purchase Agreement entered into between Parent and Royalty Pharma in connection with the execution and delivery of the merger agreement.

For further information, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 84.

Non-Solicitation Covenant; Changes in Board Recommendation (Page 77)

The merger agreement provides that from the date of the merger agreement until either the effective time or the termination of the merger agreement, we are not permitted to, directly or indirectly, solicit, initiate, or take any action to encourage or facilitate any inquiries or the submission of any proposal that constitutes a takeover proposal from any person, or furnish information or access to any such person, or enter into, continue, or otherwise participate in any discussions or negotiations regarding any takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, engage in negotiations and discussions with, or furnish information and access to, a third party making an unsolicited takeover proposal. At any time before the merger agreement is adopted by our stockholders, the board of directors may change or withdraw its recommendation that the Company’s stockholders adopt the merger agreement and, solely with respect to a superior proposal, authorize the Company to terminate the merger agreement if it receives a takeover proposal or an intervening event (as defined below) occurs and (i) the Company is not in material breach of the Company’s non-solicitation covenant in the merger agreement, (ii) the board of directors determines that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (iii) with respect to a takeover proposal the board of directors determines that the takeover proposal is a superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Parent four days’ notice prior to taking such action, during which time the Company and Parent may negotiate modifications to the merger agreement. In the event the Company terminates the merger agreement to accept a superior proposal or Parent terminates the merger agreement due to the board of directors having changed its recommendation that the Company’s stockholders adopt the merger agreement, in addition to other specified circumstances, the Company must pay a termination fee to Parent.

For a more detailed description of the foregoing, see “The Merger Agreement—Non-Solicitation Covenant; Changes in Board Recommendation” beginning on page 77.

Termination of the Merger Agreement (Page 86)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent, if

•	the merger has not been consummated on or before October 27, 2014, which we refer to as the end date, subject to extension in certain circumstances, and provided that the right to so terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time

•	any applicable law, injunction, judgment, order, writ, decree or ruling by a governmental authority enjoins, prohibits or makes illegal the consummation of the merger and such applicable restraint has become final and nonappealable; provided that the issuance of such final and non-appealable restraint was not primarily due to the failure of such party to perform its obligations under the merger agreement, or

•	at the special meeting of stockholders (including any adjournment or postponement thereof), the stockholders of the Company do not vote in favor of adoption of the merger agreement;

•	by Parent, if

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure or

•	(A) the board of directors withdraws or changes its recommendation that the stockholders adopt the merger agreement, (B) the Company fails to include the board’s positive recommendation in the proxy statement, (C) the board adopts, approves, recommends, submits to the stockholders, declares advisable, executes, or enters into an alternative acquisition agreement providing for a takeover proposal, or (D) a tender offer or exchange offer which constitutes a takeover proposal has been commenced by a third party and the Company fails to send to its stockholders a statement reaffirming its positive recommendation of the merger and recommending rejection of the tender or exchange offer; or

•	by the Company

•	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure or

•	in order to enter into a transaction that is a superior proposal, if (A) the superior proposal is not the result of a material breach of the Company’s non-solicitation covenant in the merger agreement, (B) the board of directors, concurrently with the termination of the merger agreement, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction that is a superior proposal; provided that the Company has paid the termination fee described below to Parent.

Termination Fees and Expenses (Page 87)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses. However, the merger agreement provides that, upon termination of the merger agreement by Parent or the Company under specified circumstances, the Company will be required to pay Parent a termination fee of $41,000,000. In addition, in the event that the merger agreement is terminated under specified circumstances during the pendency of a publicly disclosed third-party proposal to acquire the Company, the Company is required to reimburse Parent for Parent’s fees and expenses incurred in connection with the merger agreement or the transactions contemplated thereby up to an aggregate amount of $3,000,000.

Market Price of Company Common Stock (Page 97)

The closing price of Company common stock on the NASDAQ Global Select Market on April 25, 2014, the last trading day prior to the public announcement of the execution of the merger agreement, was $80.15 per share of Company common stock. On [                    ], 2014, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NASDAQ Global Select Market was $[        ] per share of Company common stock and there were [            ] shares of Company common stock outstanding. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 100)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 100 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 104)

If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file reports with the Securities and Exchange Commission, or the SEC, on account of Company common stock.

Additional Information (Page 105)

You can find more information about the Company in the reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov . For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 105.

Litigation Relating to the Merger (Page 68)

On May 1, 2014, a putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in the Court of Chancery of the State of Delaware, styled Steven Kollman, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Case No. 9599, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company and Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. On May 2, 2014, a second putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in the Court of Chancery of the State of Delaware, styled Donald Powell, On Behalf of himself and All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Case No. 9603, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company, Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. On May 12, 2014, a third putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in Wake County, North Carolina, Superior Court, styled Walter Nakatsukasa, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Civil File No. 14-CVS-006156, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company, Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. All three complaints seek class certification, injunctive relief to prevent closing of the merger, unspecified damages, attorneys’ fees, experts’ fees, and other costs. The complaints in Kollman v. Furiex and Nakatsukasa v. Furiex also seek rescission of the merger and unspecified rescissory damages if the merger is completed.

Additional similar lawsuits might be filed. The Company and the board of directors believe that all three of these lawsuits are without merit and intend to vigorously defend against the claims asserted therein, but we are unable to predict the outcome or reasonably estimate a range of possible loss at this early stage of the proceedings.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the CVR agreement and the special meeting. These questions and answers might not address all questions that are important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 105.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth (except to the extent that you receive a payment under the CVRs). In addition, following the merger, the Company common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, for each share of Company common stock that you own (unless you have properly exercised and not withdrawn your appraisal rights under the DGCL) you will be entitled to receive (i) $95.00 in cash, without interest, less any applicable withholding taxes, plus (ii) one CVR, which represents the right to receive a contingent payment of up to $30.00 in cash in the aggregate, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestone events set forth in, and subject to and in accordance with, the terms and conditions of the CVR agreement. For example, if you own 100 shares of Company common stock, you will receive $9,500.00 in cash consideration plus a CVR representing the right to receive a contingent payment of up to an additional $3,000.00 in cash in the aggregate upon the achievement of one of certain milestone events set forth in, and, subject to and in accordance with the terms and conditions of the CVR agreement.

Q.	What are the CVRs?

A.	The CVRs represent the non-transferable contractual right to receive an additional cash payment from Parent. The amount of the payment is contingent upon the first designation of scheduling by the DEA (or the FDA and the DEA taking no action with respect to scheduling within six months) following approval by the FDA of a new drug application for a product that includes eluxadoline as the sole active pharmaceutical ingredient and that is currently being developed by the Company. The potential payment amounts and contingencies are as follows:

•	$10.00 per CVR if the DEA designates eluxadoline as a controlled substance under Schedule IV of the CSA

•	$20.00 per CVR if the DEA designates eluxadoline as a controlled substance under Schedule V of the CSA; or

•	$30.00 per CVR if the FDA does not recommend that eluxadoline be a controlled substance under any schedule of the CSA and the DEA does not propose or announce an intention to propose any rule providing for the control of eluxadoline under any schedule of the CSA during the six-month period following approval of the new drug application for eluxadoline.

In no event will payment be made with respect to more than a single milestone event. The CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Parent, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

For a more detailed description of the CVRs and the CVR agreement, see “The CVRs” beginning on page 92.

Q.	If the merger is completed, what will happen to the Company’s stock options and restricted shares?

A.	Stock Options. The merger agreement requires the board of directors to take all action necessary to cause each outstanding stock option to be vested and exercisable prior to the effective time. The stock option holders who exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares received upon exercise of each such option. The stock option holders who do not exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares underlying each such option except that because such options have not yet been exercised, the per share cash consideration will be reduced by the exercise price of each such option.

Restricted Shares. Each share of Company common stock subject to vesting, repurchase or other restrictions that is outstanding immediately prior to the effective time, which we refer to as restricted shares, will be vested and all restrictions thereon will lapse and each such restricted share will be converted into the right to receive the per share cash consideration plus one CVR.

Q.	How does the per share cash consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share cash consideration represents a premium of approximately 19% over the closing price per share of Company common stock on April 25, 2014, the last trading day before the merger was announced. This value excludes the potential for up to $30.00 per share related to the CVRs. The CVRs provide each holder thereof the right to receive such payments as described in “The CVRs” beginning on page 92.

Q.	How does the Company’s board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the second or third quarter of 2014.

Q.	What happens if the acquisition of Forest by Actavis is completed prior to consummation of the merger?

A.	The acquisition of Forest by Actavis may be completed prior to or after the acquisition of Furiex by Forest. However, the order in which the transactions are completed will not affect the merger or the rights of stockholders under the merger agreement or the CVR agreement.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger and options and restricted shares will not be accelerated or receive payment as provided in the merger agreement. Instead, the Company will remain an independent public company and Company common stock will continue to be listed and traded on the NASDAQ Global Select Market and outstanding options and restricted shares will continue to vest in accordance with their original vesting schedule. Under specified circumstances, the Company will be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 87.

Q.	What happens if the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger is not approved?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the merger is not a condition to the completion of the merger. The vote is advisory only and will not be binding on the Company or Parent. Even though the Company values the input of stockholders as to whether such compensation is appropriate, if the merger is approved by the stockholders and completed, the Company will have a contractual obligation to pay such compensation to its named executive officers if, as and when it becomes due even if the compensation is not approved by the stockholders in the advisory vote.

Q.	What conditions must be satisfied to complete the merger?

A.	In addition to approval of the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon, each of the other closing conditions contained in the merger agreement must be satisfied or waived, including, but not limited to, the absence of any event or occurrence or development of a circumstance, in each case arising after the date of the merger agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company (as defined below).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 84.

Q.	What are the tax consequences of the merger to holders of Company common stock?

A.

The exchange of shares of Company common stock for cash and CVRs in the merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under state, local and non-United States income and other tax laws. There is substantial uncertainty as to the tax treatment of the CVRs. The United States federal income tax treatment of the receipt of, and payment with respect to, the CVRs depends on whether the receipt of the CVRs is treated as a “closed transaction” or an “open transaction” for United States federal income tax purposes. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a more detailed discussion of the United States federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs, to United States holders and non-United States holders (in each case, as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the

Merger”). The tax consequences to you will depend on your own situation. We urge you to consult your tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and non-United States income and other tax laws in light of your particular circumstances.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company’s stockholders that the merger agreement be adopted. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 58 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 95.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [ ], 2014 at [ ] Eastern time, at [ ].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock present in person or represented by proxy, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

In connection with the merger agreement, the committed stockholders entered into the voting agreement, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately 27% of the issued and outstanding shares of Company common stock as of [            ], 2014, the latest practicable date before the printing of the accompanying proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreement.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related compensation for named executive officers requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the proposal to approve such merger-related compensation.

Abstaining will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to approve the merger related executive compensation.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting proxy directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting if you bring a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification; however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. Banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of Company common stock as of the close of business on May 29, 2014, the record date for the special meeting, are entitled to receive notice of, and to attend and vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of Company common stock held of record as of the record date, which is May 29, 2014. As of close of business on the record date, there were [ ] outstanding shares of Company common stock.

Q.	What is a quorum?

A.	A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. There must be a quorum for business to be conducted at the special meeting. Abstentions will be counted as present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy (i) by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the special meeting or by notifying the Company’s Secretary in writing at: Furiex Pharmaceuticals, Inc., Attention: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	The individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve the merger-related executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you might receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Company common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

Q.	Where can I find the voting results of the special meeting?

A.	The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports the Company files with the SEC are publicly available when filed.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Okapi Partners LLC, which we refer to as Okapi Partners, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners a fee not to exceed $26,000, plus telephone and mailing charges. The Company has agreed to reimburse Okapi Partners, pay directly, or, where requested in special situations, advance sufficient funds to Okapi Partners, for the payment of certain fees and expenses and will also indemnify Okapi Partners, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Company common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please submit a proxy to have your shares of Company common stock voted at the special meeting (i) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	How will I exchange my shares for the merger consideration?

A.	If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal and instructions promptly after the effective time, and in any event no later than the fifth business day following the effective time, describing how you may exchange your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the merger consideration.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions, meet certain conditions, and fully comply with the requirements set forth under the DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 100.

Q.	How can I obtain additional information about the Company?

A.	Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Okapi Partners, our proxy solicitor, toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com; or from the SEC through the SEC’s website at http://www.sec.gov . Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. For further information, see “Where You Can Find More Information” beginning on page 105.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners, our proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes,” “anticipates,” “expects,” “continues,” “predict,” “potential,” “contemplates,” “may,” “might,” “will,” “likely,” “could,” “should,” “estimates,” “intends,” “plans” or “projects” or the negative of those words and other similar expressions are forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve known and unknown risks, assumptions and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals;

•	potential delays caused by regulatory review of Parent’s pending acquisition by Actavis plc;

•	the Company’s and Parent’s ability to consummate the merger;

•	the failure of the merger to close for any other reason;

•	our need to raise additional money if the merger does not close;

•	the non-occurrence of any of the milestone events specified in the CVR agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger;

•	the outcome of any legal proceedings instituted against the Company and/or others relating to the merger agreement, and the transactions contemplated thereby, including the merger;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of the announcement of the merger on our business relationships, standing with regulators, operating results and business generally;

•	the amount of the costs, fees, expenses, impairments and charges related to the merger;

•	the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all;

•	the difficulty of integrating the business, operations and employees of the Company and Parent; and

•	certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in our other SEC filings, including under the headings “Risk Factors” and “Business,” and information in our consolidated financial statements and notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (see the section entitled “Where You Can Find More Information” beginning on page 105). The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. In light of these and other uncertainties, you should not conclude that the Company will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. The Company undertakes no obligation to update or revise the forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

PARTIES TO THE MERGER

The Company

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

(919) 456-7800

The Company, a corporation organized under the laws of Delaware, is a drug development company that collaborates with pharmaceutical and biotechnology companies to increase the value of their drug candidates by applying an accelerated approach to drug development, which we believe expedites research and development decision-making and can shorten drug development timelines. We share the risk with our collaborators by conducting and financing drug development programs, and in exchange, we share the potential rewards, receiving milestone and royalty payments for successful out-licensed drug candidates. This business model has generated a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, one compound in Phase III development, one compound that is with a partner pending regulatory approval in Japan, and four products on the market.

For more information about the Company, please visit its website at http://www.furiex.com. The Company’s website address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 105.

The Company common stock is listed on the NASDAQ Global Select Market under the symbol “FURX.”

Parent

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022-4731

(212) 421-7850

Parent, a corporation organized under the laws of Delaware, develops, manufactures and sells branded forms of ethical drug products most of which require a physician’s prescription. Its most important products in the United States are marketed directly, or “detailed,” to physicians by its salesforces. It emphasizes detailing to physicians those branded ethical drugs that it believes have the most benefit to patients and potential for growth. It also focuses on the development and introduction of new products, including products developed in collaboration with licensing partners.

On February 17, 2014, Parent entered into an Agreement and Plan of Merger with Actavis and certain other parties. Actavis is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland, and U.S. administrative headquarters in Parsippany, New Jersey. As a result of this pending transaction between Parent and Actavis, Parent is expected to become a wholly owned subsidiary of Actavis. The pending transaction between Parent and Actavis is expected to close in mid-year 2014, pending required approvals. The acquisition of Parent by Actavis may be consummated prior to or after the consummation of the acquisition of Furiex by Parent. In either case, the acquisition of Furiex by Parent, and the rights of stockholders under the merger agreement and the CVR agreement, will not be affected.

Merger Subsidiary

Royal Empress, Inc.

909 Third Avenue

New York, New York 10022-4731

(212) 421-7850

Royal Empress, Inc., a Delaware corporation and wholly owned subsidiary of Parent, was incorporated in April 2014 by Parent solely for the purpose of facilitating the merger. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Upon consummation of the merger, Merger Subsidiary will cease to exist, and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [                    ], 2014, at [            ] Eastern time, at [                    ], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors unanimously determined that the terms of the merger are advisable, fair to and in the best interests of the Company and its stockholders and unanimously approved the merger agreement and the merger. Certain factors considered by the board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 39.

The board of directors unanimously recommends that our stockholders vote “FOR” approval of the proposal to adopt of the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

We have fixed the close of business on May 29, 2014 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [            ] shares of Company common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Company common stock that you owned on the record date.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. Please bring to the special meeting proof of your beneficial ownership of Company common stock. Acceptable proof could include an account statement showing that you owned shares of the Company common stock on the record date, May 29, 2014. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to any proposal.

Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the other proposals.

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement, the proposal to approve the merger-related executive compensation or the proposal to adjourn the special meeting, your abstention will have the same effect as a vote against such proposal.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy (i) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins.

DO NOT SEND YOUR STOCK CERTIFICATES NOW. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your shares of Company common stock.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares of Company common stock, please contact Okapi Partners, our proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Stock Ownership and Interests of Certain Persons

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Interests of Certain Persons in the Merger” beginning on page 58.

As of May 29, 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any stock options), representing [        ]% of the outstanding shares of Company common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, although no director or executive officer has entered into an agreement obligating him to do so except for the voting agreement described below.

Voting Agreement

In connection with the merger agreement, the committed stockholders entered into the voting agreement. Pursuant to the voting agreement, the committed stockholders agreed to vote their shares of Company common stock in favor of the merger (and if necessary, any proposal to adjourn the special meeting if there are not enough votes to approve the adoption of the merger agreement) and against (i) any takeover proposal or alternative acquisition agreement as defined below, (ii) any election of new directors to the board of directors, other than nominees who are currently serving as directors and are nominated by a majority of the board, or as otherwise provided in the merger agreement, (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation, warranty or other obligation or agreement of the committed stockholders under the voting agreement or of the Company under the merger agreement, (iv) any extraordinary corporate transaction, such as a merger, consolidation, sale of substantially all of the assets of the Company, or other business combination involving the Company, or any reorganization, recapitalization, dissolution, liquidation or winding up of the Company other than the merger, or (v) any corporate action that would frustrate the purposes, or prevent or delay consummation of the transactions contemplated by the merger agreement. The committed stockholders together own approximately 27% of the issued and outstanding shares of Company common stock as of [            ], 2014, the latest practicable date before the printing of this proxy statement.

The voting agreement will terminate upon the earlier of (i) the effective time, (ii) termination of the voting agreement by Parent, or (iii) termination of the merger agreement in accordance with its terms. In addition, the committed stockholders may terminate the voting agreement if the merger agreement is amended to (i) reduce or change the form of consideration to be paid to the committed stockholders in connection with the merger, or (ii) create any additional conditions to the consummation of the merger.

The foregoing does not limit or otherwise affect in any way the actions of the committed stockholders in their capacity as a director, officer or employee of the Company, and no such actions constitute a breach of the voting agreement.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in street name through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

If you are a record holder and you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the merger-related executive compensation, and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the proposal to adjourn the special meeting, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke the proxy. If your shares of Company common stock are held in street name through a bank, brokerage firm or other nominee, you must contact your bank, broker or other nominee to revoke your proxy. Written notice of revocation should be mailed to: Furiex Pharmaceuticals, Inc., Attention: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting and without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the second or third quarter of 2014. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective two business days following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Closing and Effective Time of the Merger” beginning on page 70.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must NOT vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 100 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Okapi Partners to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners a fee not to exceed $26,000, plus telephone and mailing expenses. The Company has agreed to reimburse Okapi Partners, pay directly, or, where requested in special situations, advance sufficient funds to Okapi Partners, for the payment of certain fees and expenses and will also indemnify Okapi Partners, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Company common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Okapi Partners, our proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com.

THE MERGER

The discussion of the merger contained in this section is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A, and the form of CVR agreement, which is attached to this proxy statement as Annex C, each of which are incorporated by reference into this proxy statement. We encourage you to read the merger agreement and the form of CVR agreement carefully as they are the legal documents governing the merger.

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a wholly owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (other than excluded shares) will be converted automatically into the right to receive the $95.00 cash consideration, without interest, less any applicable withholding taxes, plus a CVR representing the right to receive a contingent payment of up to $30.00 in cash, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR agreement.

Background of the Merger

Furiex became a separate, independent publicly traded company upon its spin-off from Pharmaceutical Product Development, Inc. in June 2010. Furiex’s business strategy has always involved using its drug development experience to increase the value of drug candidates by applying an accelerated approach to drug development, which the Company believes expedites research and development decision-making and can shorten drug development timelines. As a part of this strategy, the Company has also historically engaged in strategic in- and out-licensing collaborative arrangements with other pharmaceutical companies to share risk by conducting and financing drug development programs in exchange for a share of the potential rewards, through milestone and royalty payments for successful out-licensed drug candidates. Furiex has, therefore, always regularly engaged in numerous discussions concerning potential strategic relationships and transactions with third parties.

More broadly, as part of its ongoing oversight and management of the Company’s business, the Company’s board of directors, or board or board of directors, regularly reviews and assesses the Company’s strategic alternatives in light of the Company’s performance, the stage of development and target markets of its compounds, risks facing the Company and the pharmaceutical industry, stock market conditions, capital structure, pharmaceutical industry dynamics, opportunities and overall strategic direction. In connection with this ongoing process, the board of directors has at various times considered potential business combination transactions and other strategic alternatives, including out-licensing collaborations. In addition, from time to time, Furiex has engaged in discussions with potential buyers of its existing royalty revenue streams from alogliptin and Priligy as a means of financing development of its other drug candidates. RPI Finance Trust, or Royalty Pharma, a U.S. pharmaceutical investor, was among these parties, although discussions between it and Furiex never proceeded past preliminary conversations prior to the events described below.

In connection with the strategy described above, from time to time since June 2010, several parties, including Forest, have discussed with the Company possible strategic and collaborative transactions involving the Company. Prior to the discussions that started in early 2013 described herein, representatives of Forest and the Company held preliminary discussions regarding a potential transaction, including execution of a confidentiality agreement. None of these previous discussions between the Company and Forest proceeded beyond preliminary conversations.

In early 2013, Furiex initiated discussions with Forest and another party, as well as due diligence activities, focused on a potential collaborative arrangement between the parties regarding the compound eluxadoline, which the Company was developing for the treatment of diarrhea-predominant irritable bowel syndrome, or IBS-d. During the first half of 2013, Furiex contacted approximately 30 other companies, including Royalty Pharma, regarding a potential eluxadoline collaboration or other strategic transaction, 15 of which entered into confidentiality agreements and conducted due diligence. All of those parties, other than an international pharmaceutical company that we refer to as Bidder A, indicated they preferred to discontinue discussions until the results of the ongoing eluxadoline Phase III clinical trials became available.

During early 2013, Forest and Furiex negotiated for several weeks the terms and draft agreements for an eluxadoline collaboration. The terms under discussion involved an upfront cash payment upon signing of $100.0 million and potential regulatory and sales-based milestones totaling $567.5 million payable over time, as well as royalties on net sales of eluxadoline. Forest requested that the Company negotiate exclusively with it for a period of time, but the Company refused this request. At that time, another party also negotiated with Furiex for a similar transaction, but was only willing to pay $50.0 million upfront and up to a total of $525.0 million in potential regulatory and sales-based milestone payments over time. Forest, too, reduced its offer to $50.0 million upfront and then both it and the other party withdrew their offers and terminated discussions in June, indicating that they preferred to wait to see the results of the ongoing Phase III eluxadoline clinical trials.

On August 16, 2013, Bidder A contacted Dr. Eshelman to provide a non-binding indication of interest to acquire Furiex for aggregate consideration at closing of approximately $627.0 million, or $43.57 per Furiex share, payable 20% in cash and 80% in Bidder A stock, as well as contingent value rights, or CVRs, that would pay up to $15.25 per Furiex share, half payable upon receipt of positive eluxadoline Phase III trial results and half upon FDA approval of eluxadoline. Bidder A also requested a period during which the companies would negotiate exclusively concerning a potential transaction, which request the Company refused. Bidder A indicated that, for strategic and tax reasons, it wanted to sign and close a transaction as soon as possible, and in any event before the Company unblinded any results of its ongoing Phase III clinical trials of eluxadoline. The Furiex board convened a special telephonic meeting on August 20, 2013 to, among other things, consider this offer, including in light of the Company’s long-term strategy and value as an independent entity, other potential strategic transactions and potential financing alternatives. A representative of Wyrick Robbins Yates & Ponton LLP, the Company’s outside counsel, attended this meeting and all Furiex board meetings. At this meeting, that representative provided the directors an overview of their fiduciary duties in considering the alternatives and the board decided to deliberate further before taking any action.

At a telephonic meeting on August 27, 2013, the board deliberated in further detail on these matters, including regarding achievability of the milestones triggering payments under the CVRs proposed by Bidder A. At this meeting, the directors also discussed a number of potential financial advisors they had experience with. The board directed Dr. Eshelman and management to interview some of these potential financial advisors to assist the board in its review of strategic alternatives. Over the next several days, Dr. Eshelman and management contacted approximately five of these potential financial advisors and gathered information about their experience and fee structures.

On September 10, 2013, the board of directors reconvened via teleconference. At this meeting, the board approved the retention of BofA Merrill Lynch as a financial advisor, noting in particular its experience and connections in the pharmaceutical industry and its understanding of structural and related considerations of merger and acquisition transactions. At this meeting, the board also discussed Bidder A’s proposal in additional detail, including its overall value compared to Furiex’s long-term strategic value and the mix of consideration offered. The board then directed Dr. Eshelman to consult with BofA Merrill Lynch to generate a counter-offer within certain parameters, including seeking clarification of what would constitute “positive” clinical trials results triggering the first CVR payment.

Based on the board’s direction and further valuation analyses by management and after management consultation with BofA Merrill Lynch, on September 13, 2013, Dr. Eshelman communicated a counter-proposal from Furiex to Bidder A’s financial advisor for a transaction at $65.00 per Furiex share at closing, payable half in cash and half in Bidder A stock, and CVRs worth an additional $15.00 to $20.00 per Furiex share, payable half for positive Phase III results and half for FDA approval of eluxadoline.

At its regularly scheduled in-person meeting in Cary, North Carolina held on September 20, 2013, the board discussed with representatives of BofA Merrill Lynch the overall market environment, market perspectives on Furiex and Bidder A, a preliminary financial review and strategic process considerations. The BofA Merrill Lynch representatives also discussed with the board of directors various potential stand-alone alternatives, including a debt or equity financing while remaining an independent public company. The Company’s management and the board of directors discussed these alternatives and potential financing costs and debt capacity in light of recent trends in the markets, pharmaceutical industry and the economy generally, as well as potential execution risks inherent in implementing the alternatives. The BofA Merrill Lynch and Wyrick Robbins representatives then described for the board of directors potential timing and process if the board determined to pursue a sale of the Company. The Wyrick Robbins representative also again reviewed with the directors their fiduciary duties in this context. The directors considered methods and strategies to fully satisfy their duties and engage in an appropriate market check process if they decided to proceed with a transaction. The board directed management and representatives of BofA Merrill Lynch to engage in further discussions with Bidder A.

On October 4, 2013, Bidder A proposed paying $54.00 per Furiex share in cash at closing, along with a CVR for $15.00 per share upon FDA approval of eluxadoline. The Furiex board met via telephone on October 7 to consider this new proposal, including the timing and likelihood of achieving the CVR milestone. Representatives of BofA Merrill Lynch attended this meeting. The board engaged in detailed discussions of various aspects of the proposal and the Company’s valuation. The board directed members of management and the board to prepare, with the assistance of BofA Merrill Lynch, a counter-offer to Bidder A. As directed, on October 9, 2013 Furiex proposed to Bidder A a transaction for $58.00 per Furiex share in cash at closing and CVRs of $5.00 per share upon FDA acceptance of an eluxadoline new drug application, or NDA, and $10.00 more per share upon FDA approval of eluxadoline. Bidder A indicated that this proposed CVR structure was acceptable assuming FDA approval by June 30, 2016, but that its offer for upfront cash consideration remained at $54.00 per share. Members of management and the board, with the assistance of BofA Merrill Lynch, engaged in further discussions with Bidder A and its financial advisor over the next several days.

The board met telephonically again on October 12, 2013 to consider these discussions, and identify potential additional parties that might have an interest in the Company so as to maximize stockholder returns. The board of directors authorized BofA Merrill Lynch to contact six other potential strategic acquirers, including Forest, and two potential royalty acquirers, including Royalty Pharma, that the board, after consultation with BofA Merrill Lynch, deemed most likely to be in a position to pursue a potential transaction with the Company. Other than Forest, the parties contacted indicated no interest in pursuing a transaction until the eluxadoline Phase III results were available. Forest engaged in due diligence over the following two weeks.

The board met again on October 20 and 23 for further updates on these matters, with input from representatives of BofA Merrill Lynch. In addition, about this time, Furiex retained Kirkland & Ellis LLP, or K&E, to provide additional legal advice and services related to any potential transaction. On the afternoon of October 24, 2013, representatives of BofA Merrill Lynch, K&E and Wyrick Robbins had a teleconference with representatives of Bidder A’s attorneys and financial advisors to discuss structure, draft agreements, related legal issues, timing and logistical matters of a potential transaction. On October 30, 2013, Bidder A’s attorneys delivered a draft merger agreement to Furiex’s advisors, based on Bidder A’s latest proposal. However, on November 1, 2013, representatives of Bidder A telephoned Dr. Eshelman to inform him that Bidder A was withdrawing its proposal. They indicated that Bidder A had determined it could not pay an amount acceptable to Furiex at this time and had decided not to pursue a transaction in the near-term for various reasons. They also indicated that they might reconsider after results of the eluxadoline Phase III clinical trials became available.

On October 28, 2013, Forest delivered a letter to BofA Merrill Lynch outlining two alternative potential transactions it was willing to pursue with Furiex. The first was to acquire the Company for $45.00 per share in cash at closing. The alternative proposed by Forest was a collaborative arrangement with respect to eluxadoline for $75.0 million in cash upfront and up to $492.5 million in contingent consideration based on regulatory and sales-based milestones over time, plus royalties on net sales of eluxadoline by Forest. The Furiex board considered Forest’s proposals and determined that the offer was not in the best interests of the Company’s stockholders and that the Company and its stockholders were better served by the Company continuing as an independent entity.

At its regularly scheduled in person meeting in Cary, North Carolina held on December 13, 2013, the board of directors, among other topics, further discussed the Company’s strategy and long-term value, including specifically if and how the Company might proceed as an independent entity and commercialize eluxadoline itself. The board of directors reaffirmed that Furiex should continue to develop its business as an independent entity pending results of the eluxadoline Phase III studies. The board determined to continue to work with BofA Merrill Lynch as well, because of the expectation that third parties would again reach out to the Company concerning a potential transaction following the announcement of Phase III results. At this meeting the board directed representatives of the Company to work with BofA Merrill Lynch, including to engage in a thorough market check if Phase III results were positive.

From January 13-16, 2014, Dr. Eshelman and members of Company management attended the 32nd Annual J.P. Morgan Healthcare Conference in San Francisco, California. While there, they held informal meetings with members of management of several other companies, including Forest. These meetings did not involve any exchange of confidential information, and discussion remained general and preliminary.

In late January 2014, Furiex unblinded and analyzed results of its Phase III clinical trials of eluxadoline. Shortly thereafter, on January 30, 2014, the board met telephonically to discuss the results of those trials, plans for their disclosure and their implications on the Company’s value and strategy. On February 4, 2014, the Company issued a press release and held a public teleconference disclosing the positive top-line results of those trials. That same day, some analysts following the Company and media reports speculated that Furiex was for sale as a result of the announcement, and its stock price, which had closed on the previous trading day at $45.97 per share, increased significantly, closing the day at $105.69 per share. In the days following the release of the positive clinical trial results, numerous large pharmaceutical companies, including Forest, contacted the Company to request additional information and discuss a potential acquisition, collaboration or other strategic transaction.

The Furiex board met again telephonically on February 17 for an update on these matters and to discuss the market reaction to the clinical trial results, among other matters. Also on February 17, 2014, Forest announced that it had entered into a definitive agreement to be acquired by Actavis plc. The merger agreement between Forest and Actavis required Forest to obtain Actavis’ consent for Forest to make acquisitions greater than $10 million or $30 million in the aggregate. On February 19, 2014, media reports speculated that the Company had engaged BofA Merrill Lynch to assist the Company in identifying potential acquirers. On that day, the Company’s stock price reached an intraday high of $113.99, an increase of $16.59 over the closing price of the previous day, before closing at $98.50.

Over several weeks following the February 4 public announcement of the eluxadoline clinical trials results, representatives of BofA Merrill Lynch, at the direction of the Furiex board, contacted or were contacted by a total of 49 parties regarding a potential strategic transaction with the Company. Of these parties, 40 were potential strategic acquirors or collaborators, including Forest and Bidder A, and the other nine, including Royalty Pharma, were potential buyers of the Company’s ongoing royalty streams from alogliptin and Priligy.

Of these 49 parties, 22 strategic and seven royalty buyers expressed initial interest in conducting diligence on a potential transaction. Of these, 10 strategic parties and six royalty buyers ultimately signed confidentiality agreements with Furiex and accessed the Company’s virtual data room to conduct due diligence. Except as described below, none of these parties made an offer for a transaction with the Company. The royalty buyers were not central to the process described herein and were viewed from the beginning of the process as most likely to be involved in any potential transaction in conjunction with a merger transaction with a strategic buyer. Although management and BofA Merrill Lynch were in communication with all six concerning a potential transaction with the Company, Royalty Pharma was viewed by management and BofA Merrill Lynch as the most likely royalty buyer to be involved in such a transaction due to the potential size of a royalty transaction.

In February, three strategic buyers who signed confidentiality agreements and accessed the Company’s data room to conduct due diligence declined to pursue a transaction, indicating the Company was not a strong strategic fit. A fourth such buyer also declined to pursue a transaction, indicating that it was focused on internal corporate priorities. Nevertheless, from time to time during the process described herein, management and BofA Merrill Lynch continued to reach out to these potential buyers concerning a potential transaction with the Company.

On February 27, 2014, Forest provided to BofA Merrill Lynch an offer to acquire 100% of the equity of Furiex for $80.00 per share in cash at closing and CVRs worth up to $35.00 per share based on net sales of eluxadoline and on any U.S. Drug Enforcement Agency, or DEA, scheduling of eluxadoline as a controlled substance. Under this proposed CVR structure, Forest would have paid the former Furiex stockholders $15.00 per share if the DEA designated the drug as a Schedule V substance or did not schedule it or $5.00 per share if Schedule IV. In addition, regardless of scheduling, the proposed CVR would have paid $20.00 more per share if U.S. net sales of eluxadoline exceeded $500 million in calendar year 2017. This proposal remained subject to additional due diligence and to the consent of Actavis, which would be required under the terms of the merger agreement between Forest and Actavis. Forest indicated it was prepared to move quickly to sign definitive agreements. Forest also requested exclusivity.

At the Furiex board’s regularly scheduled February 28, 2014 meeting in Cary, North Carolina, also attended by members of the Company’s senior management team and representatives of BofA Merrill Lynch and Wyrick Robbins, the board considered the Forest proposal and related issues, including in light of the fact that Furiex’s stock had been trading well above the upfront cash value of the proposal, closing at $97.45 on February 27, 2014. The board of directors and management reviewed in detail management’s base case forecasts. The board discussed in detail the underlying assumptions and risks in the management base case, potential results in light of these risks and assumptions, and the impact on the Company’s value if the management base case is not achieved. This portion of the discussion focused on, among other matters, whether it was reasonably likely for eluxadoline sales to grow rapidly enough after any approval to achieve the proposed net sales CVR milestone. In addition to updating the board of directors on the terms of the Forest offer and communications with Forest in advance of that offer, BofA Merrill Lynch updated the board of directors regarding communications with potential other parties to a strategic transaction. BofA Merrill Lynch also reviewed and the board discussed in detail the current market environment and strategic alternatives potentially available to Furiex, including how the Company might finance the commercialization of eluxadoline itself and potentially acquire other companies or product candidates. The Wyrick Robbins representative again advised the directors on their duties in this context. In addition, among other business updates, Furiex management reported to the board on the status of preparation of the eluxadoline NDA and specifically on the studies undertaken to determine its potential for abuse, which could affect DEA scheduling of the compound. After extensive consideration of the Company’s potentially available strategic alternatives, the board of directors instructed BofA Merrill Lynch to communicate Furiex’s rejection of Forest’s offer as being inadequate, but also instructed BofA Merrill Lynch and management to continue to explore a potential combination transaction at a higher price while also progressing the eluxadoline NDA and pursuing the possibility of remaining independent and commercializing the drug.

Promptly after the February 28, 2014 meeting, BofA Merrill Lynch representatives and the Company advised Forest of the board’s position. Over the next several weeks, while negotiations with Forest continued as described below, BofA Merrill Lynch and Company management continued to communicate with other potential parties to a strategic transaction who were interested and pursuing due diligence investigations of the Company. This process involved considerable work by Company management over the next several weeks to answer diligence questions, as well as face-to-face meetings with three of these third parties. In March, one strategic buyer who signed a confidentiality agreement in February and accessed the Company’s data room to conduct due diligence declined to pursue a transaction, indicating that the Company’s business was not a strategic fit.

On March 7, 2014, Brenton L. Saunders, Chief Executive Officer and President of Forest, flew to North Carolina and met with Dr. Eshelman to further discuss a potential transaction. At that meeting Dr. Eshelman reiterated the Furiex board’s position that Forest’s offer was not acceptable. On March 12, 2014,

Forest communicated that it would increase its offer to $90.00 per share in cash at closing but would reduce the highest DEA scheduling CVR payment amount to $10.00 and reduce the net sales CVR payment amount to $10.00.

The Furiex board convened a telephonic meeting on March 14, 2014 to discuss this revised offer. During that call, the board engaged in a detailed discussion, including of potential negotiation tactics and strategy, the status of other potential parties, timing, input from representatives of BofA Merrill Lynch and the implications of any DEA scheduling of eluxadoline, as well as the long-term strategic value of each of the Company’s assets and of the Company as a whole. After this discussion, the board authorized the submission to Forest of a counter-proposal for upfront cash of $105.00 per share and CVRs paying $20.00 per share upon FDA approval of eluxadoline plus another $10.00 per share if the DEA designated the drug as Schedule III or $15.00 per share if Schedule IV or V or no scheduling. On the same day, Dr. Eshelman sent Mr. Saunders a letter containing this counter-proposal.

On March 17, 2014, Forest increased its offer to provide for upfront cash of $95.00 per share and CVRs paying $5.00 per share on FDA approval of eluxadoline, $10.00 per share for DEA designation of the drug on schedule IV, $15.00 if Schedule V or $20.00 if not scheduled. On March 19, 2014 the Furiex board met telephonically with its financial and legal advisors to consider this new proposal and to receive further updates on other potential bidders and the overall process to date. The directors engaged in detailed discussion on negotiation tactics and strategy, and timing. The board also reviewed other strategic alternatives and related issues in great detail, including the Company’s long-term strategic value, the potential for the Company remaining independent and commercializing eluxadoline itself, eluxadoline DEA scheduling risks and implications. A representative of Wyrick Robbins reviewed again with the directors their fiduciary duties in this context. Representatives of BofA Merrill Lynch also discussed Forest’s repeated exclusivity request and ongoing communications with other potential parties. At the meeting, the board authorized Dr. Eshelman to submit a counter-proposal to Forest after consulting with representatives of BofA Merrill Lynch and to communicate the board’s refusal to grant Forest exclusivity.

As directed by the board, after consulting with BofA Merrill Lynch, on March 21, 2014, Dr. Eshelman communicated to Forest Furiex’s refusal to grant exclusivity to Forest and Furiex’s counter-proposal for a transaction at $105.00 per share in cash at closing and CVRs paying $12.50 per share upon FDA approval of eluxadoline and DEA scheduling as had been proposed by Forest, namely $10.00 for Schedule IV, $15.00 for Schedule V or $20.00 if no scheduling. In addition, as directed by the board, on March 22, 2014, Furiex posted to its virtual data room a draft merger agreement prepared by its counsel, so that Forest and other interested parties could review and comment on it.

On March 25, 2014, Forest submitted another revised proposal, increasing the upfront cash portion to $100.00 per share, and providing for only DEA scheduling based CVRs as follows: $10.00 per share for Schedule IV; $20.00 for Schedule V; or $30.00 if the drug was not scheduled. The Furiex board held a special meeting in Atlanta, Georgia on the morning of March 29, 2014 to consider this proposal and request. Representatives of BofA Merrill Lynch, K&E and Wyrick Robbins, as well as members of Furiex management, also attended this meeting. The K&E and Wyrick Robbins representatives gave the board a presentation regarding director fiduciary duties and Forest’s continued request for exclusivity. Detailed discussion also ensued about provisions of the draft merger agreement prepared by Company counsel, including break-up fees, antitrust matters, and the definition of material adverse effect and its implications. Dr. Eshelman and management updated the board on, and it discussed, Company regulatory and business developments, including the process and timing for review of eluxadoline by the FDA and DEA.

BofA Merrill Lynch representatives then reviewed with the directors a preliminary financial analysis. In connection with the foregoing, management discussed with the board the key assumptions contained in management’s projections used by BofA Merrill Lynch in connection with its preliminary financial analysis and the risks and uncertainties in achieving those projections. Members of the board, and the advisors present, then engaged in a detailed discussion covering numerous topics, including the price of the offer, the CVR triggers, the status of other potential parties, the process of negotiations to date and market dynamics. The board further discussed in detail CVR constructs, pricing, timing and risks of various strategic alternatives, including continuing to operate as an independent company. BofA Merrill Lynch also reviewed negotiation strategy. The directors deliberated further on the Company’s alternatives and the revised Forest indication of interest. The board’s then authorized Dr. Eshelman to send Mr. Saunders a letter indicating Furiex’s willingness to negotiate a transaction, requesting that Forest increase the Schedule IV CVR to $15.00 per share, and also requesting that Forest’s counsel provide any comments to the draft merger agreement promptly. Dr. Eshelman did so that same day.

On April 11, 2014, representatives of Covington & Burling LLP, counsel to Forest, delivered to K&E a revised merger agreement along with a draft CVR agreement and voting agreement that Forest requested that all affiliates of the Company sign simultaneously with the merger agreement. The revised merger agreement, among other things, contemplated Forest selling the royalty revenue rights relating to alogliptin and Priligy to Royalty Pharma simultaneously with the closing of the merger, but did not make this sale a condition to the merger closing. Counsel to the parties discussed these agreements in detail over the next few days.

Meanwhile, discussions and due diligence had been ongoing with four other parties including Bidder B. Management and representatives of BofA Merrill Lynch also continued to reach out to other potential buyers concerning a possible transaction with the Company. As a result, on April 15, 2014, another large pharmaceutical company, known as Bidder B, submitted a proposal to acquire the Company for $100.00 per share in cash at closing and a single $30.00 per share CVR to be triggered by FDA approval of eluxadoline “on a basis consistent with [Bidder B’s] expectations.”

On April 16, 2014, Forest informed the Company that it would have to reduce the upfront cash portion of its offer to $90.00 per share in light of its continuing due diligence, discussions with Actavis, stock market conditions and in particular the price of Furiex stock, which had dropped considerably over the past few weeks and closed at $78.71 on April 15, 2014.

Later on April 16, the board of directors held a special telephonic meeting to discuss Bidder B’s proposal and the communication from Forest. Representatives of Company management, BofA Merrill Lynch, K&E and Wyrick Robbins also attended this meeting. The board discussed in detail these matters, as well as the different parties’ diligence activities and requests. The board also discussed the status of drafting and negotiation of the transaction documents, with input from counsel regarding open issues in the agreements, including the structure of the CVRs, the representations, warranties and covenants requested by Forest relating to the alogliptin and Priligy royalty agreements and intellectual property, the covenants regarding Furiex’s operations between signing and closing, and the details of Furiex’s ability to terminate the agreement if it received a higher bid, including Forest’s request for a $55.0 million termination fee Furiex would have to pay in that event.

In addition, counsel discussed with the board BofA Merrill Lynch’s relationships with Actavis, Forest and Bidder B, which BofA Merrill Lynch had disclosed. The directors discussed and considered whether, under the circumstances, it would be advisable to engage an additional financial advisor to assist the Company in evaluating a potential transaction. While the board of directors believed that BofA Merrill Lynch had provided excellent strategic and financial advice to date, and that its relationships with Forest, Actavis, and other potential bidders did not impair its ability to render objective financial advice and had, in fact, been advantageous in facilitating a potential transaction, it was the view of the directors that the board could benefit from the advice of an additional financial advisor with experience in the industry. After considering others as well, the board selected Credit Suisse as an additional financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. In light of this selection, the board directed management to retain Credit Suisse as an additional financial advisor. Pursuant to an engagement letter dated April 23, 2014, Furiex engaged Credit Suisse to, if requested and appropriate, (i) assist Furiex in analyzing and evaluating Furiex’s business operations and financial position and negotiating a proposed transaction and (ii) undertake financial analyses to be in a position to render an opinion to the board as to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock in a proposed transaction.

At the April 16 meeting, the Furiex board directed Dr. Eshelman to communicate to Forest that Furiex would continue to negotiate only on the basis that the upfront cash payment would be no lower than $95.00 per share, and request that the maximum potential payout under the CVRs to be issued by Forest be increased from $30.00 to $35.00 per share. The Furiex board also directed counsel to send revised versions of the draft transaction agreements back to Covington for review and to send draft agreements to counsel for Bidder B. On April 17 and 18, Dr. Eshelman and counsel, respectively, did as they were directed. On April 19, 2014, Forest informed Dr. Eshelman that it would agree to an upfront cash payment of $95.00 per share, but would not increase the potential payout under the CVRs.

On April 21, 2014, the Furiex board met telephonically, along with representatives of Company management, BofA Merrill Lynch, K&E and Wyrick Robbins, for an update on negotiations with all parties. The BofA Merrill Lynch representatives reviewed the status of all parties who had expressed an interest in a potential transaction, reporting that the only ones still pursuing a potential transaction were Forest, Bidder B and one other large pharmaceutical company that was conducting due diligence. The BofA Merrill Lynch representatives also reported that two other large pharmaceutical companies had dropped out of the process within the prior week without making an offer for the Company, indicating that the Company was not a strong strategic fit. The board discussed in detail specific provisions of the draft transaction agreements, timing, and negotiating and information-sharing tactics and strategies going forward, including with respect to communications between the Company and the FDA about the eluxadoline NDA. The board directed Dr. Eshelman, management and the Company’s advisors to continue sharing information and negotiating with all parties, which they did. During this time, Forest, Royalty Pharma, Bidder B and the other remaining large pharmaceutical company interested in a potential transaction continued to engage in detailed due diligence. The latter indicated to BofA Merrill Lynch representatives on April 23, 2014 that it was not likely to submit a proposal.

On the morning of April 24, 2014, counsel to Bidder B provided their comments to the agreements to K&E and Wyrick Robbins. That day Bidder B also communicated to representatives of BofA Merrill Lynch that Bidder B’s CVR milestone would be contingent upon no DEA scheduling of eluxadoline whatsoever and would contain additional conditions regarding the content of any FDA-approved labeling for the product. Over the next several days, K&E and Wyrick Robbins spent considerable time discussing and negotiating the respective draft agreements with Bidder B’s counsel and with Covington on behalf of Forest, as well as representatives of Royalty Pharma and its counsel. On the afternoon of April 25, 2014, Bidder B withdrew its proposal.

On Saturday, April 26, 2014, the board convened a special telephonic meeting to review the final proposed terms of a potential merger with Forest. At the invitation of the board of directors, members of Company senior management and representatives of BofA Merrill Lynch, Credit Suisse, Wyrick Robbins and K&E also attended this meeting. The K&E and Wyrick Robbins representatives reviewed the material terms and conditions included in the merger agreement and CVR agreement as negotiated to date, as well as a potential timeline of closing conditions following execution of the agreement. In particular, counsel noted that Forest had agreed to affirmatively represent in the merger agreement that Actavis had consented to the merger, to require a voting agreement only from Dr. Eshelman and his affiliates that own Furiex stock, to accept less detailed representations, warranties and covenants from Furiex including specifically with respect to the alogliptin and Priligy royalty agreements and intellectual property, to allow Furiex more flexibility in operating its business prior to closing, and to accept less restrictive provisions regarding Furiex’s ability to accept a superior offer, including specifically a break-up fee of $41 million compared to the $55 million originally requested.

Following this review, the board of directors engaged in discussions and consideration of the terms of the proposed merger and market conditions. Following those discussions, each of BofA Merrill Lynch and Credit Suisse were requested to review and discuss their financial analyses with the board of directors. Representatives of Credit Suisse reviewed and discussed their financial analyses with respect to Furiex and the proposed merger and, at the request of the board of directors, rendered Credit Suisse’s oral opinion to the Furiex board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Furiex board dated as of the same date) as to, as of April 26, 2014, the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. See “Opinions of the Company’s Financial Advisors—Credit Suisse” beginning on page 50. Also at this meeting, representatives BofA Merrill Lynch reviewed with Furiex’s board of directors its financial analysis of the consideration per share of Company common stock to be received in the merger by holders of Company common stock and delivered to Furiex’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 27, 2014, to the effect that, as of the date of the written opinion and based on and subject to various assumptions and limitations described in its written opinion, the consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders. See “Opinions of the Company’s Financial Advisors—BofA Merrill Lynch” beginning on page 42.

After additional discussions and deliberations, including discussion of potentially available strategic alternatives, including operating as a stand-alone entity, and of the reasons for the merger described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors moved to a vote on the proposed merger. The board of directors unanimously resolved that the merger is advisable, fair to and in the best interests of the Company and its stockholders and approved the merger agreement, the CVR agreement and the merger and the other transactions contemplated thereby. The board of directors also unanimously recommended that the stockholders vote to adopt the merger agreement, resolved that the merger agreement be submitted for consideration by the stockholders at a special meeting of stockholders in accordance with all applicable laws and regulations and authorized management to set the record date for the special meeting to consider and vote on the approval of the merger agreement. The board directed Dr. Eshelman to contact Mr. Saunders and inform him of the board’s decision, which he did promptly after the Furiex board meeting.

On April 27, 2014, after receiving approval and consent from Actavis, the parties executed the merger agreement. On the morning of Monday, April 28, 2014, prior to the opening of the Nasdaq Stock Market, the Company and Forest issued a joint press release announcing that they had entered into the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on April 26, 2014, the board of directors, by a unanimous vote, (1) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (2) approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, (3) resolved that the merger agreement and the transactions contemplated thereby be submitted to the Company’s stockholders for adoption at a duly held special meeting of such stockholders and (4) recommended that the Company’s stockholders vote to adopt the merger agreement. In making its recommendation, the board of directors consulted with outside legal and financial advisors and the Company’s senior management team at various times, and considered a number of factors, including the following principal factors that the board of directors believes support such determinations, approvals, resolutions and recommendations:

•	the belief that a sale of the Company to Forest for cash of $95.00 per share plus the contingent consideration was more favorable to the Company’s stockholders than the alternative of remaining a standalone independent company, because of, among other things, the uncertainty that the Company, which has historically developed drugs and out-licensed them to collaborators for commercialization, would be able to effectively commercialize eluxadoline independently;

•	the assessment by the board of directors of the Company’s prospects for substantially increasing stockholder value as a standalone company by building a commercial infrastructure, including hiring or leasing a sales force, and launching and marketing eluxadoline, considering the execution risks associated with transforming a relatively small biotechnology company focused on research and development into a profitable specialty pharmaceutical company with efficient sales execution;

•	the fact that $95.00 per share of the merger consideration will be paid to stockholders in cash upon closing of the merger, providing immediate value certainty and liquidity to our stockholders;

•	the belief of the board of directors that a potential payment provided for in the CVR agreement is reasonably achievable, thereby potentially providing stockholders with an opportunity to realize value in addition to the cash consideration payable upon closing of the merger through cash payment under the terms of the CVRs;

•	the fact that the $95.00 per share cash payment payable to stockholders at closing represents a premium of 18.5% to the company’s closing stock price of $80.15 per share on April 25, 2014, the last trading day before the merger was announced;

•	the belief of the board of directors that the merger is superior to the other strategic alternatives reasonably available currently to the Company (including remaining as a standalone entity);

•	the oral opinion of BofA Merrill Lynch rendered to the board of directors (subsequently confirmed by delivery to the board of directors of a written opinion, dated April 27, 2014), as to, as of April 27, 2014, the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received in the merger by such holders, as more fully described below in the section entitled “Opinions of the Company’s Financial Advisors—BofA Merrill Lynch;

•	the opinion of Credit Suisse rendered to the board of directors on April 26, 2014 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the board of directors dated the same date) as to, as of April 26, 2014, the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, as more fully described below in the section entitled “Opinions of the Company’s Financial Advisors—Credit Suisse”;

•	the fact that the board of directors, with the assistance of financial and legal advisors, conducted an extensive and thorough process over a period of seven months to identify viable partners to obtain the best value for the Company’s stockholders, which included contacting 49 parties regarding a possible strategic transaction;

•	the fact that, of the 49 parties contacted regarding a potential acquisition of the Company, only two bidders submitted proposals;

•	the fact that the per share merger consideration and the terms of the contingent value rights proposed by Bidder B, as revised in the days immediately prior to the April 26, 2014 meeting of the board of directors, were in the aggregate significantly less favorable to the Company’s stockholders;

•	the belief of the board of directors, based upon arm’s length negotiations with Forest, that the price to be paid by Forest was at or very close to the highest price per share that Forest was willing to pay for the Company;

•	the fact that the board of directors and senior management of Actavis, which is, as discussed above in the section entitled “The Merger—Background of the Merger,” currently party to a merger agreement to acquire Forest, support the merger;

•	the risk that further prolonging the negotiation process with Forest could have resulted in the loss of the opportunity to enter into an agreement with Forest;

•	the reputation of Forest and its ability to consummate large acquisition transactions on a timely basis;

•

the fact that the committed stockholders, solely in their capacity as stockholders, are supportive of the transaction and have agreed, pursuant to and subject to the terms of the voting agreement, to vote their shares of Company common stock, representing approximately 27% of the issued and outstanding shares of Company common stock as of [            ], 2014, the latest practicable date before the printing of the accompanying proxy statement, in favor of the proposal to adopt the merger agreement;

•	the fact that Forest’s obligations under the merger agreement are not subject to any financing conditions and other factors regarding the likelihood that the merger will be completed, including the absence of any material antitrust risk;

•	the terms and conditions of the merger agreement and related documents, as reviewed by the board of directors with legal counsel, including that:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their right to terminate the merger agreement under certain circumstances were the result of significant arms’ length negotiations;

•	the merger agreement provides that the board of directors may withdraw or modify its recommendation that the Company’s stockholders vote in favor of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal, and that the Company may terminate the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, in both cases subject to payment of a termination fee;

•	the termination fee provisions, pursuant to which the Company may be required to pay a termination fee of $41,000,000 and/or expenses of Parent in an amount of up to $3,000,000, and the circumstances under which the same would be payable, are customary for transactions of this size and type;

•	the voting agreement entered into by the committed stockholders automatically terminates if the merger agreement is validly terminated by the Company in accordance with its terms;

•	the voting agreement entered into by the committed stockholders may be terminated by such committed stockholders if the merger agreement is amended or modified in a manner that decreases the amount or changes the form of the merger consideration;

•	stockholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with all required procedures under the DGCL are entitled to seek statutory appraisal rights; and

•	the Company is entitled to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement; and

•	the fact that the merger agreement will be subject to adoption by the Company’s stockholders.

The board of directors also considered the following potentially negative factors and risks in its deliberations concerning the merger agreement:

•	the fact that the Company’s stockholders will have no ongoing equity participation in the Company following the merger and will forgo any future increase in the value of the Company, other than the potential payment of the contingent consideration upon achievement, if any, of a milestone event set forth in the CVR agreement;

•	the fact that the $95.00 per share cash portion of the merger consideration is approximately 22.1% below the 52-week high sales price of our common stock of $121.97 as of April 25, 2014, the last trading day before the merger was announced;

•	the risks and costs to the Company if the merger does not close, including the potential diversion of management and employee attention, employee attrition and the effect on existing business relationships;

•	the termination fee payable by the Company upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirers from making a competing offer for the Company that might be more advantageous to the stockholders;

•	the fact that the receipt of the cash portion of the merger consideration by stockholders in exchange for shares of Company common stock pursuant to the merger would generally be a taxable transaction for U.S. federal income tax purposes, and that the receipt of CVRs might be taxable as well;

•	the restrictions on the conduct of the Company’s business prior to the closing of the merger, which could delay or prevent the Company from undertaking certain actions it would otherwise take with respect to the operations of the Company pending closing; and

•	the risks associated with the need to obtain certain regulatory approvals, including specifically the risks associated with compliance with the HSR Act.

The foregoing discussion of the information and factors considered by the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Opinions of the Company’s Financial Advisors

BofA Merrill Lynch

Furiex has retained BofA Merrill Lynch to act as Furiex’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Furiex selected BofA Merrill Lynch to act as Furiex’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On April 26, 2014, at a meeting of the board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 27, 2014, to the effect that, as of the date of the written opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration to be received by holders of Company common stock in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E-1 to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board of directors for the benefit and use of the board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to

Furiex or in which Furiex might engage or as to the underlying business decision of Furiex to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Furiex;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Furiex furnished to or discussed with BofA Merrill Lynch by the management of Furiex, including its future royalty revenue and the assessment of Furiex management as to the probability of success of eluxadoline, prepared by the management of Furiex under two alternative business scenarios, one which reflects a larger sales force (the “Base Case”) and one which reflects use of a more limited sales force focused on gastroenterologists (the “Limited GI Sales Force Case”, and together with the Base Case, collectively, the “Company Forecasts”);

(iii)	reviewed and discussed with members of senior management of Furiex certain net operating losses of Furiex (collectively, the “NOLs”) estimated by them to be utilized by Furiex;

(iv)	discussed the past and current business, operations, financial condition and prospects of Furiex with members of senior management of Furiex;

(v)	discussed with senior management of Furiex its assessments as to the probability of achieving each of the milestones giving rise to the payments in respect of the CVRs contemplated by the CVR agreement and the expected timing of achievement of a CVR milestone and corresponding payment;

(vi)	reviewed the trading history for the Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(vii)	compared certain financial and stock market information of Furiex with similar information of other companies BofA Merrill Lynch deemed relevant;

(viii)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(ix)	considered the results of BofA Merrill Lynch’s efforts on behalf of Furiex to solicit, at the direction of Furiex, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Furiex;

(x)	reviewed the merger agreement and the form of CVR agreement attached as an exhibit to the merger agreement; and

(xi)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Furiex that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, BofA Merrill Lynch was advised by Furiex, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Furiex as to the future financial performance of Furiex under the alternative scenarios reflected therein. BofA Merrill Lynch relied, at the direction of Furiex, on the assessments of senior management of Furiex as to Furiex’s ability to utilize and the expected timing of utilization of the NOLs. BofA Merrill Lynch also relied, at the direction of Furiex, upon the assessment of senior management of Furiex as to the probability of achieving each of the milestones giving rise to the payment in respect of the CVRs contemplated by the CVR agreement in various alternative amounts and of the expected timing of achievement of a CVR milestone. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Furiex, nor did it make any physical inspection of the properties or assets of Furiex. BofA Merrill Lynch did not evaluate the solvency or fair value of Furiex under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Furiex, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Furiex or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger or the CVR agreement (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or the CVRs. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Furiex or in which Furiex might engage or as to the underlying business decision of Furiex to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Furiex imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Furiex Financial Analyses

Calculation of Implied Value of Merger Consideration. BofA Merrill Lynch calculated an implied probability-adjusted present value per CVR of $11.15 by discounting to April 30, 2014 a probability-adjusted estimate of the amount and timing of the payments under the CVR reflecting Furiex management’s estimates as to the probability and timing of achieving each of the CVR milestones and applying a 14.5% discount rate. BofA Merrill Lynch added this $11.15 implied probability-adjusted present value per CVR to the $95.00 per share in cash consideration payable upon closing of the merger to derive an implied value of the merger consideration of $106.15.

Selected Publicly Traded Companies Analyses. BofA Merrill Lynch reviewed, based on publicly available financial and stock market information, the enterprise values of the following selected publicly traded biopharmaceutical companies with a lead product candidate in development for which the company has received Phase III data and has yet to receive FDA approval:

•	MannKind Corporation

•	Keryx Biopharmaceuticals, Inc.

•	TESARO, Inc.

•	Relypsa, Inc.

•	KYTHERA Biopharmaceuticals, Inc.

•	Orexigen Therapeutics, Inc.

•	Anacor Pharmaceuticals, Inc.

•	PTC Therapeutics, Inc.

•	AcelRx Pharmaceuticals, Inc.

•	Repros Therapeutics, Inc.

•	Durata Therapeutics, Inc.

BofA Merrill Lynch reviewed the enterprise values for the selected companies, calculated by multiplying the closing share price of each company as of April 25, 2014 by the number of fully-diluted outstanding shares of the company as disclosed in its most recent public filings and adding to the result the amount of the company’s net debt (defined as debt, preferred stock and minority interest less cash), as disclosed in its most recent public filings. Using the results of these calculations, BofA Merrill Lynch observed mean and median enterprise values of $779 million and $677 million, respectively, for the selected companies. Based on its review of the enterprise values for the selected companies, BofA Merrill Lynch applied an implied enterprise value reference range for Furiex of approximately $550 million to $900 million. Taking this reference range of implied enterprise values and subtracting Furiex’s net debt as of December 31, 2013, as disclosed in Furiex’s most recent public filings by Furiex management, and dividing the result by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings), BofA Merrill Lynch calculated an approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex and compared the range to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Implied Per Share Equity Value Reference Range for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
$44.60 – $73.55	$106.15	$80.15

BofA Merrill Lynch also calculated for each of the selected companies its enterprise value as a multiple (the “EV/Peak Sales Multiple”) of the median estimate of the peak year sales of the company’s lead product candidate in development as reflected in publicly available research analysts’ reports for the company. Using the results of these calculations, BofA Merrill Lynch observed mean and median implied EV/Peak Sales Multiples of 0.64x and 0.65x, respectively, for the selected companies. Based on its review of the implied EV/Peak Sales Multiples for the selected companies, BofA Merrill Lynch derived an approximate implied EV/Peak Sales Multiple reference range for Furiex of 0.50x to 1.00x. BofA Merrill Lynch multiplied this reference range of implied EV/Peak Sales Multiples by (i) Furiex management’s Base Case estimate of the peak year sales for eluxadoline reflecting adjustments by Furiex management based on its assessment of both the probability of receiving FDA approval and the probability of achieving commercial success (the “Approval and Success Adjusted Estimate”) and (ii) Furiex management’s Base Case estimate of the peak year sales for eluxadoline but modified by Furiex management to reflect an adjustment based on its assessment of the probability of achieving commercial success (but no adjustment to reflect its assessment of the probability of receiving FDA approval) (the “Success Adjusted Estimate”) to derive a range of implied enterprise values for Furiex under each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate. BofA Merrill Lynch subtracted from these ranges of implied enterprise values Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and divided the results by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings) to derive an approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex using each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate and compared such ranges to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Peak Sales Estimates	Implied Per Share Equity Value Reference Ranges for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
Success Adjusted Estimate	$53.30 – $107.50	$106.15	$80.15
Approval and Success Adjusted Estimate	$45.15 – $91.25	$106.15	$80.15

No company used in this analysis is identical or directly comparable to Furiex. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Furiex was compared.

Selected Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following twelve selected transactions involving target companies in the biopharmaceutical industry with a lead product that was at the time of the announcement of the applicable transaction in Phase III clinical trials up through being commercialized for a year or less:

Announcement Date	Acquiror	Target
• 01-21-2014	• Teva Pharmaceutical Industries Ltd.	• NuPathe, Inc.
• 07-30-2013	• Cubist Pharmaceuticals, Inc.	• Trius Therapeutics, Inc.
• 06-10-2013	• AstraZeneca Biopharmaceuticals plc	• Pearl Therapeutics Inc.
• 05-28-2013	• AstraZeneca Biopharmaceuticals plc	• Omthera Pharmaceuticals Inc.
• 01-22-2013	• Allergan, Inc.	• MAP Pharmaceuticals, Inc.
• 04-23-2012	• AstraZeneca Biopharmaceuticals plc	• Ardea Biosciences, Inc.
• 03-28-2011	• Cephalon, Inc.	• ChemGenex Pharmaceuticals Limited
• 02-28-2011	• Daiichi-Sankyo Company, Limited	• Plexxikon Inc.
• 02-22-2011	• Forest Laboratories, Inc.	• Clinical Data, Inc.
• 08-03-2010	• Shire plc	• Movetis NV
• 12-07-2009	• Celgene Corporation	• Gloucester Pharmaceuticals Inc.
• 05-21-2009	• Johnson & Johnson	• Cougar Biotechnology, Inc.

BofA Merrill Lynch calculated the implied transaction value of each of the selected transactions based on the consideration to be paid for the target company in the applicable transaction, both excluding and including any contingent consideration payable as a result of the post-closing achievement of milestones, all as disclosed in public filings. Using the results on these calculations, BofA Merrill Lynch observed mean and median implied transaction values of $623 million and $601 million, respectively (excluding any contingent consideration payable as a result of the post-closing achievement of milestones) and $759 million and $810 million, respectively (assuming the full payment of contingent consideration payable upon the achievement of post-closing milestones) for the selected transactions. Based on its review of implied transaction values, BofA Merrill Lynch applied an approximate implied transaction value reference range for Furiex of approximately $600 million to $1,000 million. Taking this reference range of implied transaction values and subtracting Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and dividing the result by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings), BofA Merrill Lynch calculated the following approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex and compared it to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Implied Per Share Equity Value Reference Range for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
$48.75 – $81.85	$106.15	$80.15

BofA Merrill Lynch also calculated for each of the selected transactions its implied transaction value (assuming the full payment of contingent consideration payable upon the achievement of post-closing milestones) as a multiple (the “TV/Peak Sales Multiple”) of the median estimate of the peak year sales of the target company’s lead product as reflected in publicly available research analysts’ estimates for the target company at the time of announcement of the relevant transaction. Using the results on these calculations, BofA Merrill Lynch observed mean and median implied TV/Peak Sales Multiples of 1.06x and 0.97x, respectively, for the selected transactions. Based on its review of the TV/Peak Sales Multiples for the selected transactions, BofA Merrill Lynch derived an implied TV/Peak Sales Multiple reference range for Furiex of 0.75x to 1.25x. BofA Merrill Lynch separately multiplied this reference range of implied TV/Peak Sales Multiples by Furiex management’s estimates of the peak year sales for eluxadoline as reflected in each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate to derive a range of implied transaction values for Furiex under each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate. BofA Merrill Lynch subtracted from these ranges of implied enterprise values Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and divided the results by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings) to derive an implied per share equity value reference range (rounded to the nearest $0.05) for Furiex using each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate and compared these ranges to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Peak Sales Estimates	Implied Per Share Equity Value Reference Ranges for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
Success Adjusted Estimate	$80.40 – $134.65	$106.15	$80.15
Approval and Success Adjusted Estimate	$68.20 – $114.30	$106.15	$80.15

No company, business or transaction used in this analysis is identical or directly comparable to Furiex or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Furiex and the merger were compared.

Sum-of-the-Parts Discounted Cash Flow Analysis.

BofA Merrill Lynch performed a sum-of-the-parts financial analysis to derive a range of implied present values per share of Company common stock, as follows:

BofA Merrill Lynch performed a sum-of-the-parts discounted cash flow analysis to calculate a range of estimated implied present values as of December 31, 2013 for the alogliptin, eluxadoline and Priligy product franchises of Furiex utilizing estimates (in the case of the eluxadoline franchise reflecting Furiex management’s adjustments thereto reflecting its assessment of its probability of receiving FDA approval and the probability of achieving commercial success) of the standalone, unlevered, after-tax (without regard for the use of Furiex’s currently existing NOLs) free cash flows Furiex could generate from each franchise based on the projections reflected under each of the Base Case and the Limited GI Sales Force Case. Based on guidance provided by Furiex management, BofA Merrill Lynch assumed that there would be no terminal value for any of the product franchises at the end of the relevant projection period. BofA Merrill Lynch also calculated a range of estimated implied negative present values as of December 31, 2013 of the projected corporate general and administrative expenses of Furiex (the “G&A Expenses”) reflected under each of the Base Case and the Limited GI Sales Force Case. The estimated cash flows for each product franchise and the estimated G&A Expenses were discounted to present value using discount rates ranging from 13.0% to 16.0%.

BofA Merrill Lynch also calculated (i) an illustrative net debt for Furiex by subtracting from Furiex’s total net debt as of December 31, 2013, as disclosed in Furiex’s most recent public filings, $150 million in net aggregate proceeds from a share issuance as assumed by Furiex management, and (ii) an estimated implied present value as of December 31, 2013 of Furiex’s currently existing NOLs (as reflected in Furiex’s most recent public filings) under each of the Base Case and the Limited GI Sales Force Case, using a 7.0% discount rate.

BofA Merrill Lynch added together the ranges of estimated implied present values it derived for each of Furiex product franchises under each of the Base Case and the Limited GI Sales Force Case, subtracted the range of estimated implied negative present values it derived for the G&A Expenses under each of the Base Case and the Limited GI Sales Force Case and the illustrative net debt amount for Furiex it calculated, as described above, and added the estimated implied present value it calculated for Furiex’s currently existing NOLs, as described above. BofA Merrill Lynch divided the resulting range under each of the Base Case and the Limited GI Sales Force Case, by an illustrative number of fully diluted outstanding shares of Furiex reflecting the number of fully diluted outstanding shares of Furiex (based on information disclosed in Furiex’s most recent public filing) plus an additional number of shares assumed to be issued by Furiex for $150 million in net aggregate proceeds at a 10% discount to the closing price of the Furiex shares as of April 25, 2014 to derive an implied per share equity value reference range (rounded to the nearest $0.05) for Furiex under each of the Base Case and the Limited GI Sales Force Case and compared these ranges to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Company Forecasts	Implied Per Share Equity Value Reference Ranges for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
Base Case	$92.10-$109.70	$106.15	$80.15
Limited GI Sales Force Case	$69.00-$80.35	$106.15	$80.15

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including historical trading prices and trading volumes of Company common stock during the 52-week period ended April 25, 2014. BofA Merrill Lynch observed that the low and high closing prices for Furiex’s common stock over this period ranged from $32.09 to $113.55, as compared to Furiex’s current trading price on April 25, 2014 of $80.15 and the implied value of the merger consideration of $106.15 as calculated by BofA Merrill Lynch.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Furiex. The estimates of the future performance of Furiex in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Furiex’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Furiex.

The type and amount of consideration payable in the merger was determined through negotiations between Furiex and Forest, rather than by any financial advisor, and was approved by the board of directors. The decision to enter into the merger agreement was solely that of the board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration.

Furiex has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of approximately $15.6 million, a portion of which was payable in connection with the delivery of its opinion and a significant portion of which is contingent upon the consummation of the merger. In the event that a payment is ultimately made in respect of the CVRs, BofA Merrill Lynch will be entitled to receive, at the time such payment is made, an additional fee equal to 2% of the aggregate amount of such payment. Furiex also has agreed to reimburse BofA Merrill Lynch for its expenses and to indemnify BofA Merrill Lynch against certain liabilities arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Furiex, Forest and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Forest and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as co-manager and joint book runner in connection with the issuance of various series of senior notes by Forest and as a lender under Forest’s revolving credit facility and (ii) having provided or providing certain foreign exchange trading services and treasury and trade management services and products to Forest. From January 2012 through April 2014, BofA Merrill Lynch and its affiliates received or derived aggregate revenues of approximately $5.5 million from Forest and its affiliates for investment, commercial and corporate banking services.

As described above, Forest is party to an Agreement and Plan of Merger, dated February 17, 2014, with Actavis plc and certain of its subsidiaries pursuant to which Actavis is to acquire Forest. BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Actavis and have received or in the future may receive compensation for the rendering of these services, including (i) having entered into a commitment to provide and/or arrange financing for Actavis in connection with its announced acquisition of Forest (subject to the terms of such commitment), which financing may include acting as administrative agent, joint lead arranger and a joint bookrunner for, and a lender under, certain credit facilities for Actavis and as a joint bookrunner to Actavis in connection with the issuance of senior secured notes, (ii) having acted as financial advisor to Actavis in connection with its acquisition of Warner Chilcott plc and having provided and/or arranged financing for such acquisition, (iii) having acted as financial advisor to Watson Pharmaceutical Inc., which we refer to as Watson (a predecessor of Actavis) in connection with its acquisition of Actavis Group and having provided and/or arranged financing for such acquisition, including having acted as a joint bookrunner on a bond offering for Watson, (iv) having acted or acting as an administrative agent, co-lead arranger, and bookrunner for, and a lender (including, in some cases a letter of credit lender and swing-line lender) under, various credit facilities of affiliates of Actavis and (v) having provided or providing certain foreign exchange trading services and treasury and trade management services and products to Actavis. From January 2012 through April 2014, BofA Merrill Lynch and its affiliates received or derived aggregate revenues of approximately $90.5 million from Actavis and its affiliates for investment, commercial and corporate banking services. In addition, as indicated above, BofA Merrill Lynch and its affiliates have entered into a commitment to provide and/or arrange financing for Actavis in connection with its pending acquisition of Forest. In connection with such financing, BofA Merrill Lynch and its affiliates expect to earn significant fees.

Credit Suisse

On April 26, 2014, Credit Suisse rendered its oral opinion to the board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the board of directors dated the same date) as to, as of April 26, 2014, the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E-2 to this proxy statement, and sets forth procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any holder of Company common stock as to how such holder should vote or act on any matter relating to the merger.

In arriving at its opinion, Credit Suisse, among other things:

•	reviewed a draft, dated April 25, 2014, of the merger agreement;

•	reviewed a draft, dated April 25, 2014, of the CVR agreement;

•	reviewed certain publicly available business and financial information relating to Furiex;

•	reviewed certain other information relating to Furiex, including (i) financial forecasts prepared and provided to Credit Suisse by management of Furiex with respect to the future financial performance of Furiex under two sets of projections prepared and provided to Credit Suisse by the management of Furiex (the “Base Case” and the “Limited GI Sales Force Case” and, together, the “Company Forecasts”), (ii) percentage probabilities prepared and provided to Credit Suisse by management of Furiex regarding the likelihood that the milestones set forth in the CVR agreement will be achieved and the timing thereof (the “Company Probabilities”), and (iii) estimates prepared and provided to Credit Suisse by management of Furiex of Furiex’s net operating loss tax carryforwards (“NOLs”) and Furiex’s ability to utilize those NOLs to achieve future tax savings on a standalone basis (the “Estimated NOL Tax Savings”);

•	discussed with Furiex’s management the business and prospects of Furiex, including, without limitation, the prospects of eluxadoline;

•	considered certain financial and stock market data of Furiex and compared that data with similar financial data and stock market data for companies with publicly traded equity securities in businesses Credit Suisse deemed similar to that of Furiex;

•	considered, to the extent publicly available, the financial terms of certain other transactions; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied upon such information being complete and accurate in all respects material to Credit Suisse’s analyses and opinion. In addition, management of Furiex advised Credit Suisse, and Credit Suisse assumed, that (i) the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Furiex’s management as to the future financial performance of Furiex, (ii) the Company Probabilities were reasonably prepared and reflected the best currently available estimates and judgments of Furiex’s management as to the likelihood that the milestones set forth in the CVR agreement will be achieved and the timing thereof, and (iii) the NOLs and Estimated NOL Tax Savings were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Furiex as to the amount of such NOLs and Estimated NOL Tax Savings. Management of Furiex further advised Credit Suisse and, at their direction Credit Suisse assumed, that the Company Forecasts, the Company Probabilities, the NOLs and the Estimated NOL Tax Savings were a reasonable basis on which to evaluate Furiex and Credit Suisse expressed no view or opinion with respect to, and assumed no responsibility for, the Company Forecasts, the Company Probabilities, the NOLs, the Estimated NOL Tax Savings or the assumptions upon which they were based. Credit Suisse also assumed, with Furiex’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Furiex or the CVRs and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses or opinion and that any payments due and payable to the holders of Company common stock pursuant to the CVRs would be made in accordance with the terms of the CVR agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Furiex, nor was Credit Suisse furnished with any such evaluations or appraisals. With Furiex’s consent, Credit Suisse further assumed that the final form of the merger agreement and the CVR agreement, when executed by the parties thereto, would conform to the drafts reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise including, without limitation, any voting agreements entered into between Forest and holders of Company common stock, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice, including, without limitation, any regulatory or other matters that could affect the ability of Furiex or Forest to achieve the milestones set forth in the CVR agreement. The issuance of the opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of the opinion. In addition, as Furiex was aware, the Company Forecasts and Company Probabilities reviewed by Credit Suisse relating to the future financial performance of Furiex reflected certain assumptions regarding, among other things, the development, marketability and commercial viability of Furiex’s drugs, including eluxadoline, that are subject to significant uncertainty and that, if different than assumed by Furiex management, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that may be available to Furiex nor did it address Furiex’s underlying decision to proceed with the merger. As Furiex was aware, the CVRs are subject to significant transfer restrictions and are not freely tradable, and Credit Suisse did not express any opinion as to the value of the CVRs when issued pursuant to the merger or at any time thereafter or the price or range of prices at which shares of Company common stock may be purchased or sold at any time. Credit Suisse was not requested to, and did not; solicit third-party indications of interest in acquiring all or any part of Furiex.

In preparing its opinion to the board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Furiex or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Furiex’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Under the terms of its engagement, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary, agency or similar duty to the board of directors, Furiex, Forest, any security holder or creditor of Furiex, Forest or any other person, regardless of any prior or ongoing advice or relationships.

The following is a summary of the material financial analyses reviewed by Credit Suisse with the board of directors in connection with the rendering of its opinion to the board of directors on April 26, 2014. The summary does not contain all of the financial data holders of Company common stock may want or need for purposes of making an independent determination of fair value. Holders of Company common stock are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analysis.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of April 25, 2014, (2) the transaction values for the selected transactions used in the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of announcement, and (3) estimates of future financial performance of Furiex were based on the Company Forecasts. For purposes of its analysis, Credit Suisse calculated an implied value of the merger consideration equal to $106.53 based on the $95.00 in cash per share of Company common stock to be received upon the closing of the merger and the net present value of a CVR indicated by applying a discount rate of 12.5% to the projected future cash payment to be received per share of Company common stock pursuant to the CVR based on the Company Probabilities prepared and provided by Furiex management.

Selected Companies Analysis

Credit Suisse considered certain financial data for Furiex and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Furiex in one or more respects. The financial data reviewed included enterprise value (calculated as the market value of common equity on a fully diluted basis plus the book value of debt, preferred stock and minority interest less cash) as a multiple of peak sales as prepared and provided to Credit Suisse by the management of Furiex (“Enterprise Value/Peak Sales”).

The selected companies and resulting mean and median data were:

•	MannKind Corporation

•	Keryx Biopharmaceuticals, Inc.

•	TESARO, Inc.

•	KYTHERA Biopharmaceuticals, Inc.

•	Relypsa, Inc.

•	Anacor Pharmaceuticals, Inc.

•	Orexigen Therapeutics, Inc.

•	AcelRx Pharmaceuticals, Inc.

•	Durata Therapeutics, Inc.

Enterprise Value/Peak Sales
Mean:	0.69x
Median:	0.56x

Taking into account the results of the selected companies analysis, Credit Suisse applied a multiple range of 0.5x to 1.0x to Furiex’s projected Peak Sales under the Company Forecasts. The selected companies analysis indicated an implied value reference range of $53.26 to $107.52 per share of Company common stock based on the Base Case and an implied value reference range of $29.87 to $60.68 per share for Company common stock based on the Limited GI Sales Force Case, as compared to the implied value of the merger consideration of $106.53 per share of Company common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed similar to Furiex in one or more respects. The financial data reviewed included transaction value (calculated as the equity purchase price, plus any debt, less cash and cash equivalents of the target company) as a multiple of global peak sales as prepared and provided to Credit Suisse by the management of Furiex (“Transaction Value/Global Peak Sales”).

The selected transactions and resulting mean and median data were:

Phase III Complete/Filed

Date Announced	Acquiror	Target
07/30/2013	Cubist Pharmaceuticals, Inc.	Trius Therapeutics, Inc.
05/28/2013	AstraZeneca plc	Omthera Pharmaceuticals, Inc.
01/22/2013	Allergan, Inc.	MAP Pharmaceuticals Inc.
10/07/2010	Gedeon Richter LTDSP	PregLem SA
09/01/2010	Pfizer Inc.	FoldRx Pharmaceuticals, Inc.

Transaction Value/Global Peak Sales
Mean:	0.90x
Median:	0.84x

Recently Approved

Date Announced	Acquiror	Target
01/21/2014	Teva Pharmaceutical Industries Limited	NuPathe Inc.
12/19/2013	Jazz Pharmaceuticals plc	Gentium S.p.A.
02/22/2011	Forest Laboratories, Inc.	Clinical Data, Inc.
08/03/2010	Shire PLC	Movetis NV
12/07/2009	Celgene Corporation	Gloucester Pharmaceuticals, Inc.

Transaction Value/Global Peak Sales
Mean:	0.70x
Median:	0.70x

Phase III Ongoing

Date Announced	Acquiror	Target
06/10/2013	AstraZeneca plc	Pearl Therapeutics
03/25/2013	Shire PLC	SARcode Bioscience, Inc.
01/08/2013	OPKO Health Inc.	Cytrochroma Inc.
04/23/2012	AstraZeneca plc	Ardea Biosciences, Inc.
02/28/2011	Daiichi Sankyo	Plexxikon, Inc.
12/23/2009	Novartis AG	Corthera Inc.
09/02/2009	LEO Pharma A/S	Peplin, Inc.
05/21/2009	Johnson & Johnson	Cougar Biotechnology, Inc.

Transaction Value/Global Peak Sales
Mean:	0.85x
Median:	0.82x

Overall/Composite

Transaction Value/Global Peak Sales
Overall/Composite Mean:	0.84x
Overall/Composite Median:	0.82x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 0.7x to 1.1x to Furiex’s projected global peak sales under the Company Forecasts. The selected transactions analysis indicated an implied value reference range per share of Company common stock of $74.98 to $118.36 per share of Furiex’s common stock under the Base Case and an implied value reference range per share of Company common stock of $42.19 to $66.84 per share of Furiex’s common stock under the Limited GI Sales Force Case, as compared to the implied value of the merger consideration of $106.53 per share of Company common stock.

Discounted Cash flow Analysis

Credit Suisse performed a discounted cash flow analysis of Furiex by calculating the estimated net present value of the projected after-tax unlevered free cash flows of Furiex based on the Company Forecasts and the Estimated NOL Tax Savings and, at the instruction of Furiex management, taking into account corporate adjustments for a future equity financing forecasted by Furiex. The estimated net present value of the projected after-tax unlevered free cash flows of Furiex and the implied value of the Estimated NOL Tax Savings were calculated using discount rates ranging from 10.0% to 15.0%. The discounted cash flow analysis indicated implied value reference ranges per share of Company common stock of $97.29 to $132.71 for the Base Case and $72.65 to $95.48 for the Limited GI Sales Force Case, compared to the implied value of the merger consideration of $106.53 per share of Company common stock.

Other Considerations

Furiex retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between Furiex and Credit Suisse, Furiex has agreed to pay Credit Suisse a fee of $2.5 million for its services as financial advisor to Furiex in connection with the merger, which became payable upon the delivery of Credit Suisse’s opinion. No portion of Credit Suisse’s fee is contingent upon the consummation of the merger. In addition, Furiex agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement. Credit Suisse and its affiliates have in the past provided investment banking and other financial services, to Forest and its affiliates, including, among other things, during the past two years, having acted as bookrunning lead managing initial purchaser of debt securities issued by Forest in November 2013 and co-managing initial purchaser of debt securities issued by Forest in January 2014, and having been a counterparty to Forest or certain of its affiliates with respect to certain derivatives contracts, for which investment banking advice and services Credit Suisse and its affiliates received approximately $5 million in compensation. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services to Furiex, Forest and their respective affiliates. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Furiex, Forest and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Certain Unaudited Prospective Financial and Other Information Concerning the Company

Other than limited guidance focused on anticipated expenses, the Company does not, as a matter of general practice, publicly disclose financial or other types of projections as to future revenues, earnings, or other results, due to the unpredictability of the underlying assumptions and estimates inherent in preparing such projections. However, in connection with the board of directors’ evaluation of the proposed terms of the merger, Company management prepared and provided to the board of directors and the Company’s financial advisors, BofA Merrill Lynch and Credit Suisse, (i) certain non-public unaudited financial forecasts for the years ending December 31, 2014 through December 31, 2027, which are referred to as the “Base Case” and (ii) a separate case of such financial forecasts that reflected an assumption that the Company would have a limited gastrointestinal division sales force, which is referred to as the “Limited GI Sales Force Case.” Neither the complete version of the Base Case nor the Limited GI Sales Force Case were shared with potential buyers. In preparing the Base Case, management utilized revenue projections for eluxadoline and adjusted those projections based on probabilities of success for FDA approval and commercial viability. The unadjusted eluxadoline revenue projections were shared with potential buyers. The probability adjustments used in preparing the Base Case were not shared with potential buyers. The Base Case, the Limited GI Sales Force Case and any other unaudited prospective financial and other information set forth below are collectively referred to as the “Company Forecasts.” You should note that the Company Forecasts constitute forward-looking statements, and that the Company Forecasts were not prepared with a view toward public disclosure, and are not included in this proxy statement in order to influence any stockholder of the Company regarding whether to vote for the merger proposal or to make any other decision with respect to the merger proposal, including whether or not to seek appraisal rights with respect to shares of Company Common Stock. Inclusion of the Company Forecasts should not be regarded as an indication that any of the Company, or any of its affiliates, advisors, officers, employees, directors or representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide as a stand-alone company should the transaction not be consummated. None of the Company or any of its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the Company Forecasts or that forecasted results will be achieved. The Company has made no representation to Parent in the merger agreement or otherwise, concerning these or any financial forecast. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

The Company Forecasts were prepared for internal use and are subjective in many respects. While presented with numeric specificity, the Company Forecasts reflect numerous estimates and assumptions of the Company’s management with respect to, as applicable, sales volume, operating expense, capital expenditures, industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s business, such as product pricing and reimbursement rates, product launch dates, market penetration, market exclusivity, and receipt of regulatory approvals for eluxadoline, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that any of the Company Forecasts will be realized or that actual results will not be significantly higher, lower or different than estimated. Since the Company Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Company Forecasts not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21. Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the Company Forecasts will be achieved. The Company Forecasts were not prepared with a view toward complying with United States generally accepted accounting principles, or GAAP, the published guidelines of the SEC or the Public Company Accounting Oversight Board regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the Company Forecasts. The Company Forecasts included in this proxy statement has been prepared by, and is the responsibility of, the Company management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company Forecasts, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Company Forecasts do not take into account any circumstances or events occurring after the date of their preparation. Further, the Company Forecasts do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

The following is a summary of the Company Forecasts prepared by the Company management:

•	Base Case:

	Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total Revenue	$55	$109	$446	$556	$720	$821	$828	$916	$914	$887	$821	$796	$776	$747
Gross Profit	$53	$104	$411	$507	$658	$753	$753	$837	$835	$810	$748	$726	$708	$683
Operating Income	($12)	($68)	$243	$330	$489	$588	$597	$676	$670	$647	$587	$574	$556	$532
Net Income	($17)	($71)	$144	$197	$293	$353	$358	$406	$402	$388	$352	$344	$334	$319

Note: Dollars in millions

•	Limited GI Sales Force Case:

	Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total Revenue	$55	$79	$246	$473	$511	$558	$558	$546	$515	$497	$448	$430	$415	$401
Gross Profit	$55	$78	$232	$439	$472	$520	$519	$508	$479	$463	$415	$399	$385	$373
Operating Income	($9)	$8	$157	$352	$386	$433	$430	$420	$390	$374	$327	$315	$301	$289
Net Income	($14)	$3	$93	$210	$231	$260	$258	$252	$234	$224	$196	$189	$181	$173

Note: Dollars in millions

As stated above, this prospective information constitutes forward-looking information and is subject to risks and uncertainties that could cause the actual results to differ materially from the projected results.

The inclusion of this prospective information should not be regarded as an indication that the milestones for payments under the CVR agreement will be achieved or that the Company or any of its affiliates, advisors, officers, employees, directors or representatives, BofA Merrill Lynch or Credit Suisse believes that this information is a reliable prediction of future events, and this information should not be relied upon as such. A description of the milestones for payment under the CVR agreement can be found in the section entitled “The CVRs” beginning on page 92.

Readers of this proxy statement are cautioned not to place undue reliance on the Company Forecasts. The inclusion of the Company Forecasts in this proxy statement should not be regarded as an indication that any of the Company or its affiliates, advisors, officers, employees, directors or representatives considered the Company Forecasts to be predictive of actual future events, and the Company Forecasts should not be relied upon as such. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the financial forecasts were prepared. The Company views the Company Forecasts as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. None of the Company or its affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the Company Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Company Forecasts to reflect circumstances existing after the date the Company Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Company Forecasts.

Closing and Effective Time of Merger

The merger agreement provides that the closing of the merger will take place in New York City at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York on the date that is two business days following the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other date, time, or place as the parties may mutually agree in writing.

The merger will become effective at the time when the parties file a certificate of merger with the Delaware Secretary of State or at such later time as may be agreed to by the parties and specified in such certificate of merger. We refer to this time as the effective time.

We expect to complete the merger in the second or third quarter of 2014. However, the merger is subject to various conditions described below, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. As a result, there could be a substantial amount of time between the special meeting of the Company’s stockholders and the completion of the merger.

Payment of Cash Consideration

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company as exchange agent for the purpose of exchanging shares of Company common stock for the merger consideration. Promptly after the effective time, and in any event no later than the fifth business day following the effective time, the surviving corporation will cause the exchange agent to mail, to each record holder of shares of Company common stock at the effective time (other than holders of excluded shares) a customary letter of transmittal and instructions describing how such holder may exchange shares of Company common stock for the cash consideration.

Upon surrender of stock certificates for cancellation to the exchange agent or, in the case of book-entry shares, receipt of an “agent’s message” or such other evidence, if any, of transfer as the exchange agent may reasonably request, together with a properly completed and validly executed letter of transmittal, Company stockholders (other than holders of excluded shares) will be entitled to receive, subject to any required withholding taxes the merger consideration without interest into which the shares of Company common stock are converted in the merger. Until so surrendered or transferred, as the case may be, after the effective time, each share of Company common stock will represent for all purposes only the right to receive the merger consideration, without interest.

If there is a transfer of ownership of Company common stock that is not registered in the records of the Company’s transfer agent, payment of any portion of the merger consideration as described above will be made to a person other than the person in whose name transferred shares of Company common stock are registered only if (i) the person requesting such exchange presents proper evidence of transfer or such shares are otherwise in proper form for transfer and (ii) the person requesting such payment (A) pays any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or (B) establishes to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company’s stockholders that the merger agreement be adopted.

The interests of the Company’s directors and executive officers include those described below.

For further information with respect to the arrangements between the Company and its named executive officers, see the information included under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 95.

Treatment of Stock Options

The merger agreement provides that all stock options held by the Company’s option-holders, including executive officers, will become fully vested prior to the effective time. Each holder of a stock option will have the right to exercise such stock option during a specified exercise period. The exercise period will begin on the date the Company provides notice of the exercise period and end five business days prior to the effective time. The stock option holders who exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares received upon exercise of each such option. The stock option holders who do not exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares underlying each such option, except that because such options have not yet been exercised, the per share cash consideration will be reduced by the exercise price of each such option.

The following table sets forth, as of April 30, 2014, the value of vested and unvested stock options of each of our executive officers and directors, assuming that the merger closed on April 30, 2014 and that all stock options were exercised prior to the effective date of the merger. The stock option holders are required to pay an exercise price for each share. The value of each stock option was calculated by multiplying (1) the excess of the merger consideration over the per share exercise price of the stock option by (2) the number of shares of Company common stock subject to such stock option. For purposes of this calculation, the merger consideration was assumed to consist of $95.00 per share in cash consideration and a contingent payment of $30.00 per CVR, which is the maximum amount payable per CVR.

	Vested Stock Options		Unvested Stock Options
	Shares	Value	Shares	Value
Executive Officers:
June S. Almenoff	113,456	$12,959,353	25,426	$2,827,608
Paul S. Covington	103,899	$11,725,201	16,104	$1,785,036
Gail F. McIntyre	113,899	$12,884,101	16,104	$1,785,036
Sailash I. Patel	104,579	$11,873,777	12,647	$1,401,611

Non-Employee Directors:
Peter B. Corr	40,470	$4,450,443	0	$0
Stephen R. Davis	0	$0	0	$0
Wendy L. Dixon	52,570	$5,852,712	0	$0
Fredric N. Eshelman	131,751	$15,001,830	32,938	$3,683,786
Stephen W. Kaldor	31,337	$3,409,711	0	$0
All Current Executive Officers and Directors as a Group	691,961	$78,157,128	103,219	$11,483,077

Treatment of Restricted Shares

The merger agreement provides that all restricted shares will become vested at the effective time. The holders of restricted shares will receive the same cash consideration and CVRs as other holders of Company common stock.

The following table sets forth, as of April 30, 2014, for each of our directors and executive officers: (1) the number of restricted shares that would vest in connection with the merger, assuming the merger closed on

April 30, 2014 and (2) the value of such shares. The value was calculated by multiplying the merger consideration by the number of restricted shares. For purposes of this calculation, the merger consideration was assumed to consist of $95.00 per share in cash consideration and a contingent payment of $30.00 per CVR, which is the maximum amount payable per CVR.

	Number of Restricted Shares	Value
Executive Officers:
June S. Almenoff	17,600	$2,200,000
Paul S. Covington	25,700	$3,212,500
Gail F. McIntyre	23,100	$2,887,500
Sailash I. Patel	22,100	$2,762,500
Non-Employee Directors:
Peter B. Corr	7,160	$895,000
Stephen R. Davis	9,308	$1,163,500
Wendy L. Dixon	7,160	$895,000
Fredric N. Eshelman	7,161	$895,125
Stephen W. Kaldor	7,160	$895,000
All Current Executive Officers and Directors as a Group	126,449	$15,806,125

Termination Benefits of Executive Officers

Each of our executive officers (Dr. Almenoff, Dr. Covington, Dr. McIntyre, and Mr. Patel) has a severance agreement with the Company. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The merger is considered a change in control of the Company under these agreements. The amount of the executive’s potential severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive cash bonus plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Almenoff is entitled to a severance payment equal to two times the severance amount as calculated above. Dr. Covington, Dr. McIntyre and Mr. Patel are entitled to a severance payment equal to one times the severance amount calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within a specified time following the termination of employment with the Company.

In addition to the severance payment, pursuant to applicable law, the Company is obligated to pay any accrued but unpaid bonus or deferred compensation owed to the executives upon termination. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits for two years in the case of Dr. Almenoff and one year in the case of the other executive officers. However, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement.

Parent has expressly agreed in the merger agreement to honor these severance agreements after the merger.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers and directors who are employees are entitled to receive the same benefits under the merger agreement as all other employees of the Company. A description of the benefits to be provided to Company employees pursuant to the merger agreement is under the heading “Employee Matters” beginning on page 81.

Indemnification and D&O Insurance

Parent has agreed that it and the surviving corporation in the merger will indemnify, defend and hold harmless the present and former officers and directors of the Company against certain claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any actual or threatened claim arising out of or related to such officer’s or director’s service as a director or officer at or before the effective time (including any claim relating in whole or in part to the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law.

For a period of six years from the effective time, Parent must maintain in effect the coverage provided by the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies with respect to matters arising on or before the effective time. Alternatively, the Company may cause coverage to be extended through the purchase of “tail” insurance coverage. If the tail coverage is purchased prior to the effective time, then Parent shall, and shall cause the surviving corporation to, cause such coverage to remain in full force and effect for its full term. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement solely for this purpose. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “Merger Agreement—Director and Officer Liability.”

New Management Arrangements

As of the date of this proxy statement, none of the Company’s executive officers has entered into any amendments or modifications to his or her existing severance agreement with the Company in connection with the merger, nor has any been offered terms of employment by, or entered into any employment or other agreement with Parent or its affiliates.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation that may become payable to our executive officers (each of whom is a “named executive officer” under SEC disclosure rules). The Company’s stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executives (see section entitled “Advisory Vote on Merger-Related Compensation For the Company’s Named Executive Officers” beginning on page 95). Because the vote to approve such compensation is advisory only, it will not be binding on either the Company or Parent. Even though the Company values the input of stockholders as to whether such compensation is appropriate, if the merger is approved by the stockholders and completed, the Company will have a contractual obligation to pay such compensation to its named executive officers if, as and when it becomes due even if the compensation is not approved by the stockholders in the advisory vote subject only to the condition applicable thereto, which are described in the footnotes to the table.

The table below sets forth the compensation that may become payable to each named executive officer. The amounts indicated below are estimates of amounts that would have been payable assuming that the merger was consummated on April 30, 2014 and assuming that the named executive officers terminated employment immediately thereafter on a basis entitling them to severance payments. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. See the footnotes to the table for additional assumptions.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ benefits ($)(3)	Other ($)	Total ($)
June S. Almenoff	1,181,784	5,027,608	26,249	0	6,235,641
Paul S. Covington	444,960	4,997,536	20,314	0	5,462,810
Gail F. McIntyre	402,651	4,672,536	552	0	5,075,739
Sailash I. Patel	347,625	4,164,111	27,461	0	4,539,197
Marshall H. Woodworth(4)	0	0	0	0	0

(1)	Represents cash lump sum in an amount equal to two times (for Dr. Almenoff) or one times (for Dr. Covington, Dr. McIntyre, and Mr. Patel) the sum of (i) base salary at the rate in effect immediately preceding the merger plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive cash bonus plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive twelve-month periods immediately prior to termination of employment. These amounts would result from severance agreements with a “double trigger” and are applicable only if an executive officer’s employment is terminated within one year of the date of the merger.

(2)	The merger agreement provides that all unvested stock options and shares of restricted stock held by the executive officers will become fully vested prior to the effective time, without regard to whether the executive terminates employment at or following the merger. Represents the aggregate dollar value of restricted stock awards and in-the-money stock option awards for which vesting will be accelerated as a result of the merger. Such values consist of the following: for Dr. Almenoff, the value of the vesting of stock options is $2,827,608 and the value of the vesting of shares of restricted stock is $2,200,000; for Dr. Covington, the value of the vesting of stock options is $1,785,036 and the value of the vesting of shares of restricted stock is $3,212,500; for Dr. McIntyre, the value of the vesting of stock options is $1,785,036 and the value of the vesting of shares of restricted stock is $2,887,500; and for Mr. Patel, the value of the vesting of stock options is $1,401,611 and the value of the vesting of shares of restricted stock is $2,762,500. For purposes of calculating the value of vesting of stock options and restricted stock, the merger consideration was assumed to consist of $95.00 per share in cash consideration and a contingent payment of $30.00 per CVR, which is the maximum amount payable per CVR.

(3)	Represents the estimated value of two years (for Dr. Almenoff) or one year (for Dr. Covington, Dr. McIntyre, and Mr. Patel) of life insurance, health, medical, dental, vision and wellness, accidental death and dismemberment and disability benefits to the same extent to which the executive officers were covered under the Company’s group plans, policies, and programs on the date immediately prior to termination of employment. These amounts would result from severance agreements with a “double trigger” and are applicable only if an executive officer’s employment is terminated within one year of the date of the merger.

(4)	Mr. Woodworth resigned from the Company effective January 29, 2014. As a result, he is not entitled to any compensation in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain material United States federal income tax consequences to United States holders and non-United States holders (each as defined below) of the exchange of Company common stock for cash and CVRs pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons that received Company common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation for services;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States holder that becomes a non-United States holder, or a non-United States holder that becomes a United States holder;

•	a person that owns or is deemed to own 10 percent or more of the total combined voting power of our stock or the stock of Parent;

•	a United States holder that holds Company common stock through banks, financial institutions or other entities, or branches thereof, located, organized or resident outside the United States; or

•	an individual or entity subject to the United States expatriation or anti-inversion rules.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging Company common stock pursuant to the merger.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service, which we refer to as the IRS, with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

Because individual circumstances may differ, we urge you to consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including United States federal estate, gift and other non-income tax consequences and tax consequences under state, local or non-United States laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of Company common stock that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

General

The exchange of Company common stock for cash and CVRs by a United States holder pursuant to the merger will be a taxable transaction for United States federal income tax purposes. The amount of gain or loss a United States holder recognizes, and the timing and potentially character of a portion of such gain or loss, depends on the United States federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty.

The receipt of cash and CVRs pursuant to the merger may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes. The installment method of reporting any gain attributable to the receipt of a CVR will not be available because the Company common stock is traded on an established securities market. The following sections discuss the United States federal income tax consequences of the receipt of cash and CVRs in exchange for your Company common stock in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The CVRs also may be treated as debt instruments for United States federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of a CVR.

Treatment as Open Transaction

Receipt of cash and CVRs pursuant to the merger would generally be treated as an “open transaction” if the value of a CVR cannot be “reasonably ascertained.” If the receipt of the cash and CVRs pursuant to the merger is treated as an “open transaction” for United States federal income tax purposes, a United States holder generally should recognize capital gain or loss for United States federal income tax purposes upon consummation of the merger in an amount equal to the difference, if any, between the amount of cash received and such United States holder’s adjusted tax basis in the Company common stock. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Any such gain or loss should be long-term capital gain or loss if the Company common stock was held for more than one year prior to the exchange of Company common stock for cash and CVRs pursuant to the merger. The deductibility of capital losses is subject to certain limitations.

If the transaction is treated as an “open transaction” for United States federal income tax purposes, the CVR would not be taken into account in determining the holder’s taxable gain upon the consummation of the merger and a United States holder would take no tax basis in the CVR, but would be subject to tax as payments under the CVR were made or deemed made in accordance with the United States holder’s regular method of accounting. A portion of any such payment may be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property, such as the CVRs, so uncertain as to warrant open transaction treatment.

Treatment as Closed Transaction

If the value of the CVR can be “reasonably ascertained,” the transaction generally should be treated as a “closed transaction” for United States federal income tax purposes, and gain or loss would be determined upon consummation of the merger in the same manner as if the transaction were an “open transaction,” except that a United States holder would take into account the fair market value of the CVR determined on the date of the consummation of the merger as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of Company common stock pursuant to the merger. It is possible that the trading value of the Company common stock would be considered along with other factors in determining whether the value of the CVR is reasonably ascertainable.

If the transaction is treated as a “closed transaction” for United States federal income tax purposes, a United States holder’s initial tax basis in the CVR will equal the fair market value of the CVR on the date of the consummation of the merger. The holding period of the CVR will begin on the day following the date of the consummation of the merger.

Payments under the CVR

There is no authority directly on point with respect to the treatment of payments similar to those under the CVR. You should therefore consult your tax advisor as to the taxation of such payments.

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a United States holder of a CVR should be treated as a payment under a contract for the sale or exchange of Company common stock to which Section 483 of the Code applies. Under Section 483 of the Code, a portion of a payment made pursuant to the CVR more than one year after the date of the consummation of the merger will be treated as interest, which will be ordinary income to the United States holder of the CVR. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable Federal rate as the discount rate and using such United States holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to the CVR that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Treatment as a Closed Transaction. Under characterization as a “closed transaction,” a payment with respect to each CVR would likely be treated as a nontaxable return of a United States holder’s adjusted tax basis in the CVR to the extent thereof. A payment in excess of such amount may be treated as either (i) payment with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from your receipt of the CVR in the merger.

Information Reporting and Backup Withholding

Proceeds from the exchange of Company common stock for cash pursuant to the merger, and amounts received in respect of CVRs, may be subject to information reporting and backup withholding. However, backup withholding generally will not apply if the applicable United States holder provides a valid taxpayer identification number (generally on IRS Form W-9) and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a United States holder results in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that United States holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Non-United States Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-United States holder of Company common stock. The term “non-United States holder” means a beneficial owner, other than a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes, of Company common stock that is:

•	a nonresident alien individual;

•	a non-United States corporation; or

•	a non-United States trust.

The following discussion applies only to non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States holder in respect of Company common stock at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Company Common Stock and CVRs

Gain recognized on payments made to a non-United States holder with respect to Company common stock exchanged for cash and CVRs generally will be exempt from United States federal income tax unless:

•	the non-United States holder is an individual who is present in the United States for 183 or more days in the taxable year of the merger and certain other conditions exist; or

•	the Company is or has been a United States real property holding corporation for United States federal income tax purposes, the non-United States holder held, directly or indirectly, at any time during the five-year period ending on the date of the merger, more than 5 percent of the Company common stock, and such holder is not eligible for any treaty exemption.

The Company believes it is not and has not been, and does not anticipate becoming prior to the date of the merger (and, if applicable, the date of payment with respect to the CVRs), a United States real property holding corporation for United States federal income tax purposes.

As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Company or another withholding agent would withhold amounts with respect to the CVRs. Non-United States holders are urged to consult their own tax advisors.

Information Reporting and Backup Withholding

A non-United States holder may be subject to information reporting and backup withholding with respect to the proceeds from the disposition of Company common stock pursuant to the merger and amounts received in respect of CVRs. However, backup withholding generally will not apply if the non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States holder is not a United States person or the non-United States holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a non-United States holder result in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that non-United States holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, which we refer to as FATCA legislation, generally impose a withholding tax of 30% on United States-source interest and dividend income, and on the gross proceeds of a disposition of property of a type that can produce United States-source interest and dividend income, paid to (i) a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying each substantial United States owner (if any) of the entity, which generally means any United States person that directly or indirectly owns more than 10% of the entity. Under current United States Treasury Department guidance, this new withholding tax will not apply to (i) interest and dividend income that is paid on or before June 30, 2014 or (ii) gross proceeds from the sale or other disposition of property that is paid on or before December 31, 2016. Under certain circumstances, a non-United States holder may be eligible for a refund or credit of such taxes, and a non-United States holder may be required to file a United States federal income tax return to claim such refund or credits. Due to the lack of guidance under the FATCA legislation, United States holders and non-United States holders are urged to consult their tax advisors concerning the possible application of the FATCA legislation to payments made pursuant to the merger and in respect of CVRs.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated and any required approval of the merger by any governmental authority shall have been obtained or any applicable waiting period shall have expired pursuant to any other antitrust laws.

On May 7, 2014, the Company and Parent filed notification of the proposed merger with the FTC and the DOJ under the HSR Act. On May 9, 2014, the Company submitted additional information to the FTC and the

DOJ in connection with its notification. The Company expects Parent to file an amended notification of the proposed merger with the FTC and DOJ under the HSR Act on or about May 23, 2014, and expects the waiting period with respect to the amended notification filed under the HSR Act to commence on or about May 23, 2014, and to expire 30 calendar days thereafter, or on or about June 23, 2014, unless terminated early or extended by issuance of a request by the FTC or DOJ for additional information or documentary material.

On May 12, 2014, the Company and Parent provided notice of the proposed merger to the Ukrainian Antimonopoly Committee, or the AMC. Following an initial review period of 15 calendar days in which the AMC will review the notification for completeness, the AMC’s substantive review will extend for a further 30 calendar days. This combined 45-day first phase review period is expected to expire on June 26, 2014. The review period may be extended if the AMC considers that it requires additional information to conduct or complete its review.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On May 1, 2014, a putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in the Court of Chancery of the State of Delaware, styled Steven Kollman, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Case No. 9599, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company, Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. On May 2, 2014, a second putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in the Court of Chancery of the State of Delaware, styled Donald Powell, On Behalf of himself and All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Case No. 9603, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company, Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. On May 12, 2014, a third putative stockholder class action lawsuit relating to the merger was filed against us, the members of the board of directors, Parent and Merger Subsidiary in Wake County, North Carolina, Superior Court, styled Walter Nakatsukasa, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Civil File No. 14-CVS-006156, alleging that the members of the board of directors breached their fiduciary duties in connection with the transaction and that the Company, Parent and Merger Subsidiary aided and abetted the alleged breaches of fiduciary duties. All three complaints seek class certification, injunctive relief to prevent closing of the merger, unspecified damages, attorneys’ fees, experts’ fees, and other costs. The complaints in Kollman v. Furiex and Nakatsukasa v. Furiex also seek rescission of the merger and unspecified rescissory damages if the merger is completed.

Additional similar lawsuits might be filed. The Company and the board of directors believe that all three of these lawsuits are without merit and intend to vigorously defend against the claims asserted therein, but we are unable to predict the outcome or reasonably estimate a range of possible loss at this early stage of the proceedings.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and might not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety, as it, together with the form of CVR agreement attached as Annex C, are the legal documents governing the merger. This section is not intended to provide you with any factual information about Furiex, Parent or any of their respective affiliates. Such information can be found elsewhere in this proxy statement and in the public filings we and Forest make with the SEC, as described in the section entitled, “Where You Can Find More Information” beginning on page 105.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Subsidiary were qualified and subject to important limitations agreed to by the Company, Parent and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement has the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the confidential Company Matters Letter that the Company delivered to Parent in connection with the execution of the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Subsidiary with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

The parties have agreed to take all necessary action to cause the directors of Merger Subsidiary immediately prior to the effective time to be the directors of the surviving corporation immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal in accordance with applicable law and the certificate of incorporation and bylaws of the surviving corporation. The officers of Merger Subsidiary immediately prior to the effective time will be the officers of the surviving corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with applicable law and the certificate of incorporation and bylaws of the surviving corporation.

At the effective time, the certificate of incorporation and bylaws of the surviving corporation, as in effect immediately prior to the effective time, will be amended and restated to be in the form of the certificate of incorporation and bylaws of Merger Subsidiary, except with respect to the name of the surviving corporation, which shall be “Furiex Pharmaceuticals, Inc.” and any other changes necessary to comply with Parent’s covenant in the merger agreement regarding the indemnification of directors and officers of the Company.

Following the completion of the merger, the Company common stock will be delisted from the NASDAQ Global Select Market, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

The merger agreement provides that, unless the parties otherwise agree in writing, the closing of the merger will take place two business days after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) described in the section entitled, “The Merger Agreement—Conditions to the Merger” beginning on page 84.

The merger will become effective at the time when the parties file a certificate of merger with the Delaware Secretary of State or at such later time as may be specified in such certificate of merger. We refer to this time as the effective time.

We expect to complete the merger in the second or third quarter of 2014. However, the merger is subject to various conditions described below, and it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a later time, or not at all. As a result, there could be a substantial amount of time between the special meeting of the Company’s stockholders and the completion of the merger.

Treatment of Common Stock, Stock Options, and Restricted Stock

Common Stock

At the effective time, each share of Company common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted automatically into the right to receive (i) the $95.00 cash consideration without interest, less any applicable withholding taxes, plus (ii) one CVR, which represents the right to receive a contingent payment of up to $30.00 in cash, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestone events set forth in, and, subject to and in accordance with the terms and conditions of the CVR agreement.

If, between the date of the merger agreement and the effective time, the outstanding shares of Company common stock are changed into a different number of shares or a different class (including, but not limited to, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, merger, issuer tender or exchange offer or stock dividend thereon), the merger consideration will be equitably adjusted.

Stock Options

The merger agreement requires the board of directors to take all action necessary to cause each outstanding stock option to be vested and exercisable prior to the effective time. The Company must provide written notice to each holder of stock options outstanding that such holder will have the right, during the period beginning on the date of such notice and ending five business days prior to the effective time, to exercise such stock options in accordance with the terms and conditions of the applicable Company stock plan under which such option was granted. The stock option holders who exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares received upon exercise of each such option. The stock option holders who do not exercise their stock options prior to the effective time will be entitled to the same cash consideration and CVRs as other holders of Company common stock with respect to each of the shares underlying each such option, except that because such options have not yet been exercised, the per share cash consideration will be reduced by the exercise price of each such option.

Restricted Stock

Each share of the Company’s restricted stock will become fully vested and all restrictions will lapse at the effective time. The holders of restricted shares will receive the same per share cash consideration and CVRs as other holders of Company common stock.

Surrender and Payment Procedures

DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. Prior to the effective time, Parent will designate an exchange agent for the purpose of exchanging shares of Company common stock for the merger consideration and will enter into a customary agreement with the exchange agent related to the services to be performed by the exchange agent. The exchange agent will be a bank or trust company reasonably acceptable to the Company. At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the exchange agent, funds in an amount equal to the aggregate cash consideration. Promptly after the effective time, and in any event no later than the fifth business day thereafter, the surviving corporation will cause the exchange agent to mail to each record holder of shares of Company common stock at the effective time (other than holders of excluded shares) a customary letter of transmittal and instructions describing how such holder may exchange shares of Company common stock for the merger consideration.

Upon surrender of stock certificates for cancellation to the exchange agent or, in the case of book-entry shares, receipt of an “agent’s message” or such other evidence, if any, of transfer as the exchange agent may reasonably request, together with a properly completed and validly executed letter of transmittal, Company stockholders (other than holders of excluded shares) will be entitled to receive subject to any required withholding taxes, the merger consideration without interest into which the shares of Company common stock are converted in the merger. Until so surrendered or transferred, as the case may be, after the effective time, each share of Company common stock will represent for all purposes only the right to receive the merger consideration, without interest.

If there is a transfer of ownership of Company common stock that is not registered in the records of the Company’s transfer agent, payment of any portion of the merger consideration as described above will be made to a person other than the person in whose name transferred shares of Company common stock are registered only if (i) such shares have been properly transferred and (ii) the person requesting such payment (A) pays any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or (B) establishes to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or payable with respect to the merger consideration. The exchange agent, the rights agent (with respect to the CVRs), the surviving corporation and Parent will each be entitled to deduct and withhold any applicable taxes from the merger consideration. Any amount that is withheld will be treated as having been paid to the person in respect of which such deduction or withholding was paid.

After the effective time, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time. If, after the effective time, shares of Company common stock are presented to the surviving corporation or the exchange agent for any reason, they will be cancelled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth, in the merger agreement, except as otherwise provided by applicable law.

At any time following the first anniversary of the closing date of the merger, the surviving corporation may require the exchange agent to deliver to it any funds (including any interest or other income received on such funds) that had been made available to the exchange agent and which have not been disbursed to former record holders of Company common stock. Any former holder of Company common stock (other than a holder of excluded shares) who has not exchanged its shares for the merger consideration in accordance with the procedures set forth in the merger agreement may thereafter look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of the merger consideration with respect to such shares. Any amounts that remain unclaimed immediately prior to such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by law, the property of the surviving corporation free and clear of all claims or interest of any person previously entitled thereto. None of Parent, Merger Subsidiary, the surviving corporation, the Company or the exchange agent will be liable to any person for any merger consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Revenue Rights

In connection with the execution and delivery of the merger agreement, Parent has entered into a Revenue Rights Purchase Agreement with RPI Finance Trust, a Delaware statutory trust that we refer to as Royalty Pharma. Pursuant to this agreement, Parent intends to, immediately following the effective time, sell the Company’s rights to receive royalties, milestone payments, and certain other payments, which we refer to as revenue rights, from the counterparties under certain of the Company’s license agreements.

Representations and Warranties

The Company has made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the confidential Company Matters Letter that the Company delivered to Parent in connection with the execution of the merger agreement. These representations and warranties relate to, among other things:

•	organization, corporate existence, good standing, and corporate power;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of certain conflicts in connection with the Company’s entry into the merger agreement and the completion of the transactions contemplated thereby;

•	required regulatory filings and governmental approvals;

•	SEC filings and internal controls;

•	absence of undisclosed material liabilities;

•	financial statements;

•	absence of subsidiaries or other investments in other entities, including joint ventures;

•	absence of certain changes and events since December 31, 2013;

•	absence of litigation and other legal proceedings;

•	compliance with laws and court orders, including anti-bribery laws, and compliance with permits and approvals from governmental authorities;

•	tax matters;

•	employee benefits matters;

•	environmental matters;

•	intellectual property matters;

•	inapplicability of antitakeover statutes;

•	matters relating to owned and leased property;

•	material contracts and the performance of obligations and absence of breaches thereunder;

•	regulatory matters;

•	prior receipt of the opinions of BofA Merrill Lynch and Credit Suisse;

•	absence of undisclosed finders’ and brokers’ fees;

•	absence of any vote required for adoption of the merger agreement other than the stockholder vote;

•	accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	insurance;

•	transactions with affiliates;

•	certain matters with respect to the revenue rights; and

•	disclaimer of other representations and warranties.

The merger agreement also contains representations and warranties made by Parent and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Subsidiary relate to, among other things:

•	organization, corporate existence, good standing and corporate power;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of certain conflicts in connection with Parent’s or Merger Subsidiary’s entry into the merger agreement and the completion of the transactions contemplated thereby;

•	required regulatory filings and governmental approvals;

•	absences of undisclosed finders’ and brokers’ fees;

•	ownership and operations of Merger Subsidiary;

•	availability of funds to consummate the merger;

•	absence of ownership of Company shares by Parent or Merger Subsidiary; and

•	disclaimer of other representations and warranties.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” standard. For purposes of the merger agreement, a “Company material adverse effect” means, with respect to the Company, any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and its subsidiaries taken as a whole or (b) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated by the merger agreement. With respect to clause (a) of the preceding sentence, conditions, changes, events, occurrences or effects, directly or indirectly, arising out of, resulting from or relating to the following are excluded in determining whether a Company material adverse effect has occurred:

•	any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its subsidiaries operates, except to the extent such condition, change, event, occurrence or effect affects the Company and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and its subsidiaries operate;

•	any enactment of, change in, or change in interpretation of, any law or GAAP, or governmental policy, except to the extent such enactment or change affects the Company and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and its subsidiaries operate (it being understood that the foregoing will not apply with respect to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable law or GAAP);

•	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business, except to the extent such conditions or changes affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and its subsidiaries operate;

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war, except to the extent such events affect the Company and its subsidiaries in a disproportionate manner relative to other participants in the business and industries in which the Company and its subsidiaries operate;

•	the announcement, pendency of or performance of the transactions contemplated by the merger agreement, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that the foregoing does not apply to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations under the merger agreement);

•	any action taken by the Company that is expressly required by the terms of the merger agreement (it being understood that the foregoing does not apply to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations under the merger agreement);

•	any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline in market price or such change in trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company material adverse effect);

•	any failure, in and of itself, by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period ending, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its subsidiaries, on or after the date of the merger agreement (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company material adverse effect);

•	any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of the merger agreement or the transactions contemplated thereby; and

•	any recommendation by the FDA, or decision by the DEA, with respect to the designation of eluxadoline as a controlled substance under any schedule of the CSA.

For the purpose of the merger agreement, a “Parent material adverse effect” means any condition, change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Subsidiary of the transactions contemplated by the merger agreement.

Conduct of the Company Pending the Merger

The merger agreement provides that, from the date of the merger agreement until the effective time, except (a) as expressly permitted or required by the merger agreement, (b) as set forth in the confidential Company Matters Letter delivered by the Company to Parent in connection with the execution of the merger agreement, (c) as may be required to comply with applicable law or (d) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause its subsidiaries to, (x) conduct their business only in the ordinary course of business and (y) use reasonable best efforts to (A) maintain and preserve intact their respective lines of business and goodwill associated therewith, (B) maintain in effect all of their material permits, (C) maintain their respective rights and franchises and preserve satisfactory relationships with governmental authorities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with them, (D) keep available the services of their present directors, officers, employees and consultants and (E) comply in all material respects with all applicable laws and the requirements of all Company material contracts. Without limiting the above, and subject to the exceptions set forth in items (a) through (d) above, the Company may not, and will not permit any of its subsidiaries to, do any of the following:

•	issue, sell or grant, or authorize the issuance, sale or grant of, any securities of the Company or its subsidiaries, subject to certain exceptions, including in connection with equity awards outstanding on the date of the merger agreement, or amend any term of any security of the Company or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	except in certain limited circumstances, redeem, purchase, or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any securities of the Company or its subsidiaries;

•	declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of (whether in cash, stock, or any combination thereof) any shares of its capital stock, other than dividends paid by any subsidiary of the Company to the Company or wholly owned subsidiary of the Company, or adjust, split, combine, subdivide or reclassify any shares of its capital stock;

•	incur, create, assume, suffer to exist or otherwise become liable with respect to any indebtedness in an outstanding principal amount in excess of $25,000,000 in the aggregate to finance certain activities and subject to certain exceptions;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than (A) advances to employees in the ordinary course of business consistent with past practices or (B) loans among the Company and any of its wholly-owned subsidiaries or among any of such wholly-owned subsidiaries;

•	sell, lease, license or otherwise transfer, abandon, or permit to lapse, or create or incur any encumbrance on Company intellectual property or any of its properties, securities, interests, businesses or assets subject to certain exceptions;

•	make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $100,000 in the aggregate;

•	make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business of any other person, except in the ordinary course of business consistent with past practice or transactions between the Company and any of its wholly owned subsidiaries or among such wholly owned subsidiaries;

•

except as required by a Company employee benefit plan or to ensure that a Company benefit plan is in compliance with applicable law, (A) with respect to any director, officer, employee, former employee, or consultant of the Company or its subsidiaries, materially increase compensation, bonus, fringe or other benefits, or pay any bonus except, in the case of employees that are not officers or members of the board of directors, increases made in the ordinary course of business; (B) adopt, enter into, terminate or amend any Company employee benefit plan, (C) grant any severance or termination benefits, except in the ordinary course of business with respect to employees who are not directors or executive officers; (D) grant or pay any change of control, severance, retention or termination compensation; (E) take any action to accelerate the vesting or payment of any compensation or benefit except as provided in the merger agreement; (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company employee benefit plan or change the manner in which contributions to any Company employee benefit plan are made or the basis on which such contributions are determined, (G) hire any officer or other employee other than in the case of certain specified exceptions; (H) terminate the employment of any director, officer, employee or consultant except in the ordinary course of business; or (I) induce or attempt to induce any director, officer, employee or consultant to terminate his or her employment;

•	adopt, enter into, terminate or amend any Company stock plan, except as required by law; or grant any awards under any Company stock plan except as required by a contract in effect as of the date of the merger agreement or as permitted by the merger agreement;

•	make any change to its method of accounting, subject to certain exceptions;

•	except as required by applicable law, make or change any material tax election that is inconsistent with the Company’s past practice, change any material annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns, enter into any closing agreement with respect to a material tax, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other material reduction in tax liability;

•	settle, or offer or propose to settle, any legal proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice) or any stockholder litigation or dispute against the Company or any of its officers or directors;

•	amend or modify in any material respect or terminate any material contract or waive, release, or assign any material rights under a material contract or except in the ordinary course of business, enter into any material contract;

•	amend the charter documents of the Company or its subsidiaries;

•	form any subsidiary;

•	adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement;

•	conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to eluxadoline as may be required by a governmental authority, that would not require material expenditures by the Company and would not reasonably be expected to result in material obligations following the effective time, or as described in the confidential Company Matters Letter; or

•	agree, resolve or commit to take any of the foregoing actions.

Non-Solicitation Covenant; Changes in Board Recommendation

The merger agreement provides that, from the date of the merger agreement until either the effective time or the termination of the merger agreement, and subject to the exceptions set forth below, the Company will not, and will use its reasonable best efforts to cause its advisors, attorneys, accountants, consultants, or agents, which we collectively refer to as representatives, not to:

•	solicit, initiate or take any action to encourage or facilitate (including the furnishing of information) any inquiries or the submission of any takeover proposal (as defined below);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information or data relating to, afford access to the business, properties, books or records of the Company or any of its subsidiaries in connection with, or for the purpose of encouraging or facilitating any takeover proposal;

•	approve any transaction under, or any person becoming an “interested stockholder” under Section 203 of the DGCL; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for a takeover proposal.

Notwithstanding the foregoing, the Company and its subsidiaries and representatives are, in certain circumstances, permitted to take certain actions in response to an unsolicited written takeover proposal received prior to receipt of the vote of a majority of the outstanding shares of Company common stock to adopt the merger agreement. If an unsolicited written takeover proposal is received in circumstances not involving a material breach of the non-solicitation covenant described herein, the Company, its board and their representatives may engage in negotiations and discussions with, or furnish information and access to, any person making such a takeover proposal if the board of directors reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that (1) such takeover proposal is or could reasonably be expected to lead to a superior proposal (as defined below), and (2) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors under applicable law.

In such event, the Company is required to promptly, and in any event no later than 48 hours following receipt thereof, notify Parent in writing of the receipt of a takeover proposal or any inquiry, proposal or offer that expressly provides for or could reasonably be expected to lead to a takeover proposal. This written notice must include the identity of the person making the takeover proposal, describe the material terms and conditions of the takeover proposal, and include copies of any written materials received from or on behalf of the person making the takeover proposal.

At least 48 hours prior to entering into negotiations or discussions with, or furnishing information to a person making a takeover proposal, the Company must (1) provide Parent with written notice of the identity of the person making the takeover proposal and of the Company’s intention to enter into negotiations or discussions with, or furnish information to, such person, (2) receive an acceptable confidentiality agreement from the person making the takeover proposal, and (3) concurrently furnish Parent with all information and access provided to the person making the takeover proposal (to the extent such information has not been previously provided to Parent).

The Company will keep Parent apprised of the status of any takeover proposal and provide Parent with copies of any additional written materials relating to the takeover proposal within 48 hours after receipt thereof. The Company may not terminate, amend, modify, waive or fail to enforce any (1) material provision of a confidentiality agreement with a person making a takeover proposal or (2) provision of any “standstill” or similar obligation of any person unless the board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The board of directors may not (1) withhold, fail to include in (or remove from) the proxy statement, withdraw, or modify, or publicly propose or resolve to do any of the foregoing, in a manner adverse to Parent the recommendation of the board of directors that the stockholders adopt the merger agreement, (2) approve or recommend, or publicly propose to approve or recommend, a takeover proposal to the stockholders, or (3) at any time after receipt or public announcement of a takeover proposal, fail to reaffirm the recommendation of the board of directors that the stockholders adopt the merger agreement within five business days after receipt of a written request to do so by Parent (subject to certain limitations). We refer to any of these actions as a company adverse recommendation change. Furthermore, the board of directors may not adopt, approve, recommend, submit to the stockholders, declare advisable, execute, or enter into any merger agreement, agreement in principle, letter of intent, or similar contract providing for a takeover proposal (other than an acceptable confidentiality agreement with a person making a takeover proposal. We refer to any such contract as an alternative acquisition agreement.

Notwithstanding the foregoing, the board of directors is permitted to make a company adverse recommendation change in certain circumstances if it receives a takeover proposal or if an intervening event (as defined below) occurs, in each case prior to receipt of the vote of a majority of the outstanding shares of Company common stock to adopt the merger agreement. The board of directors may make such a company adverse recommendation change and, solely with respect to a superior proposal, terminate the merger agreement, if (1) the Company is not in material breach of the non-solicitation covenant described herein, (2) the board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (3) if such company adverse recommendation change or termination of the merger agreement involves a takeover proposal, the board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such takeover proposal is a superior proposal.

In addition, the Company must provide Parent prior written notice of its intent to make a company adverse recommendation change or terminate the merger agreement with respect to a superior proposal at least four business days prior to taking such action. During the four-day period, the Company will make its representatives reasonably available to discuss with Parent’s representatives proposed modifications to the terms and conditions of the merger agreement and the Company will have, if required by Parent, negotiated in good faith with Parent with respect to such proposed modifications. The Company may not make a company adverse recommendation change or terminate the merger agreement with respect to a superior proposal if, within the four business day period, Parent has made a bona fide offer capable of being accepted by the Company to modify the terms or conditions of the merger agreement, unless (1) in the case of any action intended to be taken in circumstances involving or relating to a takeover proposal, the board of directors, after taking into account any modifications to the merger agreement, after consultation with its outside legal and financial advisors, continues to believe in good faith that such takeover proposal is a superior proposal and determines that the failure to make a company adverse recommendation change or terminate the agreement would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors under applicable law, or (2) in the case of any action intended to be taken in circumstances involving an intervening event, the board of directors, after taking into account any modifications to the merger agreement, and after consultation with its outside legal and financial advisors, determines in good faith that the failure to make a company adverse recommendation change or terminate the agreement would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors under applicable law.

Under the merger agreement, the Company will, and will cause its subsidiaries and its and their respective directors, officers and employees to, and will direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any third party and its representatives conducted prior to the date of the merger agreement with respect to any takeover proposal and the Company must promptly request that any such third party (and its representatives) that is in possession of confidential information previously furnished by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as reasonably practicable in accordance with the terms of any confidentiality or similar agreement in place with such person.

Nothing contained in the merger agreement prohibits the Company or the board of directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company with respect to a takeover proposal or an intervening event if the board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) informing any person of the existence of the non-solicitation and change in board recommendation provisions of the merger agreement or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company); provided that the foregoing will in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under the merger agreement. Any such disclosure (other than that described in (iii) or (iv) above) will be deemed to be a company adverse recommendation change unless the board of directors, if Parent so requests in writing, reaffirms in such disclosure its recommendation that the stockholders adopt the merger agreement.

For purposes of the merger agreement:

•	A “takeover proposal” is any bona fide inquiry, proposal, or offer (written or unwritten) from any person other than Parent, Merger Subsidiary, and their affiliates, to purchase or otherwise acquire, directly or indirectly (1) assets of the Company and its subsidiaries that account for 15% or more of the Company’s and its subsidiaries’ consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived, (2) 15% or more of the outstanding shares of Company common stock or any other class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries which, in the aggregate, directly or indirectly hold the assets referred to above, or (3) any combination of the foregoing. Such a purchase or acquisition may take the form of a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, reorganization, recapitalization, liquidation, business combination, dissolution, joint venture, license, or similar transaction and may be a single transaction or a series of related transactions.

•	A “superior proposal” is any bona fide unsolicited written takeover proposal made by any person after the date of the merger agreement and not as a result of the Company’s breach of the non-solicitation covenant described above on terms which the board of directors determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company common stock from a financial point of view than the merger (taking into account the terms of any bona fide offer by Parent to modify the terms of the merger capable of being accepted by the Company), and is reasonably likely to be consummated on the terms proposed, taking into account all relevant legal, financial, regulatory, and other aspects of the proposal, including any conditions to consummation, anticipated timing of the closing, the risk of non-consummation, the identity of the person making the proposal and such person’s ability to finance the transaction, any required third-party approvals, authorizations or consents, and any applicable break-up fees or expense reimbursement provisions. A takeover proposal will only be considered a superior proposal if it pertains to the purchase or acquisition of (1) assets of the Company and its subsidiaries that account for 50% or more of the Company’s and its subsidiaries’ consolidated assets or from which 50% or more of the Company’s revenues or earnings on a consolidated basis are derived, (2) 50% or more of the outstanding shares of Company common stock or any other class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries which, in the aggregate, directly or indirectly hold the assets referred to above, or (3) any combination of the foregoing.

•	An “intervening event” is a material fact, event, change in circumstance, development or combination thereof occurring or arising after the date hereof affecting the business, assets or operations of the Company that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date hereof, other than a takeover proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to a takeover proposal.

Company Stockholder Meeting

The merger agreement requires the Company to duly give notice of, convene and hold a meeting of its stockholders as soon as reasonably possible after the SEC confirms that it has no further comments on this proxy statement or that the Company may commence mailing this proxy statement for the purpose of voting on the approval and adoption of the merger agreement, and requires the Company to comply with all applicable law, the Company’s certificate of incorporation and bylaws and the rules of the NASDAQ Global Select Market with respect to such meeting and the solicitation of proxies in connection therewith. The Company must use its reasonable best efforts to cause this proxy statement to be mailed to the stockholders of the Company as promptly as practicable after the SEC confirms that it has no further comments on the proxy statement. Subject to the board of directors’ right to effect a Company adverse recommendation change (as described above), the Company, through the board of directors, must (i) recommend to its stockholders that they vote in favor of the proposal to adopt the merger agreement and (ii) include such recommendation in this proxy statement. Unless the board of directors effects a Company adverse recommendation change in accordance with the merger agreement, the Company must use its reasonable best efforts to (i) solicit from the Company’s stockholders proxies in favor of the adoption of the merger agreement and (ii) obtain the approval of the Company’s stockholders of the proposal to adopt the merger agreement. Any adjournment, delay or postponement of the meeting of the stockholders requires the prior written consent or Parent, other than (i) for the absence of a quorum, or (ii) after consultation with Parent, solely to the extent necessary to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders. In addition, Parent may require the Company to adjourn, delay or postpone the meeting of the stockholders once for a period of up to 30 days to allow additional solicitation of votes in order to obtain the requisite approval of the stockholders in favor of the adoption of the merger agreement, subject to certain limitations.

Section 16 Matters

Prior to the effective time, the Company will take all steps as may be reasonably necessary or advisable to cause the transactions contemplated by the merger agreement, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Director and Officer Liability

The merger agreement provides that Parent will, and will cause the surviving corporation to, for six years after the effective time (i) indemnify, defend and hold harmless the present and former officers and directors of the Company against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation arising out of, relating to or in connection with any action or omission relating to such person’s position with the Company or its subsidiaries occurring or alleged to have occurred at or prior to the effective time (including any claim relating in whole or in part to the merger agreement or the transactions contemplated thereby), to the fullest extent permitted by applicable law, (ii) assume all obligations of the Company and its subsidiaries to such persons in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company’s and its subsidiaries’ certificate of incorporation and bylaws as in effect on the date of the merger agreement, and (iii) cause the surviving corporation to cause its certificate of incorporation and bylaws to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of such persons that are no less favorable than the corresponding provisions set forth in the Company’s certificate of incorporation and bylaws as of the date of the merger agreement.

In addition, for a period of six years from the effective time, Parent will cause to be maintained in effect the coverage provided by the Company’s and its subsidiaries’ policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the merger agreement only with respect to matters arising on or before the effective time either through the Company’s existing insurance provider or another provider reasonably selected by Parent. Parent may provide substitute policies so long as they are of at least the same coverage and amounts and contain terms no less advantageous to the former directors and officers and do not result in gaps or lapses in coverage with respect to matters arising on or before the effective time. Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such coverage, in which case Parent must purchase for such six-year period as much coverage as reasonably practicable for such amount.

In lieu of the foregoing, the Company has the option, at or prior to the effective time, to cause coverage to be extended for a period of six years from the effective time through the purchase of “tail” insurance coverage at an aggregate cost not greater than 600% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such coverage. If the Company obtains such “tail” coverage, Parent and the surviving corporation will cause such coverage to remain in full force and effect for its full term and continue to honor the obligations thereunder.

Employee Matters

The merger agreement provides that, until December 31, 2014, Parent will provide each employee of the Company and its subsidiaries as of the effective time who continues employment with the surviving corporation and its subsidiaries following the effective time with compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to such employee immediately prior to the effective time.

For purposes of vesting and eligibility to participate (but not for purposes of benefit accrual) under the employee benefit plans of Parent and its subsidiaries that provide benefits to any Company employee after the effective time, which we refer to as new plans, each Company employee will be credited with his or her years of service with the Company, its subsidiaries, and their predecessors before the effective time to the same extent as such Company employee was entitled, before the effective time, to credit for such service under any similar Company employee benefit plan in which such employee participated or was eligible to participate. In addition, each Company employee will be immediately eligible to participate in any and all new plans to the extent coverage under such new plan is replacing comparable coverage under a Company plan in which such Company employee participated immediately prior to the effective time, which we refer to as old plans. For purposes of each new plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements to be waived, to the extent such conditions for such continuing employee were inapplicable or waived under the comparable old plans. Parent will cause any eligible expenses incurred by any Company employee during the portion of the plan year of the old plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such continuing employee for the applicable plan year as if such amounts had been paid in accordance with such new plan.

From and after the effective time, Parent will cause the surviving corporation and its subsidiaries to honor all obligations under the Company’s employee benefit plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time. The transactions contemplated by the merger agreement will be deemed to constitute a “change in control,” “change of control” or “corporate transaction” (or other similar term) under such employee benefit plans, arrangements or agreements.

Parent will cause the surviving corporation to pay to each Company employee employed by Parent or its affiliates on December 31, 2014 such employee’s annual incentive bonus in cash in an amount no less than at the applicable target level for such employee under the Company’s current annual incentive plan or other annual bonus plan, as applicable, which we refer to as the target bonus. Parent will also cause the surviving corporation to pay to each Company employee terminated without cause or with good reason (each as defined below) on or after the effective time a pro-rata portion of any target bonus in respect of 2014 that such Company employee would have been entitled to receive under the Company’s annual incentive plan or other annual bonus plan, as applicable.

Unless otherwise directed in writing by Parent at least five business days prior to the effective time, the board of directors will authorize the full vesting of all benefits under and termination of any and all of the Company’s employee benefit plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code effective no later than the day immediately preceding the effective time. Parent will use reasonable best efforts to cause the 401(k) plans of Parent or its affiliates to accept any distribution from the Company’s 401(k) plans as a rollover contribution, if so directed by a Company employee.

For purposes of the foregoing discussion:

•	“Cause” means (i) a Company employee’s continued failure to perform such employee’s duties to the Company or to follow the lawful directives of the board of directors or any executive to which the employee reports (other than as a result of death or disability), if not cured within a period of 30 days following receipt of a notice from the Company to cure such event; (ii) a material violation by the employee of a material written policy of the Company; or (iii) the employee’s material misconduct in the performance of the employee’s duties to the Company that causes demonstrable damage to the Company’s business or reputation.

•	“Good reason” means either (i) a constructive termination (or similar term or concept) of a Company employee’s employment under an employment or severance agreement by and between such employee and the Company and its affiliates or (ii) if there is no such employment or severance agreement (or such agreement does not include the concept of constructive termination or good reason), (A) a material diminution in the employee’s base salary or target bonus; or (B) a relocation of the employee’s primary work location by more than 35 miles from its then-current location.

Reasonable Best Efforts

The merger agreement requires the Company, Parent, and Merger Subsidiary to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including to (i) prepare and make as promptly as practicable and advisable any required submissions and filings with any governmental authority (including under antitrust laws) with respect to the transactions contemplated by the merger agreement, (ii) as promptly as practicable and advisable, furnish information required in connection with such submissions and filings, (iii) keep the other parties reasonably informed with respect to the status of any such submissions and filings, and (iv) promptly obtain and maintain all non-actions, actions, clearances, consents, approvals, waivers, registrations, permits, authorizations, licenses, franchises, permits, exemptions, certificates or other confirmations, in each case, including under applicable antitrust laws, from, and promptly deliver all required notices to, any governmental authority necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable.

The merger agreement further requires the Company, Parent, and Merger Subsidiary to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement within ten business days after the date of the merger agreement (which filings were made on May 7, 2014, and in connection with which the Company supplied additional information on May 9, 2014 and which the Company expects Parent to amend on or about May 23, 2014); (ii) supply as soon as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust laws (which filing in respect of the Ukraine was made on May 12, 2014); and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with the terms of the merger agreement and necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and advisable. The Company, Parent, and Merger Subsidiary also agree to (i) make the appropriate filings under any other applicable antitrust laws as soon as practicable and advisable so that all clearances, no actions, or other requirements necessary to consummate the transactions contemplated by the merger agreement are received no later than three business days before the end date (as defined below); (ii) supply as soon as practical and advisable any additional information and documentary material that may be required or requested by any governmental authority under such antitrust laws; and (iii) use its reasonable best efforts to take or cause to be taken all other actions consistent with the terms of the merger agreement and necessary to obtain any necessary authorizations from such governmental authority as soon as practicable.

The Company, Parent and Merger Subsidiary will: (i) promptly notify the other parties of any communication received from, or given to, any governmental authority relating to any submissions, filings or authorizations under applicable antitrust laws with respect to the transactions contemplated by the merger agreement, (ii) subject to applicable law, permit the others to review and discuss in advance any proposed written communication by it to any governmental authority relating to any submissions, filings or authorizations under applicable antitrust laws with respect to the transactions contemplated by the merger agreement, (iii) keep the others reasonably informed of any developments, meetings or discussions with any governmental authority in respect of any filings, investigation or inquiry under applicable antitrust laws concerning the transactions contemplated by the merger agreement, and (iv) furnish the other parties with non-confidential copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives, on the one hand, and any such governmental authority or its staff, on the other hand, relating to any submissions, filings or authorizations under applicable antitrust laws with respect to the transactions contemplated by the merger agreement.

If necessary to obtain any authorization that may be required by any governmental authority with respect to the transactions contemplated by the merger agreement under the HSR Act and any other antitrust laws applicable to such transactions, Parent and Merger Subsidiary will use their respective reasonable best efforts to commit to and effect, by consent decree, hold separate orders, trust or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Company or any of its subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its subsidiaries. We refer to each of the foregoing actions as a remedial action. Any remedial action may, at the discretion of the Company, be conditioned upon consummation of the transactions contemplated by the merger agreement. Parent and Merger Subsidiary will not be required to take any remedial action that would be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. Neither Parent or Merger Subsidiary will be obligated to, and the Company and its subsidiaries will not, without the prior written consent of Parent, agree to or proffer any remedial action with respect to the assets, businesses, relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its affiliates.

In the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the transactions contemplated by the merger agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, Parent will use reasonable best efforts to take any and all action, including a remedial action (subject to the provisions described above), to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Subsidiary shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement as promptly as practicable and in any event no later than three business days prior to the end date.

Revenue Rights

The merger agreement requires the Company to, and to cause its subsidiaries to, perform certain covenants with respect to the revenue rights, including with respect to amending, modifying and seeking consents under certain agreements that provide for the revenue rights.

No Financing Condition

The merger is not subject to a financing condition.

Other Covenants and Agreements

Access to Information

Subject to applicable law and certain exceptions, the merger agreement provides that until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, the Company will, and will cause its subsidiaries, and will direct and use its reasonable best efforts to cause their respective representatives to (i) afford to Parent, Merger Subsidiary and their respective representatives (and, to the extent relating to the revenue rights, Royalty Pharma, its affiliates and their representatives) reasonable access during normal business hours and upon reasonable advance notice to the Company’s books, contracts, records, officers, employees, agents, properties, facilities and other assets; (ii) furnish promptly to Parent, Merger Subsidiary and their respective representatives (and, to the extent relating to the revenue rights, Royalty Pharma, its affiliates and their respective representatives) such financial and operating data and such other information concerning its business and properties as such persons may reasonably request; and (iii) instruct the representatives of the Company and its subsidiaries to cooperate with Parent (and Royalty Pharma to the extent related to the revenue rights) in its investigation of the Company and its subsidiaries.

Notification of Certain Matters

Each of the Company, Parent, and Merger Subsidiary must promptly notify the other upon becoming aware of (i) any legal proceedings commenced or, to its knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or Parent or any of its subsidiaries, in each case, that relate to the merger agreement or the consummation of the transactions contemplated by the merger agreement; (ii) the occurrence or existence of any Company material adverse effect or Parent material adverse effect or any event which would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect or Parent material adverse effect; and (iii) any event, condition, fact or circumstance that could reasonably be expected to result in any condition to the merger not being satisfied before the end date.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Subsidiary to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), of the following conditions on or prior to the closing date:

•	the stockholders of the Company have voted to adopt the merger agreement in accordance with Delaware law;

•	all waiting periods, and any extensions of such waiting periods, applicable to the merger under the HSR Act have been terminated or expired, and any required approval of the merger by any governmental authority has been obtained or any applicable waiting period under any other antitrust laws has expired; and

•	no law, injunction, judgment, order, writ, decree, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal.

The obligations of Parent and Merger Subsidiary to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law), of the following conditions on or prior to the closing date:

•	the representations and warranties of the Company relating to (1) capitalization and (2) the entitlement of brokers and other advisors to fees, commissions, or reimbursement of expenses in connection with the transactions contemplated by the merger agreement being true and correct in all respects (other than de minimis exceptions) as of the date of the merger agreement and as of the effective time with the same force and effect as if made on and as of the effective time;

•	the representations and warranties of the Company relating to (1) corporate organization, standing, and power, (2) corporate authorization, (3) authorization, approval, and recommendation of the board of directors, (4) anti-takeover statutes, and (5) opinions of financial advisors being true and correct in all material respects as of the date of the merger agreement and as of the effective time with the same force and effect as if made on and as of the effective time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•	the other representations and warranties of the Company contained in the merger agreement or in any certificate or other writing delivered by the Company pursuant to the merger agreement (disregarding any materiality or material adverse effect qualifications contained therein) being true and correct as of the date of the merger agreement and as of the effective time with the same force and effect as if made on and as of the effective time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) with only such exceptions as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	performance by the Company in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts after the date of the merger agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	satisfaction of certain conditions with respect to the revenue rights; and

•	receipt by Parent of a certificate signed by an executive officer of the Company certifying the satisfaction of the foregoing conditions.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver, if permissible under applicable law), of the following conditions on or prior to the closing date:

•	the representations and warranties of Parent and Merger Subsidiary set forth in the merger agreement (disregarding any materiality or material adverse effect qualifications contained therein) being true and correct as of the date of the merger agreement and as of the effective time with the same force and effect as if made on and as of the effective time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), with only such exceptions as would not have, and would not reasonably be expected to have a Parent material adverse effect;

•	performance by Parent and Merger Subsidiary in all material respects of all obligations required to be performed by them under the merger agreement (including Parent entering into the CVR agreement with the rights agent) at or prior to the closing date; and

•	receipt by the Company of a certificate signed by an executive officer of Parent certifying the satisfaction of the foregoing conditions.

Neither the Company, Parent, nor Merger Subsidiary may rely on the failure of any condition to the merger to be satisfied if the failure was caused by such party’s failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement or due to the failure of such party to perform any of its other obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time, whether before or after the Company’s stockholders have adopted the merger agreement, as described below.

Termination by Mutual Consent

The merger agreement may be terminated by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

The merger agreement may be terminated by either the Company or Parent in the following circumstances:

•	The merger has not been consummated on or before October 27, 2014, which we refer to as the end date. If, on the end date, the conditions to the merger regarding regulatory approvals or the absence of injunctions or restraints under antitrust laws have not been satisfied but all other conditions have been satisfied or waived, the Company or Parent may extend the end date to December 19, 2014 (or, if later, two business days after the “outside date” as defined in the merger agreement between Forest and Actavis), and the extended date would then be considered the end date. This right to terminate the merger agreement will not be available to a party if the failure of the merger to have been consummated by the end date was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

•	Any law, injunction, judgment, order, writ, decree, or ruling by any governmental authority enjoining, prohibiting, or making illegal the consummation of the merger is in effect and has become final and non-appealable. This right to terminate the merger agreement will not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the failure of the party to perform its obligations under the merger agreement.

•	The stockholders of the Company do not approve the proposal to adopt the merger agreement at the special meeting of stockholders or any adjournment or postponement of the special meeting.

Termination by Parent

The merger agreement may be terminated by Parent in the following circumstances:

•	The Company has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, which breach or failure to perform (A) would cause the failure of the applicable closing conditions and (B) cannot be cured by the Company by the end date or, if capable of being cured, is not cured within 30 calendar days following receipt by the Company of written notice of such breach or failure.

•	A company adverse recommendation change occurs.

•	The Company fails to include in its proxy statement its recommendation that the stockholders approve the proposal to adopt the merger agreement.

•	The board of directors adopts, approves, recommends, submits to the stockholders, declares advisable, executes or enters into (or resolves, determines, or proposes to do any of the foregoing) any alternative acquisition agreement providing for a takeover proposal.

•	A tender offer or exchange offer which constitutes a takeover proposal has been commenced by a third party unaffiliated with Parent, and the Company has not, following Parent’s request and within five business days after such tender or exchange offer is first published, sent or given sent to its stockholders a statement reaffirming its recommendation that the stockholders adopt the merger agreement and recommending that the stockholders reject such tender or exchange offer.

For additional details regarding a company adverse recommendation change, alternative acquisition agreement, and takeover proposal, see “—Non-Solicitation Covenant; Changes in Board Recommendation” beginning on page 77.

Termination by the Company

The merger agreement may be terminated by the Company in the following circumstances:

•	If Parent or Merger Subsidiary has breached or failed to perform any of their representations, warranties, covenants or agreements under the merger agreement, which breach or failure to perform (A) would cause the failure of the applicable closing conditions and (B) cannot be cured by Parent or Merger Subsidiary by the end date or, if capable of being cured, is not cured within 30 calendar days following receipt by Parent or Merger Subsidiary of written notice of such breach or failure.

•	In order for the Company to enter into a transaction that is a superior proposal (in accordance with the non-solicitation covenant), if (A) the superior proposal is not the result of the Company’s material breach of the non-solicitation covenant and (B) the board of directors, after satisfying all applicable requirements of the merger agreement, concurrently with the termination of the merger agreement enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a superior proposal. This right to terminate the merger agreement will not be available to the Company unless the Company has paid a termination fee to Parent as described below.

For additional details regarding a superior proposal and the non-solicitation covenant, see “—Non-Solicitation Covenant; Changes in Board Recommendation” beginning on page 77.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees or expenses. However, the merger agreement provides that the Company will be required to pay Parent a termination fee of $41,000,000, which we refer to as the termination fee, if:

•	the Company terminates the merger agreement in order to enter into a transaction that is a superior proposal;

•	Parent terminates the merger agreement because (1) a company adverse recommendation change occurs, (2) the Company fails to include in its proxy statement its recommendation that the stockholders approve the proposal to adopt the merger agreement (3) the board of directors adopts, approves, recommends, submits to the stockholders, declares advisable, executes or enters into (or resolves, determines, or proposes to do any of the foregoing) any alternative acquisition agreement providing for a takeover proposal, or (4) a tender offer or exchange offer which constitutes a takeover proposal has been commenced by a third party unaffiliated with Parent and the Company, following Parent’s written request, has not sent its stockholders a statement reaffirming its recommendation that the stockholders adopt the merger agreement within five business days after such tender or exchange offer is first published, sent, or given;

•	following any time at which Parent was entitled to terminate the merger agreement due to one of the reasons described in the second bullet point of this list, Parent or the Company terminates the merger agreement because the merger has not been consummated on or before the end date;

•	following any time at which Parent was entitled to terminate the merger agreement due to one of the reasons described in the second bullet point of this list, Parent or the Company terminate the merger agreement because the stockholders of the Company do not approve the proposal to adopt the merger agreement at the special meeting of stockholders or any adjournment or postponement of the special meeting; or

•	following any time at which Parent was entitled to terminate the merger agreement due to one of the reasons described in the second bullet point of this list, Parent terminates the merger agreement because the Company has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement.

If the merger agreement is terminated by the Company in order to enter into a transaction that is a superior proposal, the termination fee must be paid to Parent immediately prior to and as a condition to such termination of the merger agreement. In all other cases, the termination fee must be paid to Parent within two business days of termination of the merger agreement.

In the event that (1) the merger agreement is terminated by Parent or the Company because the merger has not been consummated on or before the end date or because the Company’s stockholders have not approved the proposal to adopt the merger agreement or in the event Parent terminates the merger agreement because the Company is in breach of the merger agreement and (2) a bona fide takeover proposal has been publicly disclosed or otherwise communicated to the board of directors or stockholders and not publicly withdrawn within certain deadlines, then the Company must reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with the merger agreement or the transactions contemplated by the merger agreement. The Company’s maximum aggregate reimbursement obligation is $3,000,000. The expense reimbursement is payable within two business days of termination of the merger agreement. In addition, in the circumstances described in this paragraph if, within 12 months of the date the merger agreement is terminated, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or recommends to its stockholders or consummates a takeover proposal, then the Company will be required to pay the termination fee to Parent concurrently with entering into such definitive agreement, making such recommendation or consummating such takeover proposal. However, for purposes of the previous sentence, the references to “15%” in the definition of takeover proposal will be deemed to be references to “50%.”

In no event will the Company be required to pay the fees described above on more than one occasion. Except in the case of fraud, payment of the termination fee will be the sole and exclusive remedy available to Parent and Merger Subsidiary with respect to the merger agreement and the transactions contemplated by the merger agreement in the event any such payment becomes due and payable, and, upon payment of the termination fee, the Company, its affiliates, and their respective directors, officers, employees, stockholders and representatives will have no further liability to Parent and Merger Subsidiary under the merger agreement.

If the Company fails to make timely payment of the amounts described above and Parent commences a legal action to collect such amount that results in a judgment against the Company, the Company will reimburse Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such legal action, plus interest on the amount of the payment.

Specific Enforcement

If for any reason any of the Company, Parent or Merger Subsidiary fails to perform its obligations or otherwise breaches the merger agreement, then the party seeking to enforce the merger agreement against the nonperforming party will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The Company, Parent, and Merger Subsidiary have also agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This immediate injunctive or other equitable relief is in addition to and not in limitation of any other remedy to which the Company, Parent and Merger Subsidiary are entitled at law or in equity.

Amendments and Waivers

The merger agreement may be amended or supplemented in any and all respects by the written agreement of the Company, Parent, and Merger Subsidiary at any time prior to the effective time, whether before or after the adoption of the merger agreement by the Company’s stockholders. However, following adoption of the merger agreement by the Company’s stockholders, there will be no amendments or changes to the merger agreement which by law would require the further approval by the Company’s stockholders without such approval having first been obtained.

At any time prior to the effective time, any party (other than Parent with respect to Merger Subsidiary, or Merger Subsidiary with respect to Parent) may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party or (c) waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions. No failure or delay by the Company, Parent or Merger Subsidiary in exercising any right under the merger agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right under the merger agreement. Any agreement on the part of the Company, Parent, or Merger Subsidiary to any extension or waiver will be valid only if expressly set forth in an instrument in writing signed on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given unless otherwise expressly stated therein.

Third Party Beneficiaries

Except for (i) the rights of the Company’s stockholders and holders of the Company’s stock options and restricted stock to receive the merger consideration following the effective time and (ii) the provisions of the merger agreement described in the section of this proxy statement entitled “—Director and Officer Liability” beginning on page 80, the merger agreement is not intended to and will not confer upon any person other than the Company, Parent, Merger Subsidiary and their respective heirs, successors, and permitted assigns any rights, remedies, benefits, obligations, liabilities or claims under the merger agreement.

VOTING AGREEMENT

This section describes the material terms of the voting agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and might not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information” beginning on page 105.

In connection with the execution and delivery of the merger agreement, on April 27, 2014, the committed stockholders entered into the voting agreement in favor of Parent. As of [                    ], 2014, the latest practicable date before the printing of this proxy statement, the shares of Company common stock subject to the voting agreement constituted approximately 27% of the total outstanding shares of Company common stock.

The voting agreement does not limit or otherwise affect in any way the actions of the committed stockholders in their capacity as a director, officer or employee of the Company, and no such actions constitute a breach of the voting agreement.

Agreement to Vote

Under the voting agreement, the committed stockholders have agreed to vote their shares of Company common stock beneficially owned by the committed stockholders as of April 27, 2014, and any shares acquired thereafter, in favor of (i) the adoption of the merger agreement, the merger, and all agreements and actions related to the merger; and (ii) the approval of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for the adoption of the merger agreement at the special meeting.

The committed stockholders also agreed to vote their shares of Company common stock against:

•	any takeover proposal or alternative acquisition agreement (as such terms are defined above in the section entitled “The Merger Agreement—Non-Solicitation Covenant; Changes in Board Recommendation” beginning on page 77);

•	any election of new directors to the board of directors, other than nominees who were serving as directors on April 27, 2014 who are nominated for election by a majority of the board of directors, or as otherwise provided in the merger agreement;

•	any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the committed stockholders under the voting agreement or of the Company under the merger agreement;

•	any extraordinary corporate transaction, such as a merger, consolidation, sale of substantially all of the assets of the Company or other business combination involving the Company, or any reorganization, recapitalization, dissolution, liquidation or winding up of the Company other than the merger; and

•	any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the merger agreement.

In furtherance of the foregoing, the committed stockholders irrevocably appointed Parent as their attorney-in-fact and proxy to vote or express consent or dissent with respect to the shares of Company common stock subject to the voting agreement.

Transfer Restrictions; Other Covenants

While the voting agreement remains in effect, the committed stockholders agreed not to: (i) grant any proxies, consents, powers of attorney, rights of first offer or refusal or enter into any voting trust or voting agreement or arrangement, in each case with respect to the voting of any of their shares of Company common stock that are subject to the voting agreement; (ii) sell, assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift), whether voluntarily or by operation of law, or limit its right, title, or interest or right to vote in any manner with respect to any of their shares of Company common stock that are subject to the voting agreement; (iii) enter into any contract with respect to the direct or indirect transfer of any of their shares of Company common stock that are subject to the voting agreement; or (iv) otherwise permit any encumbrances to be created on any of their shares of Company common stock that are subject to the voting agreement.

The committed stockholders have agreed that they will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to the non-solicitation provisions of the merger agreement. For a description of the non-solicitation provisions of the merger agreement, see “The Merger—Non-Solicitation Covenant; Changes in Board Recommendation” beginning on page 77.

Termination

The voting agreement will terminate upon the earlier of (i) effective time, (ii) the termination of the voting agreement by Parent, and (iii) the termination of the merger agreement in accordance with its terms. The committed stockholders may also terminate the voting agreement if the terms of the merger agreement have been amended, modified, or waived to (i) reduce or change the form of the consideration to be paid to the committed stockholders in connection with the merger or (ii) create any additional conditions to the consummation of the merger.

THE CVRS

This section describes the material terms of the form of CVR agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form of CVR agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and might not contain all of the information about the form of CVR agreement that is important to you. We encourage you to read the form of CVR agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information” beginning on page 105.

CVR Agreement

The CVRs will be governed by the terms of the CVR agreement, which will be entered into prior to the effective time by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

As provided in the merger agreement, each share of Company common stock (including shares of restricted stock) outstanding immediately prior to the effective time (other than the excluded shares) will be converted automatically into the right to receive, in addition to the cash consideration, one CVR, which represents the right to receive a contingent payment of up to $30.00 in cash per CVR, without interest, less any applicable withholding taxes. As provided in the merger agreement, each option holder under the Company’s equity incentive plan will be entitled to receive in respect of each option held at the effective time, in addition to the amount of cash payable in respect of such option, one CVR multiplied by the total number of shares of Company common stock subject to such option. The contingent payment becomes payable upon the achievement of one of the milestones as set forth below.

Milestone Events

For purposes of the CVR agreement:

•	“Milestone” means each of a Schedule IV event, a Schedule V event, and a non-schedule event.

•	“Schedule IV Event” means the occurrence of all of the following: (i) approval by the FDA of a new drug application for the product that includes eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company, (ii) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate eluxadoline as a controlled substance under any schedule of the CSA; and (iii) the final rule described in (ii) above providing for eluxadoline to be a controlled substance under Schedule IV of the CSA.

•	“Schedule V Event” means the occurrence of all of the following: (i) approval by the FDA of a new drug application for the product that includes eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company, (ii) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate eluxadoline as a controlled substance under any schedule of the CSA; and (iii) the final rule described in (ii) above providing for eluxadoline to be a controlled substance under Schedule V of the CSA.

•	“Non-Schedule Event” means the occurrence of all of the following: (i) approval by the FDA of a new drug application for the product that includes eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company, (ii) the FDA having not recommended in connection with its approval of the new drug application that eluxadoline be a controlled substance under any schedule of the CSA; and (iii) during the six-month period following approval of the new drug application, the DEA not having proposed (or announced the intention to propose) any rule providing for the control of eluxadoline in any schedule of the CSA.

Milestone Payments

If a milestone occurs, then, within ten business days following such milestone event, Parent will deliver cash to the rights agent in the aggregate amount of the milestone payment payable to the holders of the CVRs. The amount of the milestone payment per CVR is as follows:

•	$10.00 per CVR in the case of a Schedule IV event;

•	$20.00 per CVR in the case of a Schedule V event; or

•	$30.00 per CVR in the case of a non-schedule event.

In no event will payment be made with respect to more than a single milestone. Within ten business days of receipt of any payment set forth above from Parent, the rights agent will pay to each holder of CVRs an amount equal to the applicable milestone payment multiplied by the number of CVRs held by such holder at the time of such payment, as reflected in a CVR register to be maintained by the rights agent.

Any portion of a milestone payment that remains undistributed to the CVR holders for six months after the milestone payment date will be delivered by the rights agent to Parent, upon demand, and any holder may thereafter look only to Parent for payment of the milestone payment, but will have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable law.

Characteristics of the CVRs; Restrictions on Transfer

The CVRs may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than pursuant to any of the following permitted transfers: (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership, or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (vi) to Parent upon abandonment of a CVR by the holder thereof in accordance with the CVR agreement.

The CVRs will not be evidenced by a certificate or any other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs. The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the merger, or any of their respective affiliates.

Carve-Out Transactions

For purposes of the CVR agreement, a “carve-out transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interest, or exclusive licensing transaction), other than a change of control of Parent, pursuant to which a substantial portion of the intellectual property and/or material contracts held or owned by the surviving corporation immediately after the effective time and necessary for the production, development, and sale of the product that includes eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company are sold or exclusively licensed to or directly or indirectly acquired by a person other than Parent or any of its subsidiaries.

For purposes of the CVR agreement, “change of control” means (i) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

In the event that Parent desires to consummate a change of control or carve-out transaction after the effective date while any milestone has not been attained but remains eligible to be attained, Parent or the surviving corporation, as applicable depending upon the structure of the change of control or carve-out transaction, shall cause the person acquiring Parent (or acquiring substantially all of its assets or otherwise exclusively licensing rights to eluxadoline) with respect to a change of control or the person acquiring the subject intellectual property rights, material contracts and/or subsidiaries with respect to a carve-out transaction to assume Parent’s and the surviving corporation’s (as applicable depending upon the structure of the change of control or carve-out transaction) obligations, duties and covenants under the CVR agreement.

Amendment and Termination of CVR Agreement

Parent, when authorized by its board of directors, may unilaterally enter into one or more amendments to the CVR agreement for any of the following purposes, without the consent of any of the holders of CVRs or the rights agent, so long as, in the cases of (ii) through (iv) below, such amendments do not adversely affect the interests of the holders of the CVRs:

(i)	to evidence the appointment of another person as a successor rights agent and the assumption by any successor rights agent of the covenants and obligations of the rights agent in accordance with the provisions of the CVR agreement;

(ii)	to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent’s board of directors may determine to be for the protection of the holders of CVRs;

(iii)	to cure any ambiguity, to correct or supplement any provision of the CVR agreement that may be defective or inconsistent with any other provision thereof, or to make any other provisions with respect to matters or questions arising under the CVR agreement;

(iv)	as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v)	any other amendments for the purpose of adding, eliminating, or changing any provisions of the CVR agreement, unless such addition, elimination or change is materially adverse to the interests of the holders of the CVRs.

Parent must provide, or cause the rights agent to provide, notice of any such amendment to the holders of the CVRs promptly after execution by Parent and the rights agent of such amendment.

In addition to any amendments to the CVR agreement that may be made by Parent without the consent of any holders of CVRs or the rights agent, with the consent of holders of at least a majority of the outstanding CVRs, Parent, when authorized by its board of directors, and the rights agent may enter into one or more amendments to the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination, or change is adverse to the interests of the holders of the CVRs. Parent must provide, or cause the rights agent to provide, notice of any such amendment to the holders of the CVRs promptly after execution by Parent and the rights agent of such amendment.

The CVR agreement will be terminated and of no force or effect, and the parties will have no liability thereunder, and no payments will be required to be made, upon the earlier to occur of (i) the payment of the milestone payment required to be paid under the terms of the CVR agreement and (ii) a termination event. For purposes of the CVR agreement, a “termination event” means either (i) the failure to achieve approval of a new drug application for the product that includes eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company on or prior to the second anniversary of the date of the CVR agreement; or (ii) the publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate eluxadoline as a controlled substance under any of Schedule I, Schedule II or Schedule III of the CSA. The termination of the CVR agreement will not affect or limit the right to receive the milestone payment to the extent earned prior to termination of the CVR agreement.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED

EXECUTIVE OFFICERS

Merger-Related Compensation Proposal

As provided by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is submitting a proposal to Company stockholders for a non-binding, advisory vote to approve the payment of certain compensation of the Company’s named executive officers. This proposal, commonly known as “say-on-golden parachutes,” gives Company stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 61, including the footnotes to the table.

Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,’ is hereby APPROVED.”

Vote Required and the Company Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company or Parent, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, that compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the merger will be approved if a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting vote “FOR” such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

VOTE ON ADJOURNMENT OF THE SPECIAL MEETING

Although it is not currently expected, stockholders may be asked to vote on a proposal to adjourn the special meeting of the Company’s stockholders for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

MARKET PRICE OF COMMON STOCK

The Company common stock is listed for trading on the NASDAQ Global Select Market under the symbol “FURX.” The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by the NASDAQ Global Select Market.

	Common Stock Price
	High			Low
Fiscal Year Ended December 31, 2012
First Quarter ended March 31		$25.00			$15.75
Second Quarter ended June 30		$23.96			$12.16
Third Quarter ended September 30		$22.47			$17.90
Fourth Quarter ended December 31		$19.90			$17.50

Fiscal Year Ended December 31, 2013
First Quarter ended March 31		$42.30			$19.02
Second Quarter ended June 30		$40.25			$32.01
Third Quarter ended September 30		$49.50			$34.24
Fourth Quarter ended December 31		$45.76			$32.05

Fiscal Year Ended December 31, 2014
First Quarter ended March 31		$121.97			$41.20
Second Quarter ended June 30 (through [ ], 2014)	$	[—	]	$	[—	]

The closing price of Company common stock on the NASDAQ Global Select Market on April 25, 2014, the last trading day prior to the public announcement of the execution of the merger agreement, was $80.15 per share of Company common stock. The $95.00 cash consideration represents a premium of approximately 19% over the closing price per share of Company common stock on April 25, 2014, the last trading day before the merger was announced. On [                    ], 2014, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NASDAQ Global Select Market was $[        ] per share of Company common stock and there were [            ] shares of Company common stock outstanding. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has never declared or paid cash dividends on its common stock. Accordingly, we do not expect to pay any dividends prior to the merger, and, under the terms of the merger agreement, are prohibited from doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of Company common stock as of May 19, 2014 by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of the Company’s capital stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers, and (iv) all of the Company’s current executive officers and directors as a group.

The Company has determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of Company common stock if that person has a right to acquire ownership within 60 days by the exercise of vested stock options. A person is also deemed to be a beneficial owner of Company common stock if that person has or shares voting power, which includes the power to vote or direct the voting of Company common stock, or investment power, which includes the power to dispose of or to direct the disposition of Company common stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, the Company believes that each stockholder identified in the table possesses sole voting power and investment power over all shares of Company common stock shown as beneficially owned by the stockholder.

The percentage of shares outstanding is based on 10,800,796 shares of Company common stock outstanding as of May 19, 2014. In addition, shares of Company common stock subject to stock options that are exercisable within 60 days of May 19, 2014 are considered outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Executive Officers, Directors and Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Forest Laboratories, Inc.(1) 909 Third Avenue New York, New York 10022	2,979,768	27.3%
Invus Public Equities, L.P.(2) 750 Lexington Avenue, 30th Floor New York, New York 10022	870,842	8.1%
RA Capital Healthcare Fund, L.P.(3) 20 Park Plaza, Suite 1200 Boston, Massachusetts 02116	750,000	6.9%
Consonance Capital Management LP(4) 1370 Avenue of the America, Suite 3301 New York, New York 10019	648,829	6.0%
Thompson, Siegel & Walmsley LLC(5) 6806 Paragon Place, Suite 300 Richmond, Virginia 23230	600,615	5.6%
Morgan Stanley(6) 1585 Broadway New York, New York 10036	575,450	5.3%
Fredric N. Eshelman(7)	2,979,768	27.3%
June S. Almenoff(8)	138,056	1.3%
Peter B. Corr(9)	48,917	*
Paul S. Covington(10)	132,522	1.2%
Stephen R. Davis	9,308	*
Wendy L. Dixon(11)	59,730	*
Stephen W. Kaldor(12)	38,497	*
Gail F. McIntyre(13)	143,767	1.3%
Sailash I. Patel(14)	132,527	1.2%
Marshall H. Woodworth(15)	0	*
All current executive officers and directors as a group (9 persons)(16)	3,683,092	32.0%

*	Less than one percent.

(1)	Based on a Schedule 13D filed with the SEC on May 6, 2014. As of the date of the Schedule 13D, Forest owned no shares of the Company’s common stock. However, for purposes of Rule 13d-3 under the Exchange Act, as a result of entering into the voting agreement, Forest may be deemed to possess shared voting power and shared dispositive power over, and therefore beneficially own for purposes of Rule 13d-3, the 2,979,768 shares of the Company’s common stock that are beneficially owned by Dr. Eshelman and his affiliates. Notwithstanding the preceding, Forest has disclaimed beneficial ownership of such shares. A copy of the voting agreement is attached as Annex B to this proxy statement. For a description of the voting agreement see the section entitled “Voting Agreement” beginning on page 90.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A provides that Invus Public Equities, L.P., along with Invus Public Equities Advisors, LLC, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., Stichting Administratiekantoor Westend, and Mr. Pascal Minne hold shared voting and dispositive power as to 870,842 shares of common stock.

(3)	Based on a Schedule 13G filed with the SEC on February 5, 2014. The Schedule 13G provides that RA Capital Management, LLC, along with Peter Kolchinsky, its manager, hold shared voting and dispositive power as to 750,000 shares of common stock and RA Capital Healthcare Fund, L.P. holds shared voting and dispositive power as to 630,000 shares of common stock.

(4)	Based on a Schedule 13G filed with the SEC on February13, 2014. The Schedule 13G provides that Consonance Capital Management LP, along with Mitchell Blunt, its manager, and Consonance Capital Advisors LLC hold shared voting and dispositive power as to 648,829 shares of common stock.

(5)	Based on a Schedule 13G filed with the SEC on February 6, 2014. The Schedule 13G provides that Thompson, Siegel & Walmsley LLC holds sole voting power over 507,521 shares of common stock, shared voting power of 93,094 shares of common stock and shared dispositive power over 600,615 shares of common stock.

(6)	Based on a Schedule 13G filed with the SEC on May 8, 2014. The Schedule 13G provides that Morgan Stanley holds sole voting power over 397,628 shares of common stock, shared voting power over 1,246 shares of common stock and shared dispositive power over 575,450 shares of common stock.

(7)	Includes 41,666 shares of common stock held in a grantor retained annuity trust, 132,689 shares of common stock held in a limited liability company and 140 shares of common stock held by Mrs. Eshelman. Also includes 131,751 shares issuable upon exercise of options held by limited liability companies.

(8)	Includes 113,456 shares issuable upon exercise of options.

(9)	Includes 40,470 shares issuable upon exercise of options.

(10)	Includes 103,899 shares issuable upon exercise of options.

(11)	Includes 52,570 shares issuable upon exercise of options.

(12)	Includes 31,337 shares issuable upon exercise of options.

(13)	Includes 113,899 shares issuable upon exercise of options.

(14)	Includes 104,579 shares issuable upon exercise of options.

(15)	Mr. Woodworth resigned from the Company effective January 29, 2014. Mr. Woodworth’s beneficial ownership of Furiex stock is based on information available to Furiex as of May 19, 2014.

(16)	Includes the shares described in footnote 7 above.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, (i) you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of Company common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Company common stock, and (ii) you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock.

A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Furiex Pharmaceuticals, Inc., Attention: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Company common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal of their shares of Company common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, to the Company’s stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until following surrender of such certificates). Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of Company common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, the Company expects to hold a 2015 annual meeting of stockholders.

Stockholder proposals to be included in the proxy statement for the 2015 annual meeting of stockholders must be received by the Company not later than December 11, 2014. Under the Company’s bylaws, stockholder proposals to be considered at its next annual meeting must be received by the Company not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Exchange Act.

Our bylaws permit any stockholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of stockholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of stockholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to stockholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a stockholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Exchange Act, including any information required to be included in a proxy statement if the nominee had been nominated by the board of directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

Proposals and nominations of persons to serve on the board of directors should be mailed to Furiex Pharmaceuticals, Inc., Attn: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Management’s proxy holders for the 2015 annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 24, 2015.

Please read our by-laws, which are available free of charge through the SEC’s web site at http://www.sec.gov, or, upon written request by stockholders of record to our Corporate Secretary, for additional information regarding stockholder proposals. If you have questions or need more information about the 2015 annual meeting of stockholders, write to Furiex Pharmaceuticals, Inc., Attn: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Current Reports on Form 8-K filed on February 4, 2014, April 29, 2014, and May 7, 2014 (to the extent of Item 8.01 thereof only); and

•	Our definitive proxy solicitation materials filed with the SEC on April 11, 2014, for our 2014 Annual Meeting of Stockholders to be held on May 22, 2014.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Furiex Pharmaceuticals, Inc., Attn: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560, Telephone (919) 456-7800; or Okapi Partners, our proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of April 27, 2014

by and among

FOREST LABORATORIES, INC.,

ROYAL EMPRESS, INC.

and

FURIEX PHARMACEUTICALS, INC.

A-i

Exhibit A	Form of CVR Agreement

Annex A	Representations and Warranties Regarding Revenue Rights Matters
Annex B	Covenants of the Company Regarding Revenue Rights Matters
Annex C	Certain Other Defined Terms

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2014 (this “Agreement”), is entered into by and among Forest Laboratories, Inc., a Delaware corporation (“Parent”), Royal Empress, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Defined terms used herein have the meanings provided in Section 8.13 and Section 8.14.

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective company’s stockholders to enter into a business combination;

WHEREAS, in furtherance of the foregoing, Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have (a) approved the execution and delivery of and performance under this Agreement and (b) resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL), are advisable, fair to and in the best interests of their respective stockholders;

WHEREAS, the board of directors of the Company (the “Company Board”) has resolved to recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) simultaneously with the execution and delivery of this Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement, Parent has entered into a Revenue Rights Purchase Agreement (the “Revenue Rights Purchase Agreement”), dated as of the date hereof, with RPI Finance Trust, a Delaware statutory trust (“RPI”), pursuant to which Parent intends to, immediately following the Effective Time, sell the Company’s rights to receive royalties, milestone payments and certain other payments (collectively, the “Revenue Rights”) from the counterparties under certain of the Company’s license agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), or such other date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to be made on the Closing Date in connection with the Transactions. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be “Furiex Pharmaceuticals, Inc.”) and any changes necessary so that they shall be in compliance with Section 5.8) the certificate of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent only the right to receive (i) an amount in cash equal to $95.00 without interest (the “Cash Consideration”) and (ii) one contractual contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of one of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the “CVR Consideration”, and together with the Cash Consideration, collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except only the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) without interest (subject to any applicable withholding Taxes).

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into a customary agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent shall deposit, or cause to be deposited, (i) with the Exchange Agent, at or prior to the Effective Time, funds in an amount equal to the aggregate Cash Consideration (the “Exchange Fund”) and (ii) with the Rights Agent, when required pursuant to the terms of the CVR Agreement, funds in an amount equal to the aggregate CVR Consideration, in each case, payable in accordance with Section 2.1(c) to holders of Company Common Stock. The Exchange Fund deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent. Any interest and other income from such investments shall be payable to Parent. No investment by the Exchange Agent of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Exchange Agent of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, additional cash to pay the Cash Consideration as contemplated by this Article II without interest. At or prior to the Effective Time, Parent and the Rights Agent shall enter into the CVR Agreement.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or such Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by applicable Law.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, subject to such Person’s compliance with the exchange procedures set forth in Section 2.2(b), pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to, and who have not theretofore complied with, this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement (including upon the issuance of, or payment with respect to, the CVRs) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so deducted and withheld and paid over to the appropriate Governmental Authority responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by the provision of customary withholding certificates or similar documentation, Parent, Merger Sub and the Surviving Corporation shall use commercially reasonable efforts to request such certificates or documentation from the applicable holders in the instructions contemplated by Section 2.2(b)(ii).

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less any applicable withholding Taxes. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Exchange Agent pursuant to Section 2.2(a) with respect to shares of Company Common Stock that become Dissenting Shares shall be returned to Parent upon demand therefor.

Section 2.4 Treatment of Equity Awards.

(a) As soon as practicable following the date hereof (and, in any event, prior to the Effective Time), the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take all actions as may be required to provide that (i) each holder of an option that represents the right to acquire shares of Company Common Stock and is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall be provided with notice pursuant to which all outstanding Options held by such holder shall become fully vested and may be exercised (contingent on the consummation of the Merger) by such holder beginning on the date of such notice through the date that is five (5) Business Days prior to the Effective Time in accordance with the terms and conditions of the applicable Company Stock Plan under which such Option was granted and (ii) to the extent that any outstanding Option is not so exercised on or prior to the Effective Time, such Option shall, at the Effective Time, be canceled and terminated in exchange for (A) an amount in cash equal to the product of (I) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time multiplied by (II) the excess, if any, of the per share Cash Consideration over the exercise price per share of Company Common Stock under such Option and (B) one CVR multiplied by the total number of shares of Company Common Stock subject to the Option (assuming full vesting of the Option) had the holder exercised such Option in full immediately prior to the Effective Time.

(b) Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) and is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and all restrictions thereon shall lapse, and each such share of Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1, subject to the procedures, terms and conditions applicable to shares of Company Common Stock under this Agreement.

(c) Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options and shares of Restricted Stock (including upon the issuance of, or payment with respect to, the CVRs) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law related to Taxes, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Authorities relating to any such deduction or withholding for Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Options or Restricted Stock in respect of which such deduction and withholding was made.

(d) At or as soon after the Effective Time as shall be reasonably practicable, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4. All payments required under this Section 2.4 shall be made, without interest, as soon after the Effective Time as shall be reasonably practicable.

Section 2.5 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur, including as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, merger, issuer tender or exchange offer, or any stock dividend or stock distribution with a record date during such period, but excluding any change that results from any issuance of shares of capital stock permitted by Section 5.1(a)(i), the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.6 Tax Treatment. Except to the extent any portion of the Milestone Payment (as such term is defined in the CVR Agreement) is required to be treated as imputed interest pursuant to applicable Law, the recipients of the CVRs and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Company Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement and none of the beneficial owners of Company Common Stock, Restricted Stock or any Option and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Matters Letter”) (which schedule is organized by section and subsection corresponding to the applicable section and subsection of this Article III and sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in the corresponding section or subsection of this Article III, except that any information set forth in one section of the Company Matters Letter will be deemed to apply to all other sections or subsections thereof to the extent that it is reasonably and readily apparent solely from the face of such information that it is applicable to such other section or subsection; provided that no information disclosed in any section or subsection of the Company Matters Letter other than Section 3.23 thereof will be deemed to qualify the representations and warranties contained in Section 3.23) or, except with respect to the representations and warranties in Section 3.23, as set forth in (or incorporated by reference in) any of the Company SEC Documents filed on or after January 1, 2013 and prior to the date of this Agreement (the “Filed Company SEC Documents”) excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; provided, however, that the inclusion of any disclosure in the Company Matters Letter does not necessarily mean that such disclosure is material under federal or state securities laws:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All the outstanding shares of capital stock of, or equity interests in, each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all Encumbrances and transfer restrictions, except for such transfer restrictions of general applicability that may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities laws. Section 3.1(b) of the Company Matters Letter sets forth an accurate and complete list of the Company’s Subsidiaries including each Subsidiary’s jurisdiction of organization.

(c) The Company has made available to Parent prior to the date hereof complete and correct copies of (i) the certificate of incorporation and bylaws (or similar organizational or charter documents) of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement (with respect to the Company, the “Company Charter Documents” and, with respect to the Company’s Subsidiaries, the “Subsidiary Charter Documents”) and (ii) other than any minutes regarding discussions of a potential transaction involving the sale of all of the capital stock of, or other similar extraordinary transaction involving, the Company, the corporate minutes of the Company since January 1, 2010. All Company Charter Documents and Subsidiary Charter Documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective Company Charter Documents or Subsidiary Charter Documents. Other than any minutes regarding discussions of a potential transaction involving the sale of all of the capital stock of, or other similar extraordinary transaction involving, the Company, such minutes reflect a materially accurate and materially complete summary of all meetings of the Company Board or committees thereof since January 1, 2010.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which, on April 25, 2014, 10,805,611 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which, on April 25, 2014, there were no shares issued or outstanding. As of April 25, 2014, there are no shares of Company Common Stock held by the Company in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. As of April 25, 2014, other than 2,178,641 shares of Company Common Stock reserved for issuance under the Company Stock Plans, the Company has no shares of Company Common Stock reserved for issuance. Upon the issuance of any shares of Company Common Stock that may be issued prior to the Effective Time, such shares of Company Common Stock will be when issued duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, (A) Options to purchase an aggregate of 1,059,507 shares of Company Common Stock are outstanding under the Company Stock Plans, and (B) 233,149 shares of Restricted Stock are outstanding under the Company Stock Plans, all of which such shares of Restricted Stock are included in the amount of issued and outstanding shares of Company Common Stock set forth in the foregoing clause (i). Except as set forth above, there are no (1) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other securities of the Company or any of its Subsidiaries; (2) any securities or obligations convertible or exchangeable into or exercisable for, or giving to any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (3) shares of capital stock or other voting securities of or ownership interests in the Company authorized, issued or outstanding; or (4) performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities of the Company or any of its Subsidiaries authorized, issued or outstanding (the items in clauses (1) through (4) being referred to collectively as, with respect to the Company, “Company Securities” and, with respect to the Subsidiaries of the Company, the “Company Subsidiary Securities”. There are no outstanding contractual obligations of the Company or any of its Subsidiaries of any kind to redeem, purchase or otherwise acquire any Company Securities or Company Subsidiary Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or a Subsidiary of the Company. No Subsidiary of the Company owns any Company Common Stock or Company Securities. Other than the Company Common Stock, there are no outstanding securities or Indebtedness of the Company having the right to vote (or, other than the outstanding Options, convertible into or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote.

(b) Section 3.2(b) of the Company Matters Letter sets forth an accurate and complete list as of April 25, 2014 of each outstanding Option and share of Restricted Stock, including, as applicable, the holder, the grant date, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(c) All the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

Except for the capital stock or other voting securities of, or ownership interests in, each of the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(d) From the close of business on April 25, 2014 through and including the date of this Agreement, there have been no issuances of Company Common Stock, Company Securities or Company Subsidiary Securities other than issuances of Company Common Stock pursuant to the exercise of Options outstanding as of April 25, 2014 under the Company Stock Plans.

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by unanimous vote of the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or Subsidiary Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and provided, in each case, that the Company makes no representation with respect to the transactions contemplated by the Revenue Rights Purchase Agreement.

(c) The Company Board, at a meeting duly called and held, has unanimously (i) approved and declared advisable, fair and in the best interests of the holders of Company Common Stock this Agreement and the Transactions, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company, and (iii) resolved, subject to Section  5.3, to recommend that stockholders of the Company adopt this Agreement.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange

Act of 1934 (the “Exchange Act”), and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) any approvals or filings required under, and compliance with other applicable requirements of, any non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), and (e) any notices or filings to be made to or with the United States Food and Drug Administration (the “FDA”) or any other Governmental Authority with respect to the change in status, beneficial ownership or identity of the holder of any NDA, IND, or other filing, application, approval, clearance, or authorization filed with, submitted to, or granted by the FDA or any other Governmental Authority with respect to any of the Products, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, schedules, forms, prospectuses, proxy statements and other documents required to be filed with or furnished to the SEC since January 1, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the last such amendment, (i) the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, and each Company SEC Document filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (including any related notes and schedules thereto) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the consolidated results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and the Company has disclosed to its auditors and the audit committee of the Company Board that, no significant deficiency, material weakness or fraud involving management or other employees of the Company was identified. The Company has made available to Parent prior to the date hereof a summary of any disclosure since January 1, 2011 made by the Company to its auditors or the audit committee of the Company Board related to significant deficiencies, material weaknesses or fraud involving management or other employees of the Company with respect to the Company’s internal controls over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, whether known or unknown and whether due or to become due, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which, individually or in the aggregate, would have a Material Adverse Effect), (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) arising out of or under an executory portion of a Contract to which the Company or any of its Subsidiaries is subject and which have not been performed, excluding liabilities arising in connection with any breach thereof or the satisfaction of any indemnification obligations thereunder; provided that such Contracts have been made available to Parent prior to the date hereof, or (v) that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(g) The Company has made available to Parent prior to the date hereof accurate and complete copies of all material correspondence since January 1, 2011 through the date hereof between the SEC, on the one hand, and the Company and its Subsidiaries, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto.

Section 3.6 Absence of Certain Changes. Between December 31, 2013 and the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred (a) any condition, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 5.1(a)(vi), 5.1(a)(viii), 5.1(a)(xii), 5.1(a)(xiii), 5.1(a)(x)(v) or 5.1(a)(xvii). The Revenue Rights Conditions are satisfied as of the date hereof.

Section 3.7 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or arbitral proceeding, claim, suit, arbitration, mediation, demand, or action (a “Legal Proceeding”) against or, to the Knowledge of the Company, any investigation, informal inquiry or request for documents specifically relating to, the Company, any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective present or former directors, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since January 1, 2011, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance in all material respects with all laws, statutes, ordinances, codes, rules, regulations, decrees, judgments, injunctions, prohibitions, restraints, writs and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (other than Environmental Laws which are governed exclusively by Section 3.11, and Laws relating to the regulation of the Products (or the manufacture, use, sale, or marketing thereof), which are governed exclusively by Section 3.16).

(b) The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”) (other than those under Environmental Laws, which are the subject of Section 3.11, and those under Laws relating to the regulation of the Products, which are the subject of Section 3.16) except for such absences or instances of non-compliance as do not currently have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Company Permits are in full force and effect and, since January 1, 2011, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Company Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Company Permit.

(c) Neither the Company nor any of its Subsidiaries has since January 1, 2011 (i) received any written notice from any Governmental Authority regarding any material violation by the Company or any its Subsidiaries of any Law or Company Permit, except for notices of violations that have been cured, and notices that have been withdrawn or are no longer pending or (ii) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any of its Subsidiaries of any Law or Company Permit, except for notices of violations that have been cured, or notices that have been withdrawn or are no longer pending.

(d) Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has: (i) used any material funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any material unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) materially violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 3.9 Tax Matters.

(a) Except for those matters that would not be material to the Company and its Subsidiaries, taken as a whole: (i) each of the Company and its Subsidiaries has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete; (ii) all Taxes shown to be due on such Tax Returns have been paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received and (v) each of the Company and its Subsidiaries has withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever in the nature of a tax and imposed by a Governmental Authority and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and (ii) “Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Employee Benefits Matters. The Company has made available to Parent prior to the date hereof correct and complete copies of (a) each Company Plan, (b) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (c) the most recent summary plan description for each Company Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan has been, in all material respects, administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS on which they are entitled to rely or have filed a timely application therefor that remains pending. The Company has made available to Parent prior to the date hereof a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. Neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of the Company) has now or at any time within the previous six (6) years contributed to (or been required to contribute to), sponsored, maintained, or had any liability with respect to a Multiemployer Plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. The Company has no liability or obligation to provide postretirement medical or life insurance benefits to any its employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. The consummation of the Transactions will not, either alone or in combination with another event (where such event would not independently have such effect), except as expressly provided by this

Agreement, (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) increase any benefits payable under any Company Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Plan, or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit. The treatment of Options and Restricted Stock set forth in Section 2.4 does not violate the terms of the Company Stock Plans or any other equity plans or agreement governing the terms of such Options or Restricted Stock. The Company is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of Taxes. This Section 3.10 constitutes the sole and exclusive representation and warranty of the Company regarding compliance with Laws relating to pension and employee benefit or liabilities or obligations.

Section 3.11 Environmental Matters. (a) Each of the Company and its Subsidiaries is, and since January 1, 2011 has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any real property currently owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any Judgment involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) and (d) neither the execution of this Agreement by the Company nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law. This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including without limitation all matters arising under Environmental Laws.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Matters Letter sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Company Intellectual Property owned by the Company or any of its Subsidiaries and (v) any license agreement governing Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Company Intellectual Property is owned by the Company or any of its Subsidiaries, exclusively licensed to the Company or any of its Subsidiaries or non-exclusively licensed to the Company or any of its Subsidiaries, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns, or has the right to use the Company Intellectual Property, in the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries is owned solely and exclusively by the Company or its Subsidiary, free and clear of any Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Company Intellectual Property owned by the Company and the Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company Intellectual Property owned by the Company, and to the

Knowledge of the Company, none of the Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company Intellectual Property.

(b) The Company or a Subsidiary of the Company owns or possesses the right to use all Intellectual Property necessary to conduct their respective businesses as currently conducted by the Company and its Subsidiaries and to develop, manufacture, use, market, sell, offer for sale, exploit and import Eluxadoline and the related services of the Company and its Subsidiaries as currently proposed to be conducted, and neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary. Each item of Company Intellectual Property owned by the Company or any of its Subsidiaries immediately subsequent to the Effective Time will be owned and available for use by the Surviving Corporation on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 3.12(b) of the Company Matters Letter, each item of Material Licensed IP will be licensed to and available for use by the Surviving Corporation on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, including the development, use, manufacture, marketing, sale and offer for sale of the Products and services of the Company and each of its Subsidiaries, has not infringed, misappropriated or otherwise violated, and does not and, assuming the development, manufacture, use, marketing, sale and offer for sale of Eluxadoline and the related services of the Company and its Subsidiaries as currently contemplated, will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. The Company has not received any written, or to the Knowledge of the Company, any non-written, notice during the past thirty-six (36) months of any claims that have been made against the Company or any of its Subsidiaries alleging the infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person. To the Company’s Knowledge, during the past twenty-four (24) months, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any Material Licensed IP in any material respect, and there is no and has not been any Legal Proceeding pursuant to which the Company or its Subsidiary or, to the Knowledge of the Company, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d) Except as set forth in any Contract set forth in Section 3.12(d)(i) of the Company Matters Letter, no funding, facilities or other resources of any Governmental Authority, university, college, other educational institution or nonprofit research center was used in the development of any Company Intellectual Property owned by the Company or any of its Subsidiaries, or to the Knowledge of the Company, in any Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Company, or the Knowledge of the Company, to any Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 3.12(d)(ii) of the Company Matters Letter.

(e) The Company and each of its Subsidiaries have used commercially reasonable efforts to protect and maintain their rights in all material Company Intellectual Property. During the past twenty-four (24) months, the Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. During the past twenty-four (24) months, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data. The Company and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. During the past twenty-four (24) months, neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Authority) that have been asserted or threatened against the Company or any of its Subsidiaries alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f) The Company and its Subsidiaries have (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company or any of its Subsidiaries is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with the Company or any of its Subsidiaries or, in the case of a Person other than an employee, from the services such Person performs for the Company or any of its Subsidiaries; and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of the Company and its Subsidiaries with respect to such Company Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of the Company, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g) Except with respect to Contracts set forth on Section 3.15(a)(vii) of the Company Matters Letter and identified as such, neither the Company nor any of its Subsidiaries is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company or any of its Subsidiaries of its or their obligations hereunder, conflict or will conflict with, alter or impair, any of the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property or otherwise trigger any additional payment obligations with respect to any Company Intellectual Property.

Section 3.13 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.7, the Company Board has taken all action necessary (a) so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the Transactions and (b) to irrevocably approve for all purposes Parent, Merger Sub and their respective Affiliates and this Agreement, the Voting Agreement and the Transactions to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws of any jurisdiction applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement, the Voting Agreement or the Transactions with respect to any of the foregoing, which resolutions have not been rescinded, modified or withdrawn in any way.

Section 3.14 Property; Assets.

(a) Neither the Company nor any Subsidiary of the Company owns any real property, nor has the Company or any Subsidiary of the Company ever owned any real property.

(b) Section 3.14 of the Company Matters Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof correct and complete copies of the lease agreements pertaining to the leased properties. The Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). Except as may be limited by the Bankruptcy and Equity Exception, all material leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect in all material respects against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such leases, any existing material default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

(c) The Company or a Company Subsidiary has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), free and clear of all Encumbrances (except in all cases for Permitted Encumbrances) and (ii) valid leasehold interests in or comparable Contract rights to use all material properties or assets reflected as leased on such balance sheet (except for such leases terminated in the ordinary course of business consistent with past practice since the date of such balance sheet), free and clear of all Encumbrances (except in all cases for Permitted Encumbrances).

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Matters Letter contains an accurate and complete list of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Matters Letter, and each such Contract entered into after the date hereof that if in effect as of the date hereof would be required to be disclosed in Section 3.15(a) of the Company Matters Letter, a “Company Material Contract”):

(i) (A) each employment agreement entered into by the Company or any Subsidiary of the Company or (B) each Contract the terms of which obligate or may in the future obligate the Company or any Subsidiary of the Company to make any change of control or other similar payment to any current or former employee;

(ii) each Contract (A) materially limiting the freedom or right of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or any of its Affiliates) to engage in any line of business, including the research, development and commercialization of the Products, to make use of any material Company Intellectual Property or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (C) granting any right of first refusal, right of first offer or similar right or (D) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company or any Subsidiary of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates);

(iii) each Contract in connection with a Related Party Transaction;

(iv) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any Subsidiary of the Company;

(v) each material lease agreement under which the Company or any Subsidiary of the Company leases, subleases or licenses any real property;

(vi) each lease agreement under which the Company or any Subsidiary of the Company leases personal property (not relating primarily to real property) pursuant to which the Company or any Subsidiary of the Company is required to make rental payments in excess of $250,000 per year;

(vii) each Contract (A) in which the Company or any Subsidiary of the Company has agreed to purchase a minimum quantity of goods relating to any Product or (B) pursuant to which the Company or any Subsidiary of the Company has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary of the Company, in each case, except for those that are terminable by the Company or the applicable Subsidiary of the Company, without cost or penalty, on 30 days’ or less notice;

(viii) each Contract for the disposition of any portion of the assets or business of the Company or any Subsidiary of the Company or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), in each case, involving a disposition or acquisition of assets having a fair market value greater than $250,000;

(ix) each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, material research and development project or similar arrangement;

(x) each material Contract with respect to any options, co-existence agreements, rights, escrows, licenses, covenants not to assert or sue, or releases of any kind relating to rights in or to any material Company Intellectual Property that have been granted (A) to the Company or any of its Subsidiaries (other than IP Agreements and agreements for Off-the-Shelf Software), or (B) by the Company or any of its Subsidiaries to any other Person (other than standard and customary confidentiality agreements executed in the ordinary course of business);

(xi) each Contract Manufacturing Agreement or other Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any Product requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $250,000 in any fiscal year or (B) $1,000,000 in the aggregate;

(xii) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(xiii) each exclusive sales representative or distribution Contract;

(xiv) each consulting Contract that is not terminable by the Company or any Subsidiary of the Company, without cost or penalty, on 90 days’ or less notice;

(xv) each Contract (other than trade debt incurred in the ordinary course of business consistent with past practice) related to (A) borrowed money and any guarantees thereof or (B) the granting of Encumbrances over the property or assets of the Company or any Subsidiary of the Company, in each case, other than any such Contract that relates to borrowed money and any guarantees thereof in a principal amount not exceeding $1,000,000;

(xvi) each Contract under which the Company or any Subsidiary of the Company have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Subsidiary of the Company;

(xvii) each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party;

(xviii) each Contract under which the Company or any Subsidiary of the Company has agreed to indemnify any Person against any claim of infringement, misappropriation, or violation of the Intellectual Property rights of a third person, other than Contracts entered into in the ordinary course of business;

(xix) each Contract that would prohibit or materially delay the consummation of the Transactions or otherwise materially impair the ability of the Company to perform its obligations hereunder; and

(xx) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; (iii) neither the Company nor any Subsidiary of the Company is in material default under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Company Material Contract of the Company or any Subsidiary of the Company that is party thereto; (iv) to the Knowledge of the Company, no other party to a Company Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Company Material Contract; and (v) the Company has not received any written notice of termination or cancellation under any Material Contract or received any written notice of breach or of default in any material respect under any Company Material Contract, which breach has not been cured. Prior to the date hereof, the Company has made available to Parent correct and complete copies of all Company Material Contracts required to be set forth on Section 3.15 of the Company Matters Letter, and will make available to Parent copies of all Material Company Contracts entered into after the date hereof, in each case including amendments thereto.

Section 3.16 Regulatory Matters.

(a) Since January 1, 2011, the Company and each of its Subsidiaries has complied in all material respects and remains in compliance with all Health Care Laws, applicable to the business, properties, assets and activities of the Company or its Subsidiaries.

(b) Since January 1, 2011, none of the Company or any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, been subject to or threatened with, any material written finding of deficiency or non-compliance; material penalty, fine or sanction; written request for corrective or remedial action; or other material compliance or enforcement action by any Governmental Authority, relating to any of (i) the Products, (ii) the ingredients in the Products or (iii) the facilities at which such Products are manufactured, packaged or initially distributed, whether issued by the FDA, the Federal Trade Commission (the “FTC”), the Drug Enforcement Administration (“DEA”) or by any other Governmental Authority having responsibility for the regulation of such Products.

(c) Since January 1, 2011, none of the Company or any of its Subsidiaries has voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Products at the request of the FDA, the FTC, the DEA or any other Governmental Authority having responsibility for the regulation of such Products, nor has the Company or any of its Subsidiaries received any written notice since January 1, 2011 from the FDA, the FTC, the DEA or any other Governmental Authority having responsibility for the regulation of such Products that it has commenced or threatened to initiate any action to withdraw approval for investigation, sale or marketing of a Product for human therapeutic use, restrict sales or marketing of a Product for human therapeutic use, place any clinical investigation on clinical hold or request a recall of any Product, or that the FDA, the FTC, the DEA or such other Governmental Authority having responsibility for the regulation of such Products has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product, other than those restrictions generally existing by Law or that may be specifically set forth in any NDA, supplement thereto, or related supporting documentation, in each case, except as has not had, and would not have reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All Products subject to the jurisdiction of the FDA, the FTC, the DEA or other Governmental Authorities in other jurisdictions are being developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under Health Care Laws.

(e) The Company has made available to Parent all material data and other material information Known to the Company with respect to the Products, including the safety or efficacy thereof.

(f) All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all regulatory consents, approvals, authorizations, filings, registrations, notifications, permits and licenses from the FDA, the FTC, the DEA or other Governmental Authority relating to the Company, its business operations and product candidates, when submitted to the FDA, the FTC, the DEA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports and statistics and other data, in each case, required to have been submitted to the FDA, the FTC, the DEA or other Governmental Authority, have been so submitted, except any as would not be material.

(g) All preclinical and clinical trials in respect of the activities of the Company and its Subsidiaries being conducted by or on behalf of the Company and its Subsidiaries are being or have been conducted in compliance, in all material respects, with (i) the required experimental protocols, procedures and controls, (ii) all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and (iii) all applicable Laws of the relevant Governmental Authorities outside the United States. No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended by the FDA, the FTC, the DEA or any other applicable Governmental Authority, and none of the FDA, the FTC, the DEA or any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(h) No Product manufactured, tested, distributed, held or marketed by the Company or any of its Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product or Product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. The Company has, prior to the date hereof, made available to Parent all material information about adverse drug experiences relating to the Products obtained or otherwise received by the Company and its Subsidiaries from any source, in the United States or outside the United States, including material information relating to the Products derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers. In addition, to the Knowledge of the Company, the Company (and each of its Subsidiaries, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any of its products or product candidates required to be made to the FDA, the FTC, the DEA or any other Governmental Authority.

(i) All batches and doses of any drug product that is or was previously marketed, sold or distributed by the Company or any of its Subsidiaries have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Contract Manufacturing Agreements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the extent any batches or doses of any drug product that is or was previously marketed, sold or distributed by the Company or any of its Subsidiaries deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Contract Manufacturing Agreements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any current officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Ethics Policy”). The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of any Company employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority. As of the date hereof, no Legal Proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, or any the Subsidiaries of the Company or, to the Knowledge of the Company, its or their officers, consultants, employees or agents. The Company is not enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program.

(k) Section 3.16(k) of the Company Matters Letter sets forth a complete and correct list of all Health Care Regulatory Authorizations from the FDA, the FTC, the DEA or any other Governmental Authority that administers Health Care Laws held by the Company or the Company Subsidiaries, and, to the Knowledge of the Company, there are no other Health Care Regulatory Authorizations required for the Company, the Subsidiaries of the Company or the Products in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted.

(l) This Section 3.16 constitutes the only representation and warranty of the Company with respect to any Laws relating to the regulation of the Products.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the written opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock and such opinion has not been modified in any material respect on or prior to the date of this Agreement or withdrawn or revoked.

Section 3.18 Brokers and Other Advisors. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof copies of all agreements between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC pursuant to which each such firm would be entitled to any payment relating to the Transactions.

Section 3.19 Company Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.20 Disclosure Documents. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives expressly for use or incorporation by reference therein.

Section 3.21 Insurance. Section 3.21 of the Company Matters Letter sets forth an accurate and complete list of all material insurance policies of the Company and each Subsidiary of the Company that are currently in effect. The Company has made available to Parent prior to the date hereof complete and correct copies of all such insurance policies. Since January 1, 2011, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Subsidiary of the Company (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Subsidiary of the Company, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Subsidiary of the Company, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company or any Subsidiary of the Company under any insurance policy held by the Company or any Subsidiary of the Company.

Section 3.22 Affiliate Transactions. Except as set forth in the Company’s proxy statements filed with the SEC on Schedule 14A since January 1, 2011 under the section captioned “Related-Party Transactions”, no (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any interest in any property owned by the Company or any Subsidiary of the Company or has engaged in any transaction with any of the foregoing since January 1, 2011, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, a “Related Party Transaction”).

Section 3.23 Revenue Rights Matters. The Company hereby makes each of the representations and warranties set forth on Annex A hereto, which representations and warranties are incorporated by reference herein.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects in connection with this Agreement or the Transactions, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to Parent or any of its Subsidiaries or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as does not currently have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Without limiting the foregoing, in connection with the execution and delivery of this Agreement and the consummation of the Transactions, Parent and Merger Sub have obtained the consent of Actavis plc pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Parent and the other parties thereto.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) any approvals or filings required under, and compliance with other applicable requirements of any Foreign Antitrust Laws, and (e) any notices or filings to be made to or with the FDA or any other Governmental Authority with respect to the change in status, beneficial ownership or identity of the holder of any NDA, IND, or other filing, application, approval, clearance, or authorization filed with, submitted to, or granted by the FDA or any other Governmental Authority with respect to any of the Products, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. No agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expense, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Available Funds. Assuming the satisfaction at Closing of the Revenue Rights Conditions and the full performance by RPI under the Revenue Rights Purchase Agreement, (a) Parent will have available at the Closing sufficient cash, marketable securities and other sources of immediately available funds to deliver the Cash Consideration, and (b) Parent will have available when required pursuant to the terms of the CVR Agreement sufficient cash, marketable securities and other sources of immediately available funds to deliver the CVR Consideration, in each case, in order to make the payments required under Section 2.4, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub and their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub and any other Person makes any representation or warranty with respect to Parent, Merger Sub, the respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects in connection with this Agreement or the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.1(a) of the Company Matters Letter (provided that no information disclosed in any section or subsection of the Company Matters Letter other than Section 5.1(a) thereof will be deemed disclosed under Section 5.1(a) thereof), during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, (x) conduct their businesses only in the ordinary course of business and (y) use reasonable best efforts to (A) maintain and preserve intact their respective present lines of business and goodwill associated therewith, (B) maintain in effect all of their material foreign, federal, state and local Company Permits, (C) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Authorities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with them, (D) keep available the services of their present directors, officers, employees and consultants and (E) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except as set forth in Section 5.1(a) of the Company Matters Letter or as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not directly or indirectly, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant, or authorize the issuance, sale or grant of, any Company Securities or Company Subsidiary Securities, except for (w) the issuance of shares of Company Common Stock in respect of any exercise of Options or the vesting or settlement of other awards under the Company Stock Plan, in each case, that are outstanding on the date hereof and in accordance with their respective terms on the date hereof or Options or other awards issued pursuant to subsection (A)(x) of this Section 5.1(a)(i) under the Company Stock Plan, (x) the issuance of Options or other awards under the Company Stock Plan to any officer or employee hired in accordance with this Section 5.1(a)(ix) in an aggregate amount not to exceed the total amount of Common Stock reserved for issuance under the Company Stock Plan as of the date hereof, (y) shares of Company Common Stock required to be issued pursuant to agreements in existence as of the date of this Agreement and (z) transactions among the Company and its wholly owned Subsidiaries or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except in connection with (A) withholding to satisfy Tax obligations with respect to Options, (B) acquisitions in connection with the forfeiture of equity awards or (C) acquisitions in connection with the net exercise of Options (to the extent required or permitted under the terms of the applicable Company Stock Plan and award agreements);

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, (whether in cash, stock, property or any combination thereof) any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur, create assume, suffer to exist or otherwise become liable with respect to any Indebtedness in an outstanding principal amount in excess of $25,000,000 in the aggregate to finance the activities set forth in Section 5.1(a)(iv) of the Company Matters Letter (provided that such Indebtedness incurred shall not be subject to any prepayment fees, penalties or premiums), except for (A) Indebtedness among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Subsidiaries of the Company; provided that no Indebtedness owed to the Company or any of the Subsidiaries of the Company may be replaced, renewed, extended, refinanced or refunded by Indebtedness owed to a third party or (C) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by the Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any Subsidiaries of the Company in respect of any Indebtedness described in clause (i);

(v) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) advances to its employees in the ordinary course of business consistent with past practice or (B) loans among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries;

(vi) sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Company Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (w) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, (x) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (y) transfers among the Company and its Subsidiaries or (z) an Encumbrance in respect of any Indebtedness permitted by Section 5.1(a)(iv);

(vii) make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $100,000 in the aggregate;

(viii) make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person, except (A) in the ordinary course of business consistent with past practice or (B) transactions between the Company and any of its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries;

(ix) except as required to ensure that a Company Plan is in compliance with applicable Law or to comply with the terms of a Company Plan or other employee benefit plans or arrangements in effect on the date of this Agreement, or except as required by Law, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of its directors, officers, employees, former employees or consultants of the Company or any of its Subsidiaries, except, in the case of employees that are not officers or members of the Company Board, increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by Section 2.4 or Section 5.11, adopt, enter into, terminate or amend any Company Plan, or any plan or program that would be a Company Plan if it were in existence on the date hereof; (C) grant any severance or termination benefits to any director, officer, employee, former employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Company Board or an executive officer of the Company; (D) grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, former employee or consultant of the Company or any of its Subsidiaries; (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan except as provided in this Agreement; (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined; (G) hire any officer or other employee, except to the extent necessary to (x) replace an officer or employee that has departed the Company following the date of this Agreement; provided that such replacement officer or employee is not entitled to receive annual aggregate compensation in excess of 110% of the most recent annual compensation of his or her predecessor or (y) retain any independent contractor to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon 90 days’ notice or less; (H) terminate the employment of any director, officer, employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business; or (I) induce or attempt to induce any director, officer, employee or consultant of the Company or any of its Subsidiaries, whether directly or indirectly, to terminate his or her employment;

(x) (A) adopt, enter into, terminate or amend any Company Stock Plan, except as required by Law; or (B) grant any awards under any Company Stock Plan, except (x) as required by a Contract in effect as of the date hereof or (y) as permitted by subsection (A)(x) of Section 5.1(a)(i);

(xi) make any change to its methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii) except as required by applicable Law, make or change any material Tax election that is inconsistent with the Company’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;

(xiii) settle, or offer or propose to settle, (A) any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice) or (B) any stockholder litigation or dispute against the Company or any of its officers or directors;

(xiv) (A) amend or modify in any material respect or terminate any Company Material Contract or waive, release or assign any material rights under a Company Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract;

(xv) amend the Company Charter Documents or the Subsidiary Charter Documents;

(xvi) form any Subsidiary;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xix) conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to Eluxadoline (A) as may be required by a Governmental Authority, (B) that would not require material expenditures by the Company and would not reasonably be expected to result in material obligations following the Effective Time, or (C) described on Section 5.1(a)(xix) of the Company Matters Letter; or

(xx) agree, resolve or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and its Affiliates shall not take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions.

Section 5.2 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall cooperate with the Company with the preparation of the foregoing. The Company, with Parent’s cooperation, shall use its reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement as soon as practicable following the date hereof. The Company will use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement and (ii) ensure that the Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to the Proxy Statement will be made by the Company without providing Parent and its counsel with a reasonable opportunity to review and comment thereon before such filing, amendment, supplement or correspondence is made, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. The Company shall (i) notify Parent and its counsel of any comments or other communications that the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and provide Parent and its counsel copies thereof to the extent received in writing and (ii) provide Parent and its counsel a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or additional filings with, the SEC is required in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions or make such filings. Each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Parent agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(b) The Company shall, as soon as reasonably possible after the SEC confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement for the purpose of voting on the approval and adoption of this Agreement, in accordance with applicable Law, the Company Charter Documents and the NASDAQ rules, duly give notice of, convene and hold a meeting of its stockholders to consider the adoption of this Agreement and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). Any adjournment, delay or postponement of the Company Stockholders Meeting shall require the prior written consent of Parent; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting without such consent of Parent (i) for the absence of a quorum or (ii) after consultation with Parent, solely to the extent necessary to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting. Parent may require the Company to adjourn, delay or postpone the Company Stockholders Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is two (2) Business Days prior to the End Date) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. As soon as reasonably practicable following the date hereof, the Company shall, in accordance with applicable Law, the Company Charter Documents and the NASDAQ rules, establish a record date for the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the Transactions) that the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall use its reasonable best efforts to (i) solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and (ii) obtain the Company Stockholder Approval.

(c) The Company shall, through the Company Board (or a duly authorized committee thereof), but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”), and (ii) include the Company Board Recommendation in the Proxy Statement.

(d) Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Takeover Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.2 shall continue in full force and effect.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries respective other Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person and its Representatives conducted heretofore with respect to any Takeover Proposal and shall promptly request that any such Person (and its Representatives) in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as reasonably practicable and in accordance with the terms of any confidentiality or similar agreement in place with such Person. At all times from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to encourage or facilitate (including by way of furnishing information) any inquiries or the submission of any proposal that constitutes any Takeover Proposal or the making or consummation thereof; (ii) enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any information or data relating to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or for the purpose of encouraging or facilitating, any Takeover Proposal; (iii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for a Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited written Takeover Proposal made after the date hereof in circumstances not involving a material breach of this Section 5.3, the Company, the Company Board (or a duly authorized committee thereof) and their Representatives may at any time prior to the receipt of the Company

Stockholder Approval engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives if the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and with respect to which the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law; provided that (i) at least forty-eight (48) hours prior to entering into such negotiations or discussions with or furnishing any such information or access to, any such Person, the Company provides written notice to Parent of the identity of such Person and of the Company’s intention to enter into negotiations or discussions with, or furnish information or other access to such Person, and the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement, and (ii) the Company concurrently furnishes all such written information and access, and a summary of all such material non-written information, provided to such Person to Parent (to the extent such information or access has not been previously furnished or made available by the Company to Parent or Parent’s Representatives). The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into pursuant to this Section 5.3(b) within forty-eight (48) hours of execution thereof. The Company will promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify Parent, in writing, of the receipt of such Takeover Proposal, or any inquiry, proposal or offer that expressly provides for or could reasonably be expected to lead to a Takeover Proposal, and shall, in any such notice to Parent, identify the Person making such Takeover Proposal, inquiry, proposal or offer, communicate the material terms and conditions of such Takeover Proposal, inquiry, proposal or offer (including any subsequent material amendment or other modification to such terms and conditions) and provide to Parent copies of any written materials received from or on behalf of such Person relating to such inquiry, proposal or offer. The Company will (i) keep Parent reasonably and promptly apprised of the status and terms of any such Takeover Proposal, inquiry, proposal or offer and regarding the status of any discussions or negotiations with the Person making such Takeover Proposal, inquiry, proposal or offer or any of its Representatives and (ii) provide Parent with copies of any material additional written materials received that relate to such Takeover Proposal, inquiry, proposal or offer within forty-eight (48) hours after receipt or delivery thereof. The Company shall not terminate, amend, modify, waive or fail to enforce any (i) material provision of an Acceptable Confidentiality Agreement entered into pursuant to this Section 5.3(b) or (ii) provision of any “standstill” or similar obligation of any Person unless, in the case of either clause (i) or clause (ii), the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that, with respect to any “standstill” or similar obligation, upon such termination, amendment, modification, waiver or failure to enforce, the Company shall, simultaneously and on substantially the same terms, terminate, amend, modify, waive or fail to enforce any corresponding provision of any “standstill” or similar obligation of Parent.

(c) Except as otherwise expressly provided in this Agreement, the Company Board shall not (i)(A) withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify, or publicly propose or resolve to withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Takeover Proposal, or (C) at any time after receipt or public announcement of a Takeover Proposal, fail to reaffirm the Company Board Recommendation within five (5) Business Days after receipt of any written request to do so by Parent (but, if the End Date is fewer than five (5) Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the End Date) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”); or (ii) adopt, approve, recommend, submit to the stockholders of the Company or declare advisable, or publicly propose or resolve to adopt, approve, recommend, submit to the stockholders of the Company or declare advisable), or allow the Company or any of its Subsidiaries to execute or enter into any merger agreement, agreement in principle, letter of intent or other similar Contract providing for a Takeover Proposal (any such Contract, an “Alternative Acquisition Agreement”), other than an Acceptable Confidentiality Agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(b). Parent shall be entitled to make a written request for reaffirmation of the type contemplated by Section 5.3(c)(i)(C) up to two (2) times in respect of each Takeover Proposal received by the Company and up to two (2) additional times in respect of each material revision or amendment to the terms of such Takeover Proposal. Parent shall not be entitled to make such a written request for reaffirmation if Parent has received from the Company a Change of Recommendation Notice and the applicable Notice Period with respect to such Change of Recommendation Notice has not ended.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if at any time prior to receipt of Company Stockholder Approval the Company receives a Takeover Proposal or an Intervening Event occurs, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if, (i) the Company is not in material breach of this Section 5.3; (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; (iii) if such Company Adverse Recommendation Change or termination of this Agreement pursuant to Section 7.1(d)(ii) is to be taken in circumstances involving or relating to a Takeover Proposal, the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that such Takeover Proposal is a Superior Proposal; (iv) (A) the Company provides Parent prior written notice of its intent to make such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days (the “Notice Period”) prior to taking such action (a “Change of Recommendation Notice”), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including (I) in the case of any action intended to be taken in circumstances involving or relating to a Takeover Proposal, the material terms of such Takeover Proposal, including the most current version of the proposed agreement under which the Takeover Proposal is proposed to be consummated and the identity of the Person making the Takeover Proposal, or (II) in the case of any action intended to be taken in circumstances involving or relating to an Intervening Event, a reasonably detailed description of the Intervening Event giving rise to such action (it being understood that such Change of Recommendation Notice shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of any Takeover Proposal shall require a new notice and, in such case, the Notice Period shall be deemed to be two (2) Business Days); (B) during the period described in clause (A), the Company shall have made its Representatives reasonably available to discuss with Parent’s Representatives proposed modifications to the terms and conditions of this Agreement, and the Company shall have, if required by Parent, negotiated in good faith with Parent with respect to such proposed modifications; and (C) Parent has not, within the Notice Period, made a bona fide offer capable of being accepted by the Company to modify the terms or conditions of this Agreement or any other proposal such that (I) in the case of any action intended to be taken in circumstances involving or relating to a Takeover Proposal, the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub and after consultation with its outside legal and financial advisors, continues to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and determines in good faith that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law or (II) in the case of any action intended to be taken in circumstances involving or relating to an Intervening Event, the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub and after consultation with its outside legal and financial advisors, determines in good faith that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the

Company with respect to a Takeover Proposal or an Intervening Event if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement. Any disclosure made pursuant to this Section 5.3(e) (other than that described in clause (iii) or (iv) hereof) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board, if Parent so requests in writing, reaffirms the Company Board Recommendation in such disclosure.

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent, Merger Sub and any of their Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, reorganization, recapitalization, liquidation, business combination, dissolution, joint venture, license or similar transaction, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s and its Subsidiaries’ consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived, (ii) 15% or more of the outstanding shares of Company Common Stock or any other class of capital stock of, or other equity or voting interests in, the Company or any if its Subsidiaries which, in the aggregate, directly or indirectly hold the assets referred to in clause (i) above or (iii) any combination of the foregoing.

(g) As used in this Agreement, “Superior Proposal” shall mean any bona fide unsolicited written Takeover Proposal made by any Person after the date hereof and not as a result of the Company’s material breach of this Section 5.3 on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (after taking into account the terms of any bona fide offer by Parent capable of being accepted by the Company to modify the terms of the Transactions) and is reasonably likely to be consummated on the terms proposed, taking into account, to the extent applicable and considered relevant by the Company Board, all legal, financial, regulatory and other aspects of such Takeover Proposal, including any conditions to consummation, the anticipated timing of closing, the risk of non-consummation, the identity of the Person making the Takeover Proposal and such Person’s ability to finance the transaction, any required approvals, authorizations or other third party consents and any applicable break-up fees or expense reimbursement provisions; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable Law to cause the Transactions to be consummated as soon as practicable, including to (i) prepare and make as promptly as practicable and advisable any required submissions and filings with any Governmental Authority (including under applicable Antitrust Laws) with respect to the Transactions, (ii) as promptly as practicable and advisable, furnish information required in connection with such submissions and filings, (iii) keep the other parties reasonably informed with respect to the status of any such submissions and filings, and (iv) promptly obtain and maintain all non-actions, actions, clearances, consents, approvals, waivers, registrations, permits, authorizations, licenses, franchises, permits, exemptions, certificates or other confirmations (collectively, “Authorizations”), in each case, including under applicable Antitrust Laws, from, and promptly deliver all required notices to, any Governmental Authority necessary, proper or advisable under applicable Law to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Notwithstanding anything to the contrary, (i) solely for purposes of this Section 5.4, the term Governmental Authority shall not include the SEC, and (ii) the terms and conditions of this Section 5.4 shall not apply to any actions in respect of the SEC (including, without limitation, any actions in connection with filings or submissions with the SEC), which are addressed in Section 5.2.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days after the date hereof (unless otherwise agreed by the parties), (B) supply as soon as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and advisable and (ii) each party hereto agrees to (A) make the appropriate filings under any other applicable Antitrust Laws as soon as practicable and advisable so that all clearances, no actions or other requirements necessary to consummate the Transactions are received no later than three (3) Business Days before the End Date, (B) supply as soon as practical and advisable any additional information and documentary material that may be required or requested by any Governmental Authority under such Antitrust Laws and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary Authorizations from each such Governmental Authority as soon as practicable.

(c) The Company, Parent and Merger Sub shall: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication received from, or given to, any Governmental Authority relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions, (ii) subject to applicable Law, permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication by it to any Governmental Authority relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions, (iii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry under applicable Antitrust Laws concerning the Transactions, and (iv) furnish the other parties with non-confidential copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions. However, each of Parent and the Company may designate any non-public information provided to any Governmental Authority under applicable Antitrust Laws as restricted to “Outside Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain any Authorization that may be required by any Governmental Authority with respect to the Transactions under the HSR Act and any other Antitrust Laws applicable to the Transactions, Parent and Merger Sub shall use their respective reasonable best efforts to commit to and effect, by consent decree, hold separate orders, trust or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Company or any of its Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent and Merger Sub shall not be required to take any Remedial Action that would be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to or proffer any Remedial Action with respect to the assets, businesses, relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates.

(e) In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take any and all action, including a Remedial Action (subject to the last sentence of Section 5.4(d)), to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) To the extent requested by Parent, the Company shall use commercially reasonable efforts to seek the waiver or consent of any Person required in connection with the consummation of the Transactions under any Contract to which the Company or any of its Subsidiaries is party with such Person; provided that the Company shall not, without the prior written consent of Parent, agree to or proffer any consent fee, concession or modification to, or waiver of, the terms and conditions of any Contract in order to obtain any such waiver or consent.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto (so long as any such release or public statement is made in compliance with Section 5.3) or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries, and shall direct and use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (i) afford to Parent, Merger Sub and their respective Representatives (and, to the extent relating to the Revenue Rights, RPI, its Affiliates and their respective Representatives) reasonable access during normal business hours and upon reasonable advance notice to the

Company’s books, Contracts, records officers, employees, agents, properties, facilities and other assets, (ii) furnish promptly to Parent, Merger Sub and their respective Representatives (and, to the extent relating to the Revenue Rights, RPI, its Affiliates and their respective Representatives) such financial and operating data and such other information concerning its business and properties as such Persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent (and to the extent related to the Revenue Rights, RPI) in its investigation of the Company and its Subsidiaries; provided that Parent, Merger Sub, RPI and its Affiliates and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party (provided that the Company shall use its commercially reasonable efforts to obtain the consent of any such third-party to the disclosure of such information), jeopardize the protection of the attorney-client privilege (provided that the Company will nonetheless use its reasonable best efforts to provide Parent, Merger Sub or RPI, as applicable, and their respective Representatives with such reasonably requested information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses to the extent such provision would not otherwise jeopardize the protection of such attorney-client privilege), or expose such party to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of October 14, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) Parent acknowledges and agrees that it (i) had an opportunity to discuss the business of the Company with the management of the Company, (ii) has had access to the books and records, facilities, Contracts and other assets of the Company which it and its Representatives have requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iv) has conducted its own independent investigation of the Company, its businesses and the Transactions (which investigation shall not, for the avoidance of doubt, limit the effect of the Company’s representations and warranties set forth in this Agreement or Parent’s ability to rely on such representations and warranties).

(c) Prior to the submission of any applications, filings or other materials with the FDA (including any New Drug Application), the FTC, the DEA or any other similar Governmental Authority, in each case, relating to any Product or any other product the Company or its Subsidiaries may develop after the date hereof, the Company shall (i) provide drafts of such applications, filings or other materials to Parent reasonably sufficiently in advance of submission and (ii) consider in good faith any comments, concerns and recommendations made, or changes requested, by Parent reasonably promptly in relation thereto prior to such submission.

Section 5.7 Takeover Laws. The Company and the Company Board shall each (a) use its reasonable best efforts to take all actions necessary to ensure that no state “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any such anti-takeover statute or similar statute or regulation becomes applicable to the Transactions, use its reasonable best efforts to take all actions necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to take all such other actions are reasonably necessary to eliminate or minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each individual who, at or any time prior to the Effective Time, is or was a director or officer of, or who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of, the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law, (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company Charter Documents and the Subsidiary Charter Documents as currently in effect on the date hereof which shall survive the Transactions and continue in full force and effect to the extent permitted by applicable Law and (iii) without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any reasonable expenses (including fees and expenses of legal counsel) incurred by any Indemnitee in connection with any Claim for which such Indemnitee is eligible to be indemnified pursuant to Section 5.8(a) or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee is not entitled to indemnification (but only to the extent required by applicable Law, the Company Charter Documents, applicable Subsidiary Charter Documents or applicable indemnification agreements).

(c) Notwithstanding anything to the contrary contained in this Section 5.8, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim for which indemnification may be sought under this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the Claim and entitled to indemnification hereunder from all liability arising out of such Claim. Nothing in this Section 5.8(c) shall relieve Parent or the Surviving Corporation of its obligations set forth in Section 5.8.

(d) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies (accurate and complete copies of which have been previously made available to Parent) of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries only with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, Parent may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters arising on or before the Effective Time, provided, further, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (which amount is set forth in Section 5.8(d) of the Company Matters Letter), but in such case shall purchase for such six-year period as much coverage as reasonably practicable for such amount. In lieu of the foregoing insurance coverage, at or prior to the Effective Time, the Company shall have the option to cause coverage to be extended through the purchase of “tail” insurance coverage at an aggregate cost no greater than 600% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If such “tail” coverage have been obtained at or prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause such coverage to remain in full force and effect for its full term, and continue to honor the obligations thereunder.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8).

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. The Company shall give Parent (a) the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions (and, in any event, no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) and (b) the right to review and comment on all material filings or responses to be made by the Company in connection with any such stockholder litigation (and the Company will give reasonable consideration to such comments). Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such stockholder litigation.

Section 5.10 Section 16. Prior to the Effective Time, the Company shall take all steps as may be reasonably necessary or advisable to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) Until December 31, 2014, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) as of the Effective Time that continues employment with the Surviving Corporation and its Subsidiaries following the Effective Time (“Company Employees”), for so long as such person continues employment compensation and benefits (including annual base salary and base wages, cash incentive compensation opportunities), and employee benefits (including severance benefits) that are comparable in the aggregate to the base salary, base wages, cash incentive compensation opportunities and employee benefits provided to each such Company Employee immediately prior to the Effective Time.

(b) For purposes of vesting and eligibility to participate (but not for purposes of benefit accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” (or other similar term) under such Company Plans, arrangements or agreements.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) Parent shall cause the Surviving Corporation to pay to each Company Employee employed by Parent or its Affiliates on December 31, 2014 such Company Employee’s annual incentive bonus in cash in an amount no less than at the applicable target level for such employee under the Company’s current annual incentive plan or other annual bonus plan, as applicable (the “Target Bonus”), and (ii) Parent shall cause the Surviving Corporation to pay to each Company Employee terminated without Cause or with Good Reason (each such term as defined in Section 5.11(d) of the Company Matters Letter) on or after the Effective Time a pro-rata portion of any Target Bonus in respect of 2014 that such Company Employee would have been entitled to receive under the Company’s annual incentive plan or other annual bonus plan, as applicable.

(e) Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company Board will authorize the full vesting of all benefits under and termination of any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) Plans of the Company have been adopted by the Company Board. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its reasonable best efforts to take such other actions in furtherance of terminating any such 401(k) Plans as Parent may request. Immediately prior to such termination, the Company will make, or cause to be made, all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer contributions, if any, for the period prior to termination determined as though the Effective Time were the last day of the relevant plan year. Parent shall use reasonable best efforts to cause the 401(k) Plans of Parent or its affiliates to accept any distribution from the Company’s 401(k) Plans as a rollover contribution, if so directed by a Company Employee.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement in accordance with the terms of such plan or arrangement.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13 No Control of Other Party’s Business. Notwithstanding anything herein to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Notification of Certain Matters. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereto upon becoming aware of (i) any Legal Proceedings commenced or, to such party’s Knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case, that relate to this Agreement or the consummation of the Transactions; (ii) the occurrence or existence of any Company Material Adverse Effect or the occurrence or existence of any event which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the occurrence or existence of any Parent Material Adverse Effect or the occurrence or existence of any event which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iv) any event, condition, fact or circumstance that could reasonably be expected to result in any condition set forth in Article VI not being satisfied prior to the End Date; provided that the delivery of notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the Company or Parent.

Section 5.15 Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Company Common Stock from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time.

Section 5.16 Opinion of Financial Advisor. As soon as practicable (and, in any event, within two (2) Business Days) after the date hereof, the Company shall provide to Parent solely for informational purposes an accurate and complete copy of the executed written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated described in Section 3.17.

Section 5.17 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto, at the reasonable request of another party hereto and at the expense of the party so requesting, shall execute and deliver such documents and take such actions as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

Section 5.18 Revenue Rights Matters. The Company shall, and shall cause its Subsidiaries to, perform the covenants set forth on Annex B hereto, which covenants are incorporated by reference herein. In addition, Parent shall have received, at least three (3) and not more than five (5) Business Days prior to the Closing Date, a certificate signed on behalf of the Company by an executive officer of the Company that the Revenue Rights Conditions are satisfied as of the date of delivery of such certificate.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approval of the Merger by any Governmental Authority shall have been obtained or any applicable waiting period shall have expired pursuant to any other Antitrust Laws.

(c) No Injunctions or Restraints. No Law, injunction, judgment, order, writ, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.18 shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(c), Section 3.13 and Section 3.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iii) only, where the failure to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Revenue Rights Conditions. The Revenue Rights Conditions shall be satisfied as of the Closing Date and Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement (including Parent entering into the CVR Agreement with the Rights Agent) at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before October 27, 2014 (the “End Date”); provided, that if on the End Date the condition set forth in Section 6.1(b) and/or the condition set forth in Section 6.1(c) (if the applicable Restraint is an order or injunction of a court of competent jurisdiction under Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), Parent or the Company may, by written notice to the other party delivered prior to October 27, 2014, extend the End Date until December 19, 2014 (or, if later, two Business Days after the “Outside Date” as defined in that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Parent and the other parties thereto, as may be amended from time to time) which extended date shall thereafter be considered the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination;

(ii) if (A) the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Proxy Statement, (C) the Company Board (or a duly authorized committee thereof) shall have adopted, approved, recommended, submitted to the Company’s stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders or declare advisable, execute or enter into) any Alternative Acquisition Agreement (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement), or (D) a tender offer or exchange offer which constitutes a Takeover Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to the Company’s stockholders pursuant to Rule 14e-2 under the Exchange Act, within five (5) Business Days (or, if the End Date is fewer than five (5) Business Days after such offer is first published, sent or given, by the close of business on the Business Day immediately preceding the End Date) after such tender offer or exchange offer is first published, sent or given, and Parent has so requested in writing, a statement reaffirming the Company Board Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;

(ii) in order to enter into a transaction that is a Superior Proposal, in accordance with Section 5.3, if (A) such Superior Proposal shall not have resulted from any material breach of Section 5.3 and (B) the Company Board, after satisfying all of the requirements set forth in Section 5.3, concurrently with such termination enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall not be available to the Company unless the Company has paid, or has caused to be paid, the Termination Fee to Parent in accordance with Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than, Section 7.2 and Section 7.3 and Article VIII and Section 5.6(a), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) the Company shall pay or cause to be paid as directed by Parent the Termination Fee immediately prior to and as a condition to such termination of this Agreement;

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (or by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(c)(i) and (ii) a bona fide Takeover Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Company’s stockholders after the date hereof and not publicly withdrawn (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Stockholders Meeting, then, (A) within two (2) Business Days of such termination, the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its Affiliates in connection with this Agreement or the Transactions; provided that the Company’s maximum aggregate reimbursement obligation pursuant to this clause (A) shall be $3,000,000 and (B) if, within twelve (12) months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, recommends to its stockholders or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent, concurrently with the occurrence of the applicable event described in this clause (B) of this Section 7.3(c), the Termination Fee.

(d) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $41,000,000.

(e) Notwithstanding the foregoing, in no event shall the Company be required to pay the fees referred to in this Section 7.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall, except in the case of fraud, be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement.

(f) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without those agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to make payment of any amount payable under this Section 7.3 within the applicable time period specified in this Section 7.3 and Parent commences a legal action to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such legal action and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to this Section 7.3, with such interest to accrue beginning on the date such amount first was payable pursuant to this Section 7.3 to the date of payment.

(g) Any amount that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 7.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

Section 8.4 Waiver. At any time prior to the Effective Time, any party (other than Parent with respect to Merger Sub, or Merger Sub with respect to Parent) may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given unless otherwise expressly stated herein.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void. No assignment by any party shall relieve such party of any of its obligations hereunder. The reorganization, consolidation or change of control of Parent and/or Merger Sub shall be deemed an assignment hereunder unless the ultimate parent entity controlling Parent and/or Merger Sub following such reorganization, consolidation or change of control assumes the obligations of Parent and/or Merger Sub hereunder. In addition, Parent hereby agrees that, prior to entering into any transaction or series of related transactions involving all or substantially all of Parent’s assets (whether structured as an asset sale, restructuring, liquidation or other similar transfer of assets of Parent), Parent will arrange for either the assignment of Parent’s obligations pursuant to this Agreement to the assignee, transferee or other recipient of Parent’s assets in connection therewith or such alternative means reasonably satisfactory to the Company of providing for the satisfaction of Parent’s obligations under this Agreement.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Matters Letter, and the annexes and exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders and holders of Options and Restricted Stock to receive the Merger Consideration and payments pursuant to Article II following the Effective Time and (ii) the provisions of Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder. The representations and warranties of the Company set forth on Annex A shall be deemed to be set forth in this Agreement and the covenants of the Company set forth on Annex B shall be deemed to be contained in this Agreement.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Attention: A. Robert D. Bailey, General Counsel

Facsimile: (212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Andrew W. Ment

Facsimile: (646) 441-9012

If to the Company, to:

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, NC 27560

Attention: Sailash Patel, Chief Financial Officer

Facsimile: (919) 456-7850

with a copy (which shall not constitute notice) to each of:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Stephen Fraidin

                 Richard Brand

Facsimile: (212) 446-6460

and

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Donald R. Reynolds

                 Amy E. Risseeuw

Facsimile: (919) 781-4865

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“401(k) Plans” shall have the meaning set forth in Section 5.11(e).

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto; provided, further that an Acceptable Confidentiality Agreement need not include a standstill or other similar obligation so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to remove any standstill or similar obligation in the Confidentiality Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Authorizations” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change of Recommendation Notice” shall have the meaning set forth in Section 5.3(d).

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Company Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Employees” shall have the meaning set forth in Section 5.11(a).

“Company Intellectual Property” shall mean Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and its Subsidiaries taken as a whole; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy (it being understood that this clause (ii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vi) any action taken by the Company that is expressly required by the terms of this Agreement, including changes resulting from any Remedial Action, if required (it being understood that this clause (vi) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline in market price or such change in trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (viii) any failure, in and of itself, by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period ending, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries, on or after the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); and (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; (x) any recommendation by the FDA, or decision by the DEA, with respect to the designation of Eluxadoline as a controlled substance under any schedule of the U.S. Controlled Substances Act, as amended; to the extent, in each of clauses (i) through (iv), that such condition, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and its Subsidiaries operate; or (b) to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Matters Letter” shall have the meaning set forth in the Article III Preamble.

“Company Pension Plan” shall have the meaning set forth in Section 3.10.

“Company Permits” shall have the meaning set forth in Section 3.8(b).

“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability and (b) each other employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability.

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Securities” shall have the meaning set forth in Section 3.2(b).

“Company Stock Plans” shall mean, collectively, the Company 2010 Stock Plan, as amended, or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any of its Subsidiaries.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.19.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Contract” shall mean, with respect to any Person, any legally binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, commitment, sale or purchase order, license, contract or other agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Contract Manufacturing Agreement” shall mean any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses or any intermediate form of any drug product to which the Company or any Subsidiary of the Company is a party.

“CVR” shall have the meaning set forth in Section 2.1(c).

“CVR Agreement” shall mean the Contingent Value Rights Agreement by and among Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), substantially in the form attached hereto as Exhibit A (subject to any reasonable revisions requested by the Rights Agent).

“CVR Consideration” shall have the meaning set forth in Section 2.1(c).

“DEA” shall have the meaning set forth in Section 3.16(b).

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“Dissenting Stockholder” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eluxadoline” shall mean means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“Encumbrances” shall mean, with respect to any property or asset, any pledge, lien, mortgage, charge, deed of trust, lease, sublease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance or security interest of any kind or nature whatsoever.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to mine or occupational safety or health, pollution or protection of the environment, including without limitation, (a) laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials and (c) pollution or protection of the environment or human health, as the foregoing are enacted and in effect on or prior to Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“FDA” shall have the meaning set forth in Section 3.4.

“FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA Ethics Policy” shall have the meaning set forth in Section 3.16(j).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed Company SEC Documents” shall have the meaning set forth in the Article III Preamble.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 3.4.

“FTC” shall have the meaning set forth in Section 3.16(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality (including any governmental division, department, agency, commission, organization, court or other tribunal).

“Hazardous Materials” means any (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (b) any material, pollutant, substance or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics or because it can cause harm to living organisms, human welfare or the environment.

“Health Care Laws” shall mean (a) all Laws enforced by the FDA, the FTC, the DEA, other Governmental Authorities and comparable state regulatory authorities and Governmental Authorities outside the United States, concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the Products, (b) the FDA Act and the regulations promulgated thereunder, (c) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (d) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (e) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (f) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.).

“Health Care Regulatory Authorizations” shall mean any approval, clearances, authorizations, registrations, certifications and licenses granted by any Governmental Authority which administers Health Care Laws, including the FDA, the FTC, the DEA and other equivalent agencies.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (d) amounts owing as deferred purchase price for the purchase of any property, (d) capital lease obligations and (e) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through (d) above of any other Person.

“Indemnitees” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean (a) patents and patent applications (including divisions, extensions, continuations, continuations-in-part, PCTs, provisionals, non-provisionals, reexaminations and reissues) including counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable, (b) copyrights and copyrightable works, moral rights, rights of privacy and publicity, software and databases, (c) trademarks, service marks, domain names, business names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, know-how, methods and techniques (collectively, “Trade Secrets”), and (e) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (a) through (e), all rights thereto and any applications or registrations therefor.

“Intervening Event” shall mean a material fact, event, change in circumstance, development or combination thereof occurring or arising after the date hereof affecting the business, assets or operations of the Company that was not known by, or the consequence of which was not reasonably foreseeable to, the Company Board on or prior to the date hereof, other than a Takeover Proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to a Takeover Proposal.

“IP Agreements” shall have the meaning set forth in Section 3.12(f).

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment” shall mean any judgment, ruling, order, writ, injunction or decree of any Governmental Authority or arbitrator.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Matters Letter after reasonable inquiry of their respective direct reports and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 8.13 after reasonable inquiry.

“Laws” shall have the meaning set forth in Section 3.8(a).

“Legal Proceeding” shall have the meaning set forth in Section 3.7.

“Material Licensed IP” shall mean all Company Intellectual Property that is licensed to the Company or any of its Subsidiaries, excluding (i) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (ii) other software that is not material to the conduct of the business of the Company or any of its Subsidiaries and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice Period” shall have the meaning set forth in Section 5.3(d).

“Off-the-Shelf Software” shall mean software that is generally commercially available for no more than a nominal fee and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“Option” shall have the meaning set forth in Section 2.4(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the Transactions.

“Patent Authority” shall mean any court or governmental patent authority of competent jurisdiction, including the United States Patent and Trademark Office or any foreign, international or supranational authority of comparable jurisdiction.

“Permitted Encumbrances” shall mean (a) any Encumbrance that arises out of Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business consistent with past practice and that do not interfere in any material respect with the use of properties or assets encumbered thereby, (c) Encumbrances arising under or in connection with zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, and (d) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Person” shall mean an individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Products” shall mean the products that the Company or its Subsidiaries are developing or have licensed for sale.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Related Party Transaction” shall have the meaning set forth in Section 3.22.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, deposit, dispersal, leaching, migration or other movement or presence in, into or through the environment (including without limitation, ambient, air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” shall have the meaning set forth in Section 6.1(c).

“Restricted Stock” shall have the meaning set forth in Section 2.4(b).

“Revenue Rights” shall have the meaning set forth in the recitals.

“Revenue Rights Conditions” shall mean that as of the Closing Date, no event shall have occurred (other than an event arising, directly or indirectly, from any action taken by Parent, Actavis plc, RPI or any of their respective Affiliates) that would reasonably be expected to result in (a) the unenforceability of TSD’s and TPC’s obligations to make milestone payments or pay royalties pursuant to Article 5 of the Takeda License Agreement; or (b) any of the patents included within the Collaboration Patent Estate being determined and held by a Patent Authority to be invalid, which invalidity would reasonably be expected to have a material adverse effect on the milestone payments or royalties payable by TSD and TPC pursuant to Article 5 of the Takeda License Agreement.

“Revenue Rights Purchase Agreement” shall have the meaning set forth in the recitals.

“Rights Agent” shall have the meaning set forth in the definition of “CVR Agreement”.

“RPI” shall have the meaning set forth in the recitals.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any Person of which such party (or one or more Subsidiaries of such party) owns, directly or indirectly, securities or other ownership interests representing (a) more than 50% of the equity or (b) sufficient voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Subsidiary Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Target Bonus” shall have the meaning set forth in Section 5.11(d).

“Tax Returns” shall have the meaning set forth in Section 3.9(b).

“Taxes” shall have the meaning set forth in Section 3.9(b).

“Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Voting Agreement” shall have the meaning set forth in the recitals.

Section 8.14 Certain Other Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms as set forth on Annex C hereto.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. Unless the context otherwise specifies, all references to a document or instrument having been “made available” to Parent shall be deemed to mean that such document or instrument has been made available to Parent, Parent’s legal advisors or to any other Representative of Parent, by posting such document in the “Project Emerald” virtual data room maintained by the Company through Onehub. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FOREST LABORATORIES, INC.

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief Legal Officer and General Counsel

ROYAL EMPRESS, INC.

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	Vice President

FURIEX PHARMACEUTICALS, INC.

By:	/S/ FRED N. ESHELMAN
	Name:	Fred N. Eshelman
	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 2014 (this “Agreement”), is entered into by and between Forest Laboratories, Inc., a Delaware corporation (“Parent”), and [—], a [—], as Rights Agent.

RECITALS

A. Parent, Royal Empress, Inc., a Delaware corporation (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 27, 2014 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined below) the right to receive a contingent payment upon the achievement of one of certain milestones as hereinafter described.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means, at the time of determination, any Holder or Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution (a) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (b) delivered to the Rights Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation, any data, marketing authorizations and applications for marketing authorization) and/or Company Material Contracts held or owned by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the Product are sold or exclusively licensed (directly or indirectly, including through sale of or exclusive license by any Subsidiary of the Surviving Corporation) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“CSA” means the U.S. Controlled Substances Act, as amended.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DEA” means the U.S. Drug Enforcement Administration in the U.S. Department of Justice, or any successor agency.

“Eluxadoline” means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means each of (a) a Schedule IV Event, (b) a Schedule V Event, and (c) a Non-Schedule Event.

“Milestone Payment” means, as applicable, (a) the Schedule IV Event Payment (in the case of a Schedule IV Event), (b) the Schedule V Event Payment (in the case of a Schedule V Event), and (c) the Non-Schedule Event Payment (in the case of a Non-Schedule Event).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Satisfaction Notice” has the meaning set forth in Section 2.4(a).

“NDA Approval” means the first approval by the FDA of a New Drug Application for the Product.

“Non-Schedule Event” means the occurrence of all of the following: (a) NDA Approval; (b) the FDA having not recommended in connection with such NDA Approval that Eluxadoline be a controlled substance under any Schedule of the CSA; and (c) during the six-month period following such NDA Approval, the DEA not having proposed (or announced the intention to propose) any rule providing for the control of Eluxadoline in any schedule of the CSA.

“Non-Schedule Event Payment” means an amount equal to $30.00 per CVR, payable in cash in United States Dollars.

“Officer’s Certificate” means a certificate (a) signed by the President, a Vice President, the Treasurer or the Secretary of Parent, in his or her capacity as such officer, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (f) as provided in Section 2.6.

“Person” means any individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture or other entity or group (as defined in the Exchange Act), and shall include any successor (by merger or otherwise) thereof or thereto.

“Product” means the product that includes Eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Schedule IV Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule IV of the CSA.

“Schedule IV Event Payment” means an amount equal to $10.00 per CVR, payable in cash in United States Dollars.

“Schedule V Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule V of the CSA.

“Schedule V Event Payment” means an amount equal to $20.00 per CVR, payable in cash in United States Dollars.

“Termination Event” means either: (a) the failure to achieve NDA Approval on or prior to the second anniversary of the date hereof; or (b) the publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any of Schedule I, Schedule II or Schedule III of the CSA.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each share of Company Common Stock outstanding or underlying each Option and share of Restricted Stock that is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Milestone occurs, then on a date (the “Milestone Payment Date”) that is within 10 Business Days following such event, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Satisfaction Notice”) which shall be in the form of an Officer’s Certificate stating the date of the satisfaction of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (ii) cash in the aggregate amount of the Milestone Payment payable to the Holders. In no event shall payment be made with respect to more than a single Milestone.

(b) The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, (i) send each Holder at its address set forth in the CVR Register a copy of the Milestone Satisfaction Notice and (ii) pay the Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.4(c), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the Milestone Payment Date.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(e) Any portion of the Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. If the Milestone Payment (or portion thereof) made by Parent remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger or any of their respective Affiliates.

2.6 Ability To Abandon The CVR. The Holder of a CVR may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have result from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.2(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent for all purposes hereunder.

(d) Any Person into which the Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services business of the Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(f) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent or the corporate trust department of a commercial bank, in either case of national reputation.

3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Closing Date.

4.2 Payment of the Milestone Payment. Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payment, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Fundamental Transactions. In the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any Milestone has not been attained but remains eligible to be attained, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall cause the Person acquiring Parent (or acquiring substantially all of its assets or otherwise exclusively licensing rights to Eluxadoline) with respect to a Change of Control or the Person acquiring the subject Intellectual Property rights, Company Material Contracts and/or Subsidiaries with respect to a Carve-Out Transaction to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement. No later than five Business Days prior to the consummation of any Change of Control or Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.3 and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 5 AMENDMENTS

5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent, when authorized by a Board Resolution, at any time and from time to time, may unilaterally enter into one or more amendments hereto, for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.2 Notices To Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:
Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Attention:	A. Robert D. Bailey, General Counsel
Facsimile:	(212) 224-6740
with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012
if to the Rights Agent:

[—]
[—]
Attention:	[—]
Facsimile:	[—]
with a copy (which shall not constitute notice) to:

[—]
[—]
Attention:	[—]
Facsimile:	[—]

6.3 Notice To Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Holders and the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Except in connection with a Carve-Out Transaction or a Change of Control, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void and of no effect.

6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any rights, remedies, benefits, obligations, liabilities or claims under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

6.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.8 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

6.10 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the Milestone Payment required to be paid under the terms of this Agreement and (b) a Termination Event. The termination of this Agreement shall not affect or limit the right to receive the Milestone Payment under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

6.11 Enforcement of Agreement. In the event that a Holder is required to take any action to enforce such Holder’s rights hereunder, such Holder, in addition to all other rights and remedies available hereunder, shall have the right to recover from Parent all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection therewith.

6.12 Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

6.13 No Obligation. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates, be required to undertake any level of efforts, or employ any level of resources, to develop, market, or commercialize Eluxadoline or any product containing Eluxadoline.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FOREST LABORATORIES, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

SIGNATURE PAGE

CONTINGENT VALUE RIGHTS AGREEMENT

Annex A

Representations and Warranties Regarding Revenue Rights Matters

(a) The Company (as successor-in-part to PPD, Inc.’s rights and obligations), PPD, Inc., DP, TSD and TPC are all of the contract parties to the Takeda License Agreement. PPD, Inc.’s primary remaining rights and obligations under the Takeda License Agreement are to provide the contract research organization (CRO) services under Section 4.9 thereof and to appoint committee members under Section 4.5 thereof.

(b) GenuPro (as successor by conversion to GenuPro, Inc.) and BC are all of the contract parties to the Priligy® BC License Agreement. APBI and Xiamen are all of the contract parties to the Priligy® Xiamen License contract.

(c) Except as set forth on Section 3.23(c) of the Company Disclosure Schedules, (i) the Takeda License Agreement is the only agreement between the Company (or any Affiliate thereof), and TSD (or any predecessor or Affiliate thereof) or TPC (or any Affiliate thereof), relating to the subject matter thereof, and there are no other agreements between the Company (or any predecessor or any Affiliate thereof), and TSD (or any predecessor or Affiliate thereof) or TPC (or any predecessor or Affiliate thereof), that relate to the Takeda License Agreement, the Collaboration Patent Estate, the Takeda Subject Compounds/Products (including the development or commercialization thereof), the Takeda Revenue Stream, or the Company’s and DP’s right to receive the Takeda Revenue Stream, and (ii) the Priligy® License Agreements are the only agreements between GenuPro or APBI (or any predecessor or Affiliate of either of the foregoing), and either (1) BC (or any predecessor or Affiliate thereof), or (2) Xiamen (or any predecessor or Affiliate thereof), in each case of (1) – (2), relating to the subject matter thereof, and there are no other written agreements between GenuPro or APBI (or any predecessor or Affiliate thereof), and either (X) BC (or any predecessor or Affiliate thereof), or (Y) Xiamen (or any predecessor or Affiliate thereof) that, in each case of (X) – (Y), relate to the Priligy® License Agreements, the Licensed Patents, the Priligy® Subject Compound/Product (including the development or commercialization thereof), the Priligy® Revenue Streams, or GenuPro’s or APBI’s right to receive the Priligy® Revenue Streams. Except as set forth on Section 3.23(c) of the Company Disclosure Schedules or those executed amendments to the License Agreements referenced in the definitions thereof on Annex C of this Agreement, none of the Company, DP, GenuPro, or APBI has proposed in writing, or received in writing any proposal, to amend or waive any provision of any of the License Agreements since June 1, 2013.

(d) Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no licenses or sublicenses granted to any third party by any agreement entered into by (i) TSD, TPC or any Affiliate of either of the foregoing in respect of TSD’s or TPC’s rights and obligations under the Takeda License Agreement (including any Intellectual Property* (including the Collaboration Patent Estate) assigned thereunder (as such asterisked term is defined therein)), (ii) BC or any Affiliate thereof in respect of BC’s rights and obligations under the Priligy® BC License Agreement (including any Licensed Intellectual Property* (including the Licensed Patents) licensed thereunder (as such asterisked term is defined therein)), or (iii) Xiamen or any Affiliate thereof in respect of Xiamen’s rights and obligations under the Priligy® Xiamen License Contract (including the Licensed Patent* licensed thereunder (as such asterisked term is defined therein)).

(e) Each of the License Agreements is a valid and binding obligation of the Company, DP, GenuPro, or APBI, as applicable, and, is a valid and binding obligation of the respective License Counterparties enforceable against each of the respective License Counterparties thereto in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception. Neither the Company, nor DP, nor GenuPro, nor APBI has received any written notice from the License Counterparties in connection with any of the License Agreements challenging the validity or enforceability of any provision of any such agreements, including the obligation to pay any portion of the Revenue Streams without set-off of any kind.

(f) (i) each of Alogliptin and Trelagliptin is a Collaboration Compound* and a Compound*, and each of the products sold by TSD or TPC in the Territory* under the brandnames Nesina, Oseni and Kazano is a Product*, under the Takeda License Agreement (as such asterisked terms are defined therein), and, as set forth in Article 5 of the Takeda License Agreement, TSD or TPC is obligated to pay certain royalties on sales of Takeda Subject Compounds/Products in such Territory; (ii) the product sold by BC under the Priligy® trademark in the Territory* is a Product* under the Priligy® BC License Agreement (as such asterisked terms are defined therein), and, as set forth in Section 7 of such agreement, BC is obligated to pay certain royalties on sales of Priligy® Subject Compound/Products in such Territory, and (iii) any therapeutic product containing either of the compounds described in clause (b) or (e) of the definition of Dapoxetine set forth herein, or any pharmaceutically acceptable salt of either of such compounds, is a Contract Product* under the Priligy® Xiamen License Contract (as such asterisked term is defined therein), and, as set forth in Article 3 of such agreement, Xiamen is obligated to pay certain royalties on sales of Priligy® Subject Compound/Products constituting Contract Products in the Territory* (as such asterisked term is defined in the Priligy® Xiamen License Contract).

(g) Except as set forth in Section 3.23(g) of the Company Disclosure Schedules, neither the Company, nor DP, nor GenuPro, nor APBI has, except as contemplated by the Royalty Monetization Agreement, conveyed, assigned, transferred or granted any Encumbrances, other than Permitted Encumbrances, with respect to all or any portion of its right, title and interest in and to the Purchased Revenue Rights or the License Agreements.

(h) Neither the Company, nor DP, nor, GenuPro, nor APBI has (i) given any License Counterparty any written notice of termination under any of the License Agreements (whether in whole or in part) or any written notice expressing any intention or desire to terminate any of the License Agreements or (ii) received any written notice of termination from a License Counterparty under any of the License Agreements (whether in whole or in part) or any written notice expressing any intention or desire to terminate any of the License Agreements. To the Knowledge of the Company, no event has occurred that would reasonably be anticipated to give rise to the early termination of any of the License Agreements.

(i) There is and has been no material breach or material default under any provision of any of the License Agreements either by the Company, DP, GenuPro, or APBI or,to the Knowledge of the Company, by any of the License Counterparties (or any predecessor thereof), and, to the Knowledge of the Company, there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or material default either by the Company, DP, GenuPro, or APBI.

(j) To the Knowledge of the Company, (i) the Company or DP (or any predecessor thereof) has received from TSD or TPC the full amount of the milestone payments referred to in Section 5.2 and of the royalty payments referred to in Section 5.3 of the Takeda License Agreement, and, excluding such payments and the upfront payment made to the Company or DP (or any predecessor thereof) under Section 5.1 of the Takeda License Agreement, neither the Company nor DP (or any predecessor thereof) has received any payments under the Takeda License Agreement; (ii) GenuPro (or any predecessor thereof) has received from BC the full amount of the milestone payments referred to in Sections 7.2 and 7.3 and of the royalty payments referred to in Section 7.4 of the Priligy® BC License Agreement, and excluding such payments and the upfront payment made to GenuPro (or any predecessor thereof) under Section 7.1 of the Priligy® BC License Agreement, GenuPro (or any predecessor thereof) has received no payments under the Priligy® BC License Agreement; and (iii) APBI has received from Xiamen the full amount of the royalty payments referred to in Section 3.2 of the Priligy® Xiamen License Contract, and excluding such payment and the upfront payment made to APBI under Section 3.1 of the Priligy® Xiamen License Contract, APBI has received no payments under the Priligy® Xiamen License Contract.

(k) Neither the Company, nor DP, nor GenuPro, nor APBI has consented to any assignment or other transfer by any License Counterparty of any of its rights or obligations under the applicable License Agreement, and, to the Knowledge of the Company, no License Counterparty has assigned or otherwise transferred any of its rights or obligations under the applicable License Agreement to any Person.

(l) Neither the Company, nor DP, nor GenuPro, nor APBI has notified any License Counterparty or any other Person in writing of any claims for indemnification under any of the License Agreements, nor has the

Company, DP, GenuPro or APBI received any written claims for indemnification under any of the License Agreements, whether pursuant to Article 7 of the Takeda License Agreement or otherwise, pursuant to Article 14 of the Priligy® BC License Agreement or otherwise, or under the Priligy® Xiamen License Contract.

(m) Except as set forth on Section 3.23(m) of the Company Disclosure Schedules, to the Knowledge of the Company, neither the amount of the Takeda Revenue Stream nor the amount of the Priligy® BC Revenue Stream nor the amount of the Priligy® Xiamen Revenue Stream is, as of the date hereof, subject to any claim against the Company, DP, GenuPro, or APBI pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”), including as a result of sales of any Takeda Subject Compounds/Products or Priligy® Subject Compound/Product, respectively, infringing any third-party patent right or otherwise pursuant to Section 5.5 of the Takeda License Agreement or Sections 3.2, 7.5, 7.6, 7.9, 8.3(b) or 13.7(a) of the Priligy® BC License Agreement. To the Knowledge of the Company, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit any License Counterparty the right to claim a Royalty Reduction.

(n) The Company nor DP has not elected any option to develop any DP Products pursuant to Article 12 of the Takeda License Agreement.

(o) To the Knowledge of the Company, Lilly is not a party to any agreement with a third party that would give rise to either the Company, GenuPro or APBI having an obligation to pay the milestone, royalty or other payments due under such agreement to such third party pursuant to Section 7.9(b) of the Priligy® BC License Agreement or Section 3.1(c) of the Lilly Agreement. Neither the Company nor GenuPro nor APBI has received any written notice of termination from Lilly under the Lilly Agreement (whether in whole or in part) or any written notice expressing any intention or desire to terminate the Lilly Agreement, and, to the Knowledge of the Company, no event has occurred that would reasonably be anticipated to give rise to the early termination of the Lilly Agreement.

(p) Neither the Company, nor DP, nor GenuPro, nor APBI has received any written notice from, or given any written notice to, TSD or TPC pursuant to Section 7.3 of the Takeda License Agreement, to BC pursuant to Section 14.3 of the Priligy® BC License Agreement, or to Xiamen pursuant to Section 5 of the Priligy® Xiamen License Contract. To the Knowledge of the Company, no third party is making, using, selling, offering for sale, importing or exporting anything that infringes any Valid Claim (A) in the Collaboration Patent Estate that Covers any Takeda Subject Compound/Product or (B) in the Licensed Patents that Covers the making, using, selling, offering for sale or import of any Priligy® Subject Compound/Product.

(q) Neither the Company, nor DP, nor GenuPro, nor APBI has initiated, pursuant to Section 6.5 of the Takeda License Agreement, Section 8.5 of the Priligy® BC License Agreement, or Section 3.5 of the Priligy® Xiamen License Contract, any inspection or audit of books or accounts or other records pertaining to Net Sales (as such term is defined in the Takeda License Agreement), Net Sales (as such term is defined in the Priligy® BC License Agreement) or Net Sales (as such term is defined in the Priligy® Xiamen License Contract), or the calculation of milestones, royalties or other amounts payable to the Company or any of its Subsidiaries under the License Agreements.

(r) Except as set forth on Section 3.23(r) of the Company Disclosure Schedules, (i) the Company or its Subsidiaries have good and marketable title to the Purchased Revenue Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) upon the Closing, Parent shall have acquired, subject to, the terms and conditions set forth in this Agreement, the License Agreements, the Priligy® License & Transfer Agreement and the Lilly Agreement, good and marketable title to the Purchased Revenue Rights, free and clear of all Encumbrances (other than Permitted Encumbrances).

(s) Revenue Rights Related Intellectual Property.

(i) (A) To the Knowledge of the Company, Section 3.23(s)(i)(A) of the Company Disclosure Schedules lists all of the currently existing patents and patent applications (including currently existing provisionals, divisionals, continuations, continuations-in-part, certificates, reissues, reexaminations, extensions substitutions, confirmations, registrations or additions of or to any of the foregoing) included within the Collaboration Patent Estate and specifies as to each of the patent and patent application in the Collaboration Patent Estate: (X) the jurisdictions by or in which each such patent has issued or each such patent application has been filed, including the respective patent numbers and application numbers therefor (to the extent available from or provided by the relevant patent authority), and (Y) the Person who is the owner of record of each such patent or patent application.

(B) Section 3.23(s)(i)(B) of the Company Disclosure Schedules lists all of the currently existing patents and patent applications (including currently existing provisionals, divisionals, continuations, continuations-in-part, certificates, reissues, reexaminations, extensions substitutions, confirmations, registrations or additions of or to any of the foregoing) included within the Licensed Patents and specifies as to each of the patent and patent application in the Licensed Patents: (X) the jurisdictions by or in which each such patent has issued or each such patent application has been filed, including the respective patent numbers and application numbers therefor (to the extent available from or provided by the relevant patent authority), and (Y) (1) the Company or its applicable Subsidiary that is the owner of record of each such patent or patent application and (2) any other Person owning or having an ownership interest in the same.

(C) Except as set forth on Section 3.23(s)(i)(C) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no patent rights, other than the patent rights within the Collaboration Patent Estate or the Licensed Patents, that are infringed by the making, using, selling, offering for sale or import of, respectively, any Takeda Subject Compound/Product or any Priligy® Subject Compound/Product. Except with respect to any Licensed Patents that claim Lilly Improvements for which rights are licensed to GenuPro and APBI under the Lilly Agreement or as may be set forth on Section 3.23(s)(i)(C) of the Company Disclosure Schedules, Company, GenuPro or APBI is the sole owner of all patent rights in the Licensed Patents and, to the Knowledge of the Company, TSD or TPC is the sole owner of all patent rights in the Collaboration Patent Estate.

(ii) To the Knowledge of the Company, except as set forth in Section 3.23(s)(ii) of the Company Disclosure Schedules, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any patent right in the Collaboration Patent Estate or in the Licensed Patents.

(iii) To the Knowledge of the Company, all of the issued patents in the Licensed Patents and Collaboration Patent Estate are in full force and effect and have not lapsed, expired or otherwise terminated. None of the Company or its Subsidiaries has, and, to the Knowledge of the Company, neither TSD nor TPC has, received any written notice relating to the lapse, expiration or other termination of any of the patent rights in the Licensed Patents or in the Collaboration Patent Estate (other than such notices relating to the expiration of patents at the end of their statutory terms), or any written legal opinion that alleges that an issued patent in the Licensed Patents or in the Collaboration Patent Estate is invalid or unenforceable.

(iv) To the Knowledge of the Company, there is no Person who is or claims to be an inventor under any of the patent rights in the Collaboration Patent Estate or in the Licensed Patents who is not a named inventor thereof.

(v) None of the Company or its Subsidiaries has, and, to the Knowledge of the Company, neither TSD nor TPC has, received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of the Company or any of its Subsidiaries, or TSD or TPC, in and to, or the patentability, validity or enforceability of, any patent rights within the Licensed Patents or within the Collaboration Patent Estate, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Priligy® Subject Compound/Product or Takeda Subject Compound/Product, respectively, infringes any patent or other intellectual property rights.

(vi) To the Knowledge of the Company, the discovery and development of the Takeda Subject Compounds/Products and the Priligy® Subject Compound/Product did not and have not infringed, violated or misappropriated any patent or other intellectual property rights owned by any third party.

None of the Company or its Subsidiaries, nor, to the Knowledge of the Company, TSD or TPC, BC or Xiamen, has a currently effective in-license to any patent right Covering the manufacture, use, sale, offer for sale or import of any Takeda Subject Compound/Product or Priligy® Subject Compound/Product in the form in which they currently are manufactured, used, sold, offered for sale or imported, except as set forth in the License Agreements or Lilly Agreement.

(vii) To the Knowledge of the Company, (A) no patent rights of any third party have been or are infringed by the manufacture, use, offer for sale, importation or sale of the Takeda Subject Compounds/Products or the Priligy® Subject Compound/Product in the form in which they currently are manufactured, used, offered for sale, imported or sold, and (B) no Person is infringing any of the patent rights in the Collaboration Patent Estate or in the Licensed Patents.

(viii) To the Knowledge of the Company, all required maintenance fees, annuities and like payments with respect to the patent rights in the Collaboration Patent Estate and in the Licensed Patents (other than those patent rights owned by TSD, TPC, or any affiliate of either of the foregoing) have been paid timely.

(ix) The Company’s exact legal name is, and since June 14, 2010 has been, “Furiex Pharmaceuticals, Inc.” The Company is, and since June 14, 2010 has been, incorporated in the State of Delaware. GenuPro’s exact legal name is, and since January 1, 2014 has been, “GenuPro, LLC” and GenuPro (including its predecessor prior to conversion, GenuPro, Inc.), is, and since June 14, 2010 has been, organized in the State of North Carolina. APBI’s exact legal name is, and since June 14, 2010 has been, “APBI Holdings, LLC” and APBI is, and since June 14, 2010 has been, organized in the State of North Carolina. DP’s exact legal name is, and since June 14, 2010 has been, “Development Partners, LLC” and DP is, and since June 14, 2010 has been organized in the State of Delaware. Each of DP, GenuPro and APBI is a wholly-owned subsidiary of the Company.

Annex B

Covenants of the Company Regarding Revenue Rights Matters

(a) Books and Records; Royalty Reports; Other Information; Notices.

(i) The Company shall use commercially reasonable efforts to keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records reasonably adequate to reflect accurately all financial information it receives from the License Counterparties with respect to the Revenue Streams and all payments received under the License Agreements.

(ii) Subject to Section (a)(vi) below, promptly (but in no event more than ten (10) Business Days) after receipt from a License Counterparty of any Takeda Royalty Report or any Priligy® Royalty Report, or any final audit report required pursuant to any License Agreement, the Company shall provide, or shall cause to be provided, a copy thereof to Parent.

(iii) Subject to Section (a)(vi) below, promptly (but in no event more than fifteen (15) Business Days) following receipt by the Company or any of its Subsidiaries of any written notice from a License Counterparty or any other Person relating to any of the License Agreements, this Agreement or the Transactions that is material to an owner of the Priligy® Revenue Streams, the Company shall (1) notify Parent in writing of such receipt and (2) furnish Parent with a copy of such notice.

(iv) Subject to Section (a)(vi) below, in the case of any material notices or material correspondence to be given or made by the Company or any of its Subsidiaries under a License Agreement, the Company or such Subsidiary, as applicable, shall, to the extent reasonably practicable, provide to Parent a draft of such material notice or correspondence sufficiently in advance of sending it so that Parent has a reasonable opportunity (which shall not in any event be required to be longer than five (5) Business Days) to review and provide comments with respect to such notice or correspondence. Subject to Section (a)(vi) below, shall promptly provide to Parent a copy of any material notice sent by the Company or any of its Subsidiaries to any License Counterparty.

(v) Subject to Section (a)(vi) below, promptly (but in no event more than ten (10) Business Days) after receipt by the Company or any of its Subsidiaries of notice of any Legal Proceeding (commenced or threatened) relating to any of the License Agreements, this Agreement or the Transactions, the Company shall (1) notify Parent in writing of the receipt of such notice and the substance thereof and (2) if such notice is in writing, furnish Parent with a copy of such notice and any related materials with respect thereto.

(vi) Notwithstanding anything to the contrary contained in this Agreement and other than with respect to Royalty Reports the disclosure of which is covered by Section (i)(ii) below, if the Company reasonably believes, based on advice of counsel, that the disclosure by the Company to Parent of any information or the furnishing by the Company to Parent of a copy of any notice, certificate, offer, proposal, correspondence, report or other communication (or proposed form thereof) would constitute a breach by the Company of any confidentiality obligation to a License Counterparty pursuant to the applicable License Agreement or to Lilly pursuant to the Lilly Agreement, as in effect on the date hereof (a “Confidentiality Breach”), the Company shall instead promptly (but in no event more than five (5) Business Days) provide to Parent a written summary of all material details of such information, notice, certificate, offer, proposal, correspondence, report or other communication reasonably believed by the Company to be material (a “Material Summary”) to the extent providing such summary is not itself a Confidentiality Breach in the reasonable belief of the Company. If the Company reasonably believes, based on advice of counsel, that the disclosure by the Company to Parent of such Material Summary would constitute a Confidentiality Breach, then the Company shall paraphrase or otherwise describe the substance of such information, notice, certificate, offer, proposal, correspondence, report or other communication to the maximum extent possible without, in the reasonable belief of the Company, based on advice of counsel, causing a Confidentiality Breach (“Permissible Summary Disclosure”).

(b) Amendment of License Agreements. Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, execute or agree to execute any alteration, amendment, change or addition (a “Modification”) of or to any provision of any of the License Agreements that would alter, amend, change, or add to the relevant License Agreement in any material respect. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Company or any of its Subsidiaries, of a fully executed Modification to a License Agreement, the Company and its Subsidiaries shall furnish a copy of such Modification to Parent.

(c) Maintenance of License Agreements. The Company and its Subsidiaries shall use commercially reasonable efforts to comply in all material respects with their obligations under the License Agreements and shall not take any action or forgo any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from a License Counterparty of an alleged material breach by the Company or any of its Subsidiaries under one of the License Agreements, the Company and its Subsidiaries shall give notice thereof to Parent, including delivering to Parent a copy of any such written notice. The Company and its Subsidiaries shall use their respective commercially reasonable efforts to cure any material breaches by them under the License Agreements and shall give written notice to Parent upon curing any such breach.

(d) Exercise of DP Option. Neither the Company nor DP shall, without Parent’s prior written consent, elect any option to develop any DP Products pursuant to Article 12 of the Takeda License Agreement.

(e) Notice of Breaches by License Counterparty. Promptly (and in any event within five (5) Business Days) after the Company or any of its Subsidiaries becomes aware of, or comes to believe in good faith that there has been, a material breach of a License Agreement by a License Counterparty, the Company and its Subsidiaries shall provide notice of such breach to Parent. In addition, the Company and its Subsidiaries shall provide to Parent a copy of any written notice of material breach or alleged material breach of a License Agreement delivered by the Company or any of its Subsidiaries to a License Counterparty as soon as practicable and in any event not less than two (2) Business Days following such delivery.

(f) Termination of License Agreements. Neither the Company nor any of its Subsidiaries shall exercise any right to terminate any of the License Agreements, or agree with a License Counterparty to terminate any of the License Agreements, except with the prior written consent of Parent.

(g) Preservation of Rights. Neither the Company nor any of its Subsidiaries shall sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other Encumbrance of any kind in any of their respective interest in any portion of the Collaboration Patent Estate, the Priligy® Intellectual Property, the License Agreements, the Alza Agreement or the Lilly Agreement, other than a Permitted Encumbrance, without the prior written consent of Parent.

(h) Enforcement; Challenges. The Company and its Subsidiaries shall promptly inform Parent of (i) any suspected infringement by a third party of any patent right within the Collaboration Patent Estate or the Licensed Patents or any other patent right owned or controlled by the Company or any Subsidiary thereof that Covers the manufacture, use, sale, offer for sale or import of any of the Takeda Subject Compound/Product or the Priligy® Subject Compound/Product and (ii) any Challenge by a third party of any patent right within the Licensed Patents. The Company and its Subsidiaries shall provide to Parent a copy of any written notice of (A) any suspected infringement of any patent right in the Collaboration Patent Estate or the Licensed Patents delivered or received under Section 11.3 of the Takeda License Agreement or otherwise or Section 9.3 or 14.3 of the Priligy® BC License Agreement or otherwise, or under the Priligy® Xiamen License Contract, and (B) any Challenge of any patent right in the Licensed Patents delivered or received in writing under the Priligy® BC License Agreement or the Priligy® Xiamen License Contract, in each case of (A) and (B), as soon as practicable and in any event not less than five (5) Business Days following such delivery or receipt.

(i) Licensor Consents.

(i) The Company shall use commercially reasonable efforts to obtain the Takeda Consent and the Priligy® Consents, or such revised forms thereof that may hereafter be mutually agreed upon by Parent and the Company as a result of discussions or negotiations with any License Counterparty(ies) following execution of this Agreement, prior to the Closing (without the payment or exchange of any additional consideration).

(ii) Until the earlier of (i) Effective Time or (ii) the termination of the Merger Agreement by its terms, the Company shall (and shall cause its Subsidiaries to), within ten (10) Business Days following the receipt by the Company of any Royalty Report, deliver to Parent a certificate of the Chief Financial Officer of the Company for the applicable calendar quarter certifying to the Company’s reasonable belief (without duty of inquiry or investigation), to the extent reasonably determinable from the contents of such Royalty Report, (1) whether the amount of the payment made for the applicable calendar quarter appears on the face of the applicable Royalty Report to be the result of the correct application of the terms of the applicable Takeda License Agreement or Priligy® License Agreement, (2) whether the net sales or other relevant metric appears on the face of the Royalty Report to have been calculated in accordance with the terms of the applicable Takeda License Agreement or Priligy® License Agreement, (3) whether any set-off was applied to reduce the amount of such payment for such calendar quarter, other than as expressly permitted in the applicable Takeda License Agreement or Priligy® License Agreement, and (4) in the event any such set-offs were applied to reduce the amount of such payment for such calendar quarter, (A) whether any such set-offs appear on the face of the Royalty Report to have been calculated and applied in accordance with the terms of the applicable Takeda License Agreement or Priligy® License Agreement, and (B) as to the amount and nature of any such set-offs in reasonable detail unless the provision to Parent of such a description of any such set-offs is reasonably believed by the Company to constitute a Confidentiality Breach by the Company, in which event the Company shall be required to provide a Material Summary, or if a Material Summary is not possible in the reasonable belief of the Company, a Permissible Summary Disclosure to Parent with respect to any such set-offs.

Annex C

Certain Other Defined Terms

“Alogliptin” shall mean the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-({6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2,4-dioxo-3,4-dihydropyrimidin-1(2H)-yl}methyl)benzonitrile.

“Alza” shall mean Alza Corporation, and any successor or assignee thereto.

“Alza Agreement” means the License and Asset Transfer Agreement by and among Alza Corporation, Janssen Pharmaceutica, NV, Furiex and GenuPro (as successor to GenuPro, Inc.), dated May 14, 2012, as amended on July 30, 2012 and as such agreement is amended or restated hereafter.

“APBI” shall mean APBI Holdings, LLC, and includes any successor or assignee thereto.

“BC” shall mean Berlin Chemie AG (Menarini Group), and any successor or assignee thereto under the Priligy® BC License Agreement.

“Challenge” means that a third party (a) institutes or maintains, or causes its counsel to institute or maintain on such third party’s behalf, any interference, opposition, re-examination or similar proceeding with respect to a patent right with the U.S. Patent and Trademark Office or any foreign patent office or (b) institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on such third party’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any a patent right.

“Collaboration Patent Estate” shall have the meaning ascribed to such term in the Takeda License Agreement.

“Confidentiality Breach” shall have the meaning set forth in Section (a)(vi) of Annex C.

“Cover” shall mean that the use, manufacture, sale, offer for sale, or import of the subject matter in question by an unlicensed entity would infringe a patent right.

“Dapoxetine” shall mean (a) (+/-)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (b) (S)-(+)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (c) (R)-(-)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (d) (+/-)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (e) (S)-(+)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (f) (R)-(-)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (g) any pharmaceutically acceptable salt of any of the foregoing, or (h) any active metabolite of any of the foregoing, including without limitation mono-desmethyl dapoxetine and di-desmethyl dapoxetine.

“DP” shall mean Development Partners, LLC.

“GenuPro” shall mean GenuPro, LLC and includes any successor or assignee thereto.

“License Agreements” shall mean, collectively, the Takeda License Agreement and the Priligy® License Agreements.

“License Counterparty” shall mean (a) with respect to the Takeda License Agreement, TSD and TPC, (b) with respect to the Priligy® BC License Agreement, BC, and (c) with respect to the Priligy® Xiamen License Contract, Xiamen.

“Licensed Patents” shall have the meaning ascribed to such term in the Priligy® BC License Agreement.

“Lilly” shall mean Eli Lilly and Company, and includes any successor or assignee thereto under the Lilly Agreement.

“Lilly Agreement” shall mean that certain Termination and License Agreement, dated December 18, 2003, by and between Lilly, PPD, Inc., GenuPro (as successor to GenuPro, Inc.) and APBI.

“Modification” shall have the meaning set forth in Section (b) of Annex C.

“PPD, Inc.” shall mean Pharmaceutical Product Development, Inc.

“PPD Products” shall have the meaning ascribed to such term in the Takeda License Agreement.

“Priligy® BC License Agreement” shall mean the License Agreement between GenuPro (as successor to GenuPro, Inc.) and BC, dated May 14, 2012, as amended on June 12, 2012, October 26, 2012, May 3, 2013, and November 1, 2013, and as such agreement is amended or restated hereafter.

“Priligy® Consents” shall mean, collectively, (A) a consent letter in substantially the form attached hereto as Exhibit A, duly executed by GenuPro and BC, pursuant to which BC, to the extent necessary under the Priligy® BC License Agreement and Other Agreements to which BC is a party, consents to the assignment to RPI of all of the Priligy® Related Assets covered by, relevant to, or comprising the Priligy® BC License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement, (B) a consent letter in substantially the form attached hereto as Exhibit B, duly executed by APBI and Xiamen, pursuant to which Xiamen has, to the extent necessary under the Priligy® Xiamen License Agreement, consents to the assignment to RPI of all of the Priligy® Related Assets covered by, relevant to, or comprising the Priligy® Xiamen License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement.

“Priligy® Intellectual Property” means the Licensed Patents, and all other intellectual property (whether patented or not), regulatory approvals, clinical data and other intangible assets owned or licensed by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries has rights) (including any of the foregoing licensed under the Lilly Agreement or the Alza Agreement) that relate primarily to the Priligy® Revenue Streams.

“Priligy® License Agreements” shall mean, collectively, the Priligy® BC License Agreement and the Priligy® Xiamen License Contract.

“Priligy® License & Transfer Agreement” shall mean the License and Asset Transfer Agreement, dated as of May 14, 2012, by and among Alza Corporation, Janssen Pharmaceutica NV, the Company and GenuPro, Inc., as amended on July 30, 2012 and as such agreement may be amended or restated hereafter.

“Priligy® Revenue Streams” shall mean (i) all payments payable pursuant to Sections 7.2, 7.3 and 7.4 of the Priligy® BC License Agreement and Section 3.2 of the Priligy® Xiamen License Contract, in each case, from and after April 27, 2014, with respect to any Priligy® Subject Compound/Product and (ii) any recoveries payable to the Company or any of its Subsidiaries from and after April 27, 2014, under Section 9.3(e) of the Priligy® BC License Agreement and the Priligy® Xiamen License Contract, in each case, in connection with a third party product that is competitive to any Priligy® Subject Compound/Product.

“Priligy® Royalty Reports” shall mean, collectively, the quarterly reports deliverable by (i) BC pursuant to Section 8.2 of the Priligy® BC License Agreement, and (ii) Xiamen pursuant to Section 3.4 of the Priligy® Xiamen License Contract.

“Priligy® Subject Compound/Product” shall mean Dapoxetine, and any products containing Dapoxetine.

“Priligy® Xiamen License Contract” shall mean the Patent License Contract between APBI and Xiamen, dated February 23, 2012 (as amended or restated hereafter).

“Purchased Revenue Rights” shall mean collectively all of the Company’s and its Subsidiaries’ rights to receive the Revenue Streams.

“Revenue Streams” shall mean, collectively, the Takeda Revenue Stream and the Priligy® Revenue Streams.

“Royalty Reduction” shall have the meaning set forth in Section (o) of Annex A.

“Royalty Reports” shall mean, collectively, the Takeda Royalty Reports and the Priligy® Royalty Reports.

“RPI” shall mean RPI Finance Trust

“Takeda Consent” shall mean a consent letter in substantially the form attached hereto as Exhibit C, duly executed by the Company, TSD and TPC, pursuant to which Takeda has consented to the assignment to RPI of all of the Takeda Related Assets covered by the Takeda License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement.

“Takeda License Agreement” shall mean the Agreement by and among TSD, TPC, DP, PPD, Inc. and the Company dated July 13, 2005, as amended on October 10, 2005 and as such agreement may be amended or restated hereafter.

“Takeda Related Assets” shall mean, collectively, the Takeda Revenue Stream, the Takeda License Agreement and all Intellectual Property (whether patented or not), regulatory approvals, clinical data and other assets owned by the Company or any of its Subsidiaries (or to which it has rights) that underlie or relate primarily to the Takeda Revenue Stream.

“Takeda Revenue Stream” shall mean (i) all payments payable pursuant to Sections 5.2 and 5.3 of the Takeda License Agreement, in each case, from and after January 1, 2014 with respect to any Takeda Subject Compound/Product, and (ii) any recoveries payable to the Company or any of its Subsidiaries under Section 11.4 of the Takeda License Agreement in connection with a third party product that is competitive to any Takeda Subject Compound/Product.

“Takeda Royalty Reports” shall mean the quarterly reports deliverable by TSD or TPC pursuant to Section 6.1(b) of the Takeda License Agreement.

“Takeda Subject Compounds/Products” shall mean, collectively, (i) Alogliptin, and any products containing Alogliptin (including Nesina, Oseni and Kazano), and (ii) Trelagliptin, and any products containing Trelagliptin.

“TPC” shall mean Takeda Pharmaceutical Company Limited, and includes any successor or assignee thereto under the Takeda License Agreement.

“Trelagliptin” shall mean the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-[[6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2, 4-dioxopyrimidin-1-yl]methyl]-4-fluorobenzonitrile.

“TSD” shall mean Takeda San Diego, Inc., and includes any successor or assignee thereto under the Takeda License Agreement.

“Valid Claim” means a claim of any patent right that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

“Xiamen” shall mean Xiamen Fuman Pharmaceuticals Co., Ltd., and includes any successor or assignee thereto under the Priligy® Xiamen License Contract.

Annex B

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT, dated as of April 27, 2014 (this “Agreement”), is entered into by and between Forest Laboratories, Inc., a Delaware corporation (“Parent”), and each of the individuals or entities listed on the signature pages hereto (each, a “Stockholder” and, together, the “Stockholders”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Royal Empress, Inc., a Delaware corporation (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. As a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement with respect to all shares of Company Common Stock that each Stockholder beneficially owns (for purposes of this Agreement, as defined in Rule 13d-3 under the Exchange Act) as of the date hereof, as set forth on the signature page hereto (the “Subject Shares”).

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree as follows:

SECTION 1 VOTING AGREEMENT; GRANT OF PROXY

1.1 Voting Agreement.

(a) During the Agreement Period (as defined below), each Stockholder hereby agrees that, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of shares of Company Common Stock, however called (each, a “Company Stockholders Meeting”), and in connection with any written consent of the holders of shares of Company Common Stock, such Stockholder shall, unless Parent votes the Subject Shares pursuant to the proxy granted by Section 1.2 below, vote (or cause to be voted) or, if applicable, deliver (or cause to be delivered) a written consent with respect to all of such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of (A) the adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto; and (B) without limitation of the preceding clause (A), the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and

(ii) against (A) any Acquisition Proposal or any Alternative Acquisition Agreement; (B) any election of new directors to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date hereof who are nominated for election by a majority of the Company Board, or as otherwise provided in the Merger Agreement; (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement; (D) except as required pursuant to Section 1.1(a)(i), (I) any extraordinary corporate transaction, such as a merger, consolidation, sale of substantially all of the assets of the Company or other business combination involving the Company and (II) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company; and (E) any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Transactions.

(b) Subject to the proxy granted under Section 1.2 below, each Stockholder shall retain at all times the right to vote or exercise such Stockholder’s right to consent with respect to such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 1.1(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally; provided that such vote or consent would not reasonably be expected to frustrate the purposes, or prevent or delay consummation, of the Transactions.

1.2 Irrevocable Proxy.

(a) Each Stockholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Subject Shares, other than the proxy for the Company’s annual meeting to be held May 22, 2014 with respect to the matters set forth in the proxy materials therefor filed with the SEC on April 11, 2014. Each Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy, with full power of substitution, for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to (i) vote, express consent or dissent or issue instructions to the record holder of such Stockholder’s Subject Shares to vote such Subject Shares in accordance with the provisions of Section 1.1 at any Company Stockholders Meeting, and (ii) grant or withhold, or issue instructions to the record holder of such Stockholder’s Subject Shares to grant or withhold, in accordance with the provisions of Section 1.1, all written consents with respect to the Subject Shares.

(b) The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) until the end of the Agreement Period and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.3 (and shall be terminated and revoked upon such termination). Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with, and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1.1. Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 1.1.

SECTION 2 REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Stockholder. Each Stockholder, severally but not jointly as to any other Stockholder, represents and warrants to Parent as follows as of the date hereof:

(a) Organization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Authorization. If such Stockholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equity Exception. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c) No Conflict.

(i) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (A) if such Stockholder is not an individual, conflict with or violate any provision of its articles of incorporation, bylaws or similar organizational documents, (B) assuming that each of the filings referred to in Section 2.1(c)(ii) are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to such Stockholder, or (C) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, or result in the creation of an Encumbrance upon such Stockholder’s Subject Shares, other than in the case of clauses (B) and (C) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any NASDAQ rules, and (C) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any other Person are necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(d) Ownership of Subject Shares. As of the date hereof, such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the Subject Shares constitute community property under applicable Law) is, and (except with respect to any Subject Shares Transferred (as defined below) in accordance with Section 3.2 hereof) at all times during the Agreement Period will be, the record and beneficial owner of such Stockholder’s Subject Shares free and clear of any Encumbrances and with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on Transfer under the Securities Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares set forth on Schedule I opposite the name of such Stockholder are the only shares of Company Common Stock beneficially owned by such Stockholder on the date hereof. Other than as set forth on Schedule I, such Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

(e) Proxy. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Subject Shares on the date hereof, except pursuant to this Agreement. Such Stockholder further represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable.

(f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of his, her or its properties, assets or Affiliates (including such Stockholder’s Subject Shares) that could reasonably be expected to impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

2.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization; Authorization. Parent (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and (ii) has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent and, assuming the due authorization, execution and delivery hereof by the Stockholders, is enforceable against Parent in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) No Conflict.

(i) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (B) assuming that each of the filings referred to in Section 2.2(b)(ii) are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to Parent or any of its Subsidiaries, or (C) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with our without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, other than in the case of clauses (B) and (C) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such the ability of Parent to perform its obligations under this Agreement.

(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any New York Stock Exchange rules, and (C) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any other Person are necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

SECTION 3 CERTAIN COVENANTS

3.1 No Solicitation. Without limiting and subject to the provisions of Section 4.15 hereof, during the Agreement Period, each Stockholder (solely in his, her or its capacity as a stockholder of the Company) agrees that it will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to Section 5.3 of the Merger Agreement.

3.2 No Proxies for or Encumbrances on Subject Shares.

(a) Except pursuant to the terms of this Agreement, including Section 3.2(b), during the Agreement Period, no Stockholder shall (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, consents, powers of attorney, rights of first offer or refusal or enter into any voting trust or voting agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift), whether voluntarily or by operation of Law, or limit its right, title or interest or right to vote in any manner with respect to (except, in each case, by will or under the laws of intestacy) any Subject Shares (each, a “Transfer”), (iii) enter into any Contract with respect to the direct or indirect Transfer of any Subject Shares, or (iv) otherwise permit any Encumbrances to be created on any Subject Shares. Each Stockholder shall not, and shall not permit any Person under such Stockholder’s control to, and shall direct and use its reasonable best efforts to cause its and their respective Representatives to, seek or solicit any such Transfer or any such Contract, and each Stockholder agrees promptly to notify Parent, and to provide all details requested by Parent, if such Stockholder, any Person under such Stockholder’s control or any of its or their respective Representatives shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. For purposes of this Section 3.2(a), none of the Company or its Subsidiaries will be deemed to be a Representative of any Stockholder, and no officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed to be a Representative of any Stockholder.

(b) Notwithstanding anything in Section 3.2(a) to the contrary, any Stockholder may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, (iii) upon the death of such Stockholder, (iv) in the case of a Stockholder that is an entity, to any parent entity, subsidiary or affiliate under common control with such Stockholder, or to a partner or member of such Stockholder, or (v) to effect a cashless exercise for the primary purpose of paying the exercise price of Options or to cover tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such Options; provided, that a Transfer referred to in clause (i) through (iv) of this Section 3.2(b) shall be permitted only if the transferee agrees in writing to be bound by the terms of this Agreement.

3.3 Documentation and Information. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for clarity, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed with the SEC or any other disclosure document in connection with the Transactions, and (b) agrees promptly to give to Parent any information related to such Stockholder it may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees promptly to notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent hereby consents to and authorizes each Stockholder to make such disclosure or filings to the extent required by the SEC or NASDAQ.

3.4 Additional Subject Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Subject Shares set forth on Schedule I opposite the name of such Stockholder will be deemed amended accordingly. Each Stockholder shall promptly notify Parent of any such event.

3.5 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

3.6 Waiver of Appraisal Rights and Actions. Each Stockholder hereby (a) irrevocably waives and agrees not to exercise any and all rights such Stockholder may have as to appraisal or dissent with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the Transactions, including under Section 262 of the DGCL, and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions.

3.7 Notices of Certain Events. Each Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Section 2.1.

3.8 Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, in order to perform their respective obligations under this Agreement.

SECTION 4 MISCELLANEOUS

4.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Attention:	A. Robert D. Bailey, General Counsel
Facsimile:	(212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP The New York Times Building 620 Eighth Avenue
New York, NY 10018
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012

if to a Stockholder, to his, her or its address set forth on a signature page hereto, with a copy (which shall not constitute notice) to each of:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Stephen Fraidin
Richard Brand
Facsimile:	(212) 446-6460

and

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607
Attention:	Donald R. Reynolds
Amy E. Risseeuw
Facsimile:	(919) 781-4865

4.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

4.3 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (i) the Effective Time, (ii) with respect to each Stockholder, the termination of this Agreement by written notice from such Stockholder to Parent following the amendment, modification or waiver of the terms of the Merger Agreement to (y) reduce or change the form of the consideration to be paid to such Stockholder in connection with the Merger or (z) create any additional conditions to the consummation of the Merger, (iii) the termination of this Agreement by written notice from Parent to the Stockholders, and (iv) the termination of the Merger Agreement in accordance with its terms (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (x) Section 4.1, Section 4.2, Section 4.5, Section 4.9, Section 4.10 and Section 4.15 shall survive such termination, and (y) upon termination of this Agreement, all obligations of the parties hereunder will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided that the termination of this Agreement shall not relieve any party from liability arising from fraud or any willful and intentional breach prior to such termination. For clarity, this Agreement shall not terminate upon a Company Adverse Recommendation Change unless the Merger Agreement is terminated.

4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

4.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Transactions are consummated.

4.6 Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

4.7 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

4.8 Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party; provided that the reorganization, consolidation or change of control of Parent shall not be considered an assignment for purposes hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder. No assignment by any party shall relieve such party of any of its obligations hereunder.

4.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

4.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

4.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

4.13 Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

4.14 No Presumption. Each of the parties agrees that he, she or it has had the opportunity to review this Agreement with counsel of his, her or its own choosing and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

4.15 Obligations; Stockholder Capacity. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder. Each Stockholder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Stockholder’s Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him, her or it in his, her or its capacity as an employee, officer or director of the Company or any of its Subsidiaries, and no such action or omission shall constitute a breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FOREST LABORATORIES, INC.

By:	/S/ A. ROBERT D. BAILEY
Name: A. Robert D. Bailey
Title: Senior Vice President, Chief Legal Officer and General Counsel

SIGNATURE PAGE

STOCKHOLDER VOTING AGREEMENT

FRED N. ESHELMAN

/S/ FRED N. ESHELMAN
Name:	Fred N. Eshelman
Address:

Attention:
Facsimile:

WALKER TAYLOR IV, TRUSTEE OF THE FREDRIC N. ESHELMAN 2009 GRANTOR RETAINED ANNUITY TRUST IRREVOCABLE TRUST AGREEMENT DATED 8/21/2009

/S/ WALKER TAYLOR IV
Name:	Walker Taylor IV
Address:

Attention:
Facsimile:

ELK MOUNTAIN CONSULTING, LLC

/S/ FRED N. ESHELMAN
Name:	Fred N. Eshelman
Address:

Attention:
Facsimile:

APRIL ESHELMAN

/S/ APRIL ESHELMAN
Name:	April Eshelman
Address:

Attention:
Facsimile:

SIGNATURE PAGE

STOCKHOLDER VOTING AGREEMENT

SCHEDULE I

SUBJECT SHARES

Stockholder	Total Number of Subject Shares
Fredric N. Eshelman	2,673,522	(1)
Walker Taylor IV, Trustee of the Fredric N. Eshelman 2009 Grantor Retained Annuity Trust Irrevocable Trust Agreement Dated 8/21/2009	41,666
Elk Mountain Consulting, LLC	264,440	(2)
April Eshelman	140

(1)	Includes 7,161 shares of restricted stock that are scheduled to vest within 60 days of the date of this Agreement.
(2)	Includes 131,751 shares issuable upon exercise of options.

Annex C

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 2014 (this “Agreement”), is entered into by and between Forest Laboratories, Inc., a Delaware corporation (“Parent”), and [—], a [—], as Rights Agent.

RECITALS

A. Parent, Royal Empress, Inc., a Delaware corporation (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 27, 2014 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined below) the right to receive a contingent payment upon the achievement of one of certain milestones as hereinafter described.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means, at the time of determination, any Holder or Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution (a) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (b) delivered to the Rights Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation, any data, marketing authorizations and applications for marketing authorization) and/or Company Material Contracts held or owned by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the Product are sold or exclusively licensed (directly or indirectly, including through sale of or exclusive license by any Subsidiary of the Surviving Corporation) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“CSA” means the U.S. Controlled Substances Act, as amended.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DEA” means the U.S. Drug Enforcement Administration in the U.S. Department of Justice, or any successor agency.

“Eluxadoline” means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means each of (a) a Schedule IV Event, (b) a Schedule V Event, and (c) a Non-Schedule Event.

“Milestone Payment” means, as applicable, (a) the Schedule IV Event Payment (in the case of a Schedule IV Event), (b) the Schedule V Event Payment (in the case of a Schedule V Event), and (c) the Non-Schedule Event Payment (in the case of a Non-Schedule Event).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Satisfaction Notice” has the meaning set forth in Section 2.4(a).

“NDA Approval” means the first approval by the FDA of a New Drug Application for the Product.

“Non-Schedule Event” means the occurrence of all of the following: (a) NDA Approval; (b) the FDA having not recommended in connection with such NDA Approval that Eluxadoline be a controlled substance under any Schedule of the CSA; and (c) during the six-month period following such NDA Approval, the DEA not having proposed (or announced the intention to propose) any rule providing for the control of Eluxadoline in any schedule of the CSA.

“Non-Schedule Event Payment” means an amount equal to $30.00 per CVR, payable in cash in United States Dollars.

“Officer’s Certificate” means a certificate (a) signed by the President, a Vice President, the Treasurer or the Secretary of Parent, in his or her capacity as such officer, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (f) as provided in Section 2.6.

“Person” means any individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture or other entity or group (as defined in the Exchange Act), and shall include any successor (by merger or otherwise) thereof or thereto.

“Product” means the product that includes Eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Schedule IV Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule IV of the CSA.

“Schedule IV Event Payment” means an amount equal to $10.00 per CVR, payable in cash in United States Dollars.

“Schedule V Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule V of the CSA.

“Schedule V Event Payment” means an amount equal to $20.00 per CVR, payable in cash in United States Dollars.

“Termination Event” means either: (a) the failure to achieve NDA Approval on or prior to the second anniversary of the date hereof; or (b) the publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any of Schedule I, Schedule II or Schedule III of the CSA.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each share of Company Common Stock outstanding or underlying each Option and share of Restricted Stock that is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Milestone occurs, then on a date (the “Milestone Payment Date”) that is within 10 Business Days following such event, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Satisfaction Notice”) which shall be in the form of an Officer’s Certificate stating the date of the satisfaction of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (ii) cash in the aggregate amount of the Milestone Payment payable to the Holders. In no event shall payment be made with respect to more than a single Milestone.

(b) The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, (i) send each Holder at its address set forth in the CVR Register a copy of the Milestone Satisfaction Notice and (ii) pay the Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.4(c), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the Milestone Payment Date.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(e) Any portion of the Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. If the Milestone Payment (or portion thereof) made by Parent remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger or any of their respective Affiliates.

2.6 Ability To Abandon The CVR. The Holder of a CVR may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have result from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.2(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent for all purposes hereunder.

(d) Any Person into which the Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services business of the Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(f) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent or the corporate trust department of a commercial bank, in either case of national reputation.

3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Closing Date.

4.2 Payment of the Milestone Payment. Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payment, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Fundamental Transactions. In the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any Milestone has not been attained but remains eligible to be attained, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall cause the Person acquiring Parent (or acquiring substantially all of its assets or otherwise exclusively licensing rights to Eluxadoline) with respect to a Change of Control or the Person acquiring the subject Intellectual Property rights, Company Material Contracts and/or Subsidiaries with respect to a Carve-Out Transaction to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement. No later than five Business Days prior to the consummation of any Change of Control or Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.3 and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 5 AMENDMENTS

5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent, when authorized by a Board Resolution, at any time and from time to time, may unilaterally enter into one or more amendments hereto, for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.2 Notices To Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Attention:  A. Robert D. Bailey, General Counsel

Facsimile:  (212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:  Andrew W. Ment

Facsimile:  (646) 441-9012

if to the Rights Agent:

[—]

[—]

Attention:  [—]

Facsimile:  [—]

with a copy (which shall not constitute notice) to:

[—]

[—]

Attention:  [—]

Facsimile:  [—]

6.3 Notice To Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Holders and the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Except in connection with a Carve-Out Transaction or a Change of Control, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void and of no effect.

6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any rights, remedies, benefits, obligations, liabilities or claims under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

6.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.8 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

6.10 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the Milestone Payment required to be paid under the terms of this Agreement and (b) a Termination Event. The termination of this Agreement shall not affect or limit the right to receive the Milestone Payment under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

6.11 Enforcement of Agreement. In the event that a Holder is required to take any action to enforce such Holder’s rights hereunder, such Holder, in addition to all other rights and remedies available hereunder, shall have the right to recover from Parent all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection therewith.

6.12 Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

6.13 No Obligation. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates, be required to undertake any level of efforts, or employ any level of resources, to develop, market, or commercialize Eluxadoline or any product containing Eluxadoline.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FOREST LABORATORIES, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-1

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

April 27, 2014

The Board of Directors

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, NC 27560

Members of the Board of Directors:

We understand that Furiex Pharmaceuticals, Inc. (“Furiex”) proposes to enter into an Agreement and Plan of Merger, dated as of April 27, 2014 (the “Agreement”), among Furiex, Forest Laboratories, Inc. (“Forest”) and Royal Empress, Inc., a wholly owned subsidiary of Forest (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Furiex (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share (“Furiex Common Stock”), of Furiex (other than shares of Furiex Common Stock owned by Furiex as treasury stock or by Forest, or any wholly owned subsidiary of Forest or Furiex and Dissenting Shares (as defined in the Agreement) (the “Excluded Holders”)) will be converted into the right to receive $95.00 in cash (the “Cash Consideration”) and one contractual contingent value right (a “CVR”) issued by Forest under a CVR Agreement (as defined in the Agreement) (the “CVR Consideration” and together with the Cash Consideration, the “Consideration”). As further described in the CVR Agreement, each CVR will entitle the holder thereof to a cash payment upon the achievement of one of three Milestones with respect to the Product (both as defined in the CVR Agreement), the amount of such payment to be $10.00, $20.00 or $30.00 depending on the Milestone achieved, as more fully set forth in the CVR Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Furiex Common Stock (other than the Excluded Holders) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Furiex;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Furiex furnished to or discussed with us by the management of Furiex, including certain financial forecasts relating to Furiex, including its future royalty revenue and the assessment of Furiex management as to the probability of success of the Product, prepared by the management of Furiex under two alternative business scenarios, one which reflects a larger sales force (the “Base Case”) and one which reflects use of a more limited sales force focused on gastroenterologists (the “Limited GI Sales Force Case”, and together with the Base Case, collectively, the “Furiex Forecasts”);

(iii)	reviewed and discussed with members of senior management of Furiex certain net operating losses of Furiex (collectively, the “NOLs”) estimated by them to be utilized by Furiex;

(iv)	discussed the past and current business, operations, financial condition and prospects of Furiex with members of senior management of Furiex;

(v)	discussed with senior management of Furiex its assessments as to the probability of achieving each of the Milestones giving rise to the payments contemplated by the CVR Consideration and the expected timing of achievement of a Milestone and corresponding payment;

(vi)	reviewed the trading history for the Furiex Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

E-1-1

The Board of Directors

Furiex Pharmaceuticals, Inc.

(vii)	compared certain financial and stock market information of Furiex with similar information of other companies we deemed relevant;

(viii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(ix)	considered the results of our efforts on behalf of Furiex to solicit, at the direction of Furiex, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Furiex;

(x)	reviewed the Agreement and the form of CVR Agreement attached as an exhibit to the Agreement; and

(xi)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Furiex that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Furiex Forecasts, we have been advised by Furiex, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Furiex as to the future financial performance of Furiex under the alternative scenarios reflected therein. We have relied, at the direction of Furiex, on the assessments of senior management of Furiex as to Furiex’s ability to utilize and the expected timing of utilization of the NOLs. We have also relied, at the direction of Furiex, upon the assessment of senior management of Furiex as to the probability of achieving each of the Milestones giving rise to the payment of CVR Consideration in various alternative amounts and of the expected timing of achievement of a Milestone. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Furiex, nor have we made any physical inspection of the properties or assets of Furiex. We have not evaluated the solvency or fair value of Furiex under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Furiex, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Furiex or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger or the CVR Agreement (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or the CVRs. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Furiex Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Furiex or in which Furiex might engage or as to the underlying business decision of Furiex to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

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The Board of Directors

Furiex Pharmaceuticals, Inc.

We have acted as financial advisor to Furiex in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Furiex has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Furiex, Forest and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Forest and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as co-manager and joint book runner in connection with the issuance of various series of senior notes by Forest and as a lender under Forest’s revolving credit facility and (ii) having provided or providing certain foreign exchange trading services and treasury and trade management services and products to Forest.

As you are aware Forest is party to an Agreement and Plan of Merger, dated February 17, 2014, with Actavis PLC (“Actavis”) and certain of its subsidiaries pursuant to which Actavis is to acquire Forest. We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Actavis and have received or in the future may receive compensation for the rendering of these services, including (i) having entered into a commitment to provide and/or arrange financing for Actavis in connection with its announced acquisition of Forest (subject to the terms of such commitment), which financing may include acting as administrative agent, joint lead arranger and a joint bookrunner for, and a lender under, certain credit facilities for Actavis and as a joint bookrunner to Actavis in connection with the issuance of senior secured notes, (ii) having acted as financial advisor to Actavis in connection with its acquisition of Warner Chilcott plc and having provided and/or arranged financing for such acquisition, (iii) having acted as financial advisor to Watson Pharmaceutical Inc. (a predecessor of Actavis) (“Watson”) in connection with its acquisition of Actavis Group and having provided and/or arranged financing for such acquisition, including having acted as a joint bookrunner on a bond offering for Watson, (iv) having acted or acting as an administrative agent, co-lead arranger, and bookrunner for, and a lender (including, in some cases a letter of credit lender and swing-line lender) under, various credit facilities of affiliates of Actavis and (v) having provided or providing certain foreign exchange trading services and treasury and trade management services and products to Actavis.

It is understood that this letter is for the benefit and use of the Board of Directors of Furiex (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

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The Board of Directors

Furiex Pharmaceuticals, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Furiex Common Stock (other than the Excluded Holders) is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

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Annex E-2

[Letterhead of Credit Suisse Securities (USA) LLC]

April 26, 2014

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Furiex Pharmaceuticals, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of the Company of the Merger Consideration (as defined below) to be received by such holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Forest Laboratories, Inc. (“Parent”), Royal Empress, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. We understand that, among other things, pursuant to the Merger Agreement (i) the Company will merge with Merger Sub (the “Merger”), (ii) each outstanding share of Company Common Stock will be converted into the right to receive (a) $95.00 in cash (the “Cash Consideration”) and (b) one contractual contingent value right (a “CVR”) representing the right to receive a contingent payment upon the achievement of one of certain milestones (the “Milestones”) set forth in, and subject to and in accordance with the terms and conditions of, a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by Parent and a rights agent (the “CVR Consideration” and together with the Cash Consideration, the “Merger Consideration”) and (iii) the Company will become a wholly owned subsidiary of Parent.

In arriving at our opinion, we have reviewed a draft, dated April 25, 2014, of the Merger Agreement; a draft, dated April 25, 2014, of the CVR Agreement; and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including (i) financial forecasts prepared and provided to us by management of the Company with respect to the future financial performance of the Company (the “Company Projections”), (ii) percentage probabilities prepared and provided to us by management of the Company regarding the likelihood that the Milestones will be achieved and the timing thereof (the “Company Probabilities”) and (iii) estimates prepared and provided to us by management of the Company of the Company’s net operating loss tax carryforwards (“NOLs”) and the Company’s ability to utilize those NOLs to achieve future tax savings on a standalone basis (the “Estimated NOL Tax Savings”), and have discussed with the Company’s management the business and prospects of the Company, including, without limitation, the prospects of eluxadoline, a drug that is currently under development by the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar financial data and stock market data for companies with publicly traded equity securities in businesses we deemed similar to that of the Company. In addition, we have considered, to the extent publicly available, the financial terms of certain other transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all respects material to our analyses and this opinion. In addition, management of the Company has advised us, and we have assumed, that (i) the Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company, (ii) the Company Probabilities have been reasonably prepared and reflect the best currently available estimates and judgments of the Company’s management as to the likelihood that the Milestones will be achieved and the timing thereof and (iii) the NOLs and Estimated NOL Tax Savings have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the amount

E-2-1

of such NOLs and Estimated NOL Tax Savings. Management of the Company has further advised us and, at their direction we have assumed, that the Company Projections, the Company Probabilities, the NOLs and the Estimated NOL Tax Savings are a reasonable basis on which to evaluate the Company and we express no view or opinion with respect to, and we assume no responsibility for, the Company Projections, the Company Probabilities, the NOLs, the Estimated NOL Tax Savings or the assumptions upon which they are based. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the CVRs and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that any payments due and payable to the holders of Company Common Stock pursuant to the CVRs will be made in accordance with the terms of the CVR Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent we have further assumed that the final form of the Merger Agreement and the CVR Agreement, when executed by the parties thereto, will conform to the drafts reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, any voting agreements entered into between Parent and holders of Company Common Stock, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice, including, without limitation, any regulatory or other matters that could affect the ability of the Company or Parent to achieve the Milestones. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the Company Projections and Company Probabilities that we have reviewed relating to the future financial performance of the Company reflect certain assumptions regarding, among other things, the development, marketability and commercial viability of the Company’s drugs, including eluxadoline, that are subject to significant uncertainty and that, if different than assumed by Company management, could have a material impact on our analyses and this opinion. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger. As you are aware, the CVRs are subject to significant transfer restrictions and are not freely tradable, and we are not expressing any opinion as to the value of the CVRs when issued pursuant to the Merger or at any time thereafter or the price or range of prices at which shares of Company Common Stock may be purchased or sold at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which became payable upon the delivery of our opinion. No portion of our fee is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our

E-2-2

engagement. We and our affiliates have in the past provided investment banking and other financial services to Parent and its affiliates, including, among other things, during the past two years, having acted as bookrunning lead managing initial purchaser of debt securities issued by Parent in November 2013 and co-managing initial purchaser of debt securities issued by Parent in January 2014, and having been a counterparty to Parent or certain of its affiliates with respect to certain derivatives contracts, for which investment banking advice and services we and our affiliates have received compensation. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Parent and their respective affiliates. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to the Board with respect to the proposed Merger or advice or a recommendation to any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

E-2-3

PRELIMINARY COPIES—SUBJECT TO COMPLETION

FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sailash I. Patel and Donald R. Reynolds as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Furiex Pharmaceuticals, Inc. held of record by the undersigned on May 29, 2014, at a Special Meeting of Stockholders to be held at [            ] on [            ], 2014, or any adjournment or postponement thereof.

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

FURIEX PHARMACEUTICALS, INC.

[        ], 2014

PROXY VOTING INSTRUCTIONS

INTERNET—Access [ ] and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.	COMPANY NUMBER

TELEPHONE—Call toll-free [ ] in the United States or [ ] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the Special Meeting.

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

    PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 and 3.

1.	To approve the Agreement and Plan of Merger, dated as of April 27, 2014, as it may be amended from time to time, among Furiex Pharmaceuticals, Inc., Forest Laboratories, Inc. and Royal Empress, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve, on a non-binding, advisory basis, certain compensation that might be received by the Company’s named executive officers in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.